UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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FAIRPOINT COMMUNICATIONS, INC.
(Name of the Registrant as Specified In Its Charter)
. (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FairPoint Communications, Inc. 521 East Morehead Street, Suite 500 Charlotte, NC 28202 (704) 344-8150

March 27, 2014

Dear Fellow Shareholder:

You are cordially invited to attend the annual meeting of shareholders of FairPoint Communications, Inc. to be held at 11:00 a.m., EDT, on Monday, May 12, 2014, at The Westin Charlotte, 601 South College Street, Charlotte, North Carolina 28202. The formal notice of annual meeting appears on the next page.

In addition to the formal items of business to be brought before the meeting, I will be pleased to report on the activities of the past year and items of interest about FairPoint.

We look forward to greeting personally those shareholders who are able to be present at the meeting. However, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to promptly complete your proxy, which can be submitted by Internet, telephone or mail. Thank you for voting.

Very truly yours,

Paul H. Sunu Director and Chief Executive Officer

FAIRPOINT COMMUNICATIONS, INC.
521 East Morehead Street, Suite 500
Charlotte, North Carolina 28202
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on May 12, 2014
TO THE SHAREHOLDERS:
You are cordially invited to attend the annual meeting of shareholders of FairPoint Communications, Inc., a Delaware corporation, which will be held at The Westin Charlotte, 601 South College Street, Charlotte, North Carolina 28202, on Monday, May 12, 2014, at 11:00 a.m., EDT, for the following purposes:

1.
To elect the nine director nominees nominated by our board of directors and named in the Proxy Statement to serve until our next annual meeting of shareholders and until their successors are duly elected and qualified;

2.	To approve an amendment and restatement of the Company's 2010 Long Term Incentive Plan, including an increase in the shares reserved for future awards;

3.	To approve, by a non-binding advisory vote, our named executive officer compensation;

4.	To consider and vote upon a proposal to ratify the appointment of Ernst &Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

5.	To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.
You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on March 24, 2014, the record date for the annual meeting.
Whether or not you plan to attend, please complete a proxy promptly --- by Internet, telephone or mail, as instructed on the proxy card --- so that your shares may be represented and voted at the annual meeting.
Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on May 12, 2014. On or about March 31, 2014, we will mail a printed copy of this proxy statement, a proxy card and FairPoint's annual report for the year ended December 31, 2013, which we refer to collectively as the proxy materials. The proxy materials will also be available at www.edocumentview.com/FRP.

By Order of the Board of Directors,
Shirley J. Linn
Executive Vice President,
General Counsel and Secretary
March 27, 2014

FAIRPOINT COMMUNICATIONS, INC.
521 East Morehead Street, Suite 500
Charlotte, North Carolina 28202

PROXY STATEMENT
Annual Meeting of Shareholders
to be held on May 12, 2014
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
This proxy statement is being furnished in connection with the solicitation by the board of directors of FairPoint Communications, Inc. of proxies to be voted at the annual meeting of shareholders on May 12, 2014. On or about March 31, 2014, we expect to begin mailing to shareholders of record this proxy statement, the proxy card and a copy of FairPoint's annual report for the year ended December 31, 2013, which we refer to collectively as the proxy materials.
The principal executive offices of FairPoint Communications, Inc., a Delaware corporation, are located at 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202 and our telephone number is (704) 344-8150.
The term "FairPoint" (as well as the words "we," "us" and "our") refers to FairPoint Communications, Inc. excluding its subsidiaries and the term the "Company" refers to FairPoint and its subsidiaries. References to "you" or "your" refer to FairPoint's shareholders.
In this section of the proxy statement, we answer some common questions regarding the annual shareholders meeting and the voting of shares of common stock at the annual meeting.
Where and when will the annual meeting be held?
The date, time and place of the annual meeting are: May 12, 2014 at 11:00 a.m., EDT, at The Westin Charlotte, 601 South College Street, Charlotte, North Carolina 28202.
Why am I receiving this proxy statement?
This proxy statement was prepared under the direction of our board of directors to solicit your proxy for voting at our annual meeting. You have received this proxy statement because our board of directors is asking for your proxy to vote your shares at the annual meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote at the meeting. But you do not have to attend in order to vote your shares. Instead, you may vote your shares by Internet, telephone or mail, as instructed on the proxy card.
What do I need to attend the annual meeting and when should I arrive?
The annual meeting will be held at The Westin Charlotte, 601 South College Street, Charlotte, North Carolina 28202. Admission to the annual meeting will begin at 10:15 a.m. for the 11:00 a.m. meeting.
In order to be admitted to the annual meeting, you should:

•	Provide enough time to ensure that you are seated by the commencement of the annual meeting at 11:00 a.m.; and

•
Bring photo identification, such as a driver's license and proof of ownership of FairPoint stock on the record date, March 24, 2014, such as a brokerage statement or letter from a bank or broker indicating ownership on March 24, 2014, a proxy card, legal proxy or voting instruction card provided by your broker, bank or nominee.

Any holder of a proxy from a shareholder must present a properly executed legal proxy and a copy of the proof of ownership.
If you do not provide photo identification and comply with the other procedures outlined above for attending the annual meeting in person, we will be unable to admit you to attend in person.

What can I vote on at the meeting?
There are four matters scheduled to be voted on at the annual meeting:

(1)
The election of the nine director nominees nominated by our board of directors and named in this proxy statement to serve until our next annual meeting of shareholders and until their successors are duly elected and qualified;

(2)	The approval of an amendment and restatement of the Company's 2010 Long Term Incentive Plan (as amended and restated, the "Plan"), including an increase in the shares reserved for future awards;

(3)	The approval, by a non-binding advisory vote, of our named executive officer compensation; and

(4)	The consideration and voting upon a proposal to ratify the appointment of Ernst &Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.
In addition, at the annual meeting we will transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.
How does the board of directors recommend that I vote?
The board of directors recommends that you vote your shares "FOR" the election of each of the nominees to the board of directors, "FOR" the approval of the Plan, "FOR" the approval of our named executive officer compensation and "FOR" the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2014.
Who can vote?
You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on March 24, 2014, the record date for determining the shareholders who are entitled to vote at the annual meeting. As of the close of business on March 24, 2014, there were a total of 26,681,236 shares of our common stock outstanding and entitled to vote at the annual meeting. You get one vote for each share of common stock that you own. Holders of shares of common stock do not have cumulative voting rights.
What is the required vote for approval?
The election of each of our nominees for director requires a plurality of the votes cast at the annual meeting. The approval of the Plan, approval by a non-binding advisory vote of our named executive officer compensation and the ratification of the appointment of Ernst & Young LLP as our independent auditors require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on each such proposal in order to pass.
How are votes counted and what happens if I abstain?
We will hold the annual meeting if shareholders representing the required quorum of shares of common stock entitled to vote either sign and return their proxy card by mail, deliver their proxy via the Internet at the website provided in the proxy materials, deliver their proxy via the toll free number provided on the proxy card or attend the annual meeting. One third of the shares of common stock issued and outstanding and entitled to vote at the annual meeting present in person or by proxy will constitute a quorum. If you submit a proxy, whether by Internet, telephone or mail, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated on the proxy card.
You may vote "for", "against" or "abstain" on each of the proposals (other than the proposal regarding the election of the nine nominees to the board of directors). With respect to director nominations, you may vote in favor of all nominees, withhold votes on all nominees or vote in favor of and withhold votes as to specific nominees. A share voted "abstain" with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. An abstention will not have any effect on the election of directors. An abstention could prevent the approval of the other proposals because it does not count as an affirmative vote, namely the proposal to approve the Plan, the proposal to approve on an advisory basis our named executive officer compensation and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. These three proposals require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on each such proposal in order to pass. If you return a signed proxy card without indicating your vote on any matter, the designated proxies will vote to elect all nine director nominees, approve the Plan, approve, on an advisory basis, our named executive officer compensation and ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2014.

Will my shares be voted if I do not provide my proxy?
Depending on the proposal, your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the Nasdaq Stock Market LLC (the "NASDAQ") rules to cast votes on certain "routine" matters if they do not receive instructions from their customers. The proposal to ratify the appointment of Ernst & Young LLP as our independent auditors is considered a "routine" matter for which brokerage firms may vote shares without receiving voting instructions. Brokerage firms do not have the authority under the NASDAQ rules to vote on non-routine matters. The election of directors, the approval of the Plan and the approval of our named executive officer compensation are considered non-routine matters. If you do not provide your brokerage firm with voting instructions on these proposals, your shares will not be voted and are called "broker non-votes."
How do I vote?
Shareholders of record may vote in person by attending the annual meeting or before the annual meeting as set forth below. Your vote is very important, so whether you plan to attend the annual meeting or not, we encourage you to vote before the annual meeting in one of the following ways if possible:

•	visiting the website shown on your proxy card, to submit a proxy via the Internet;

•	calling the toll free number shown on your proxy card, to submit a proxy via the telephone; or

•	completing, signing, dating and returning a proxy card by mail.
How do I vote prior to the annual meeting by proxy?
Follow the instructions on the proxy card to vote on the matters to be considered at the annual meeting. The individuals named and designated as proxies on the proxy card will vote your shares as you instruct. If you do not make a selection when you submit your proxy by Internet, telephone or mail, your proxy will be voted as recommended by the board of directors.
What if other matters come up at the annual meeting?
The only matters we now know of that will be voted on at the annual meeting are the proposals we have described in this proxy statement: the proposal to elect directors, the proposal to approve the Plan, the proposal to approve by a non-binding advisory vote our named executive officer compensation and the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014. If other matters are properly presented at the meeting, the designated proxies will vote your shares in their discretion.
Can I change my vote after I return my proxy card?
Yes. At any time before the vote on a proposal, you can change your vote in any of the following ways:

•	by sending a written notice to the corporate secretary of FairPoint that is received prior to the annual meeting stating that you revoke your proxy;

•	by submitting a subsequent proxy by Internet, telephone or mail with a later date; or

•	by attending the annual meeting and voting your shares.
A shareholder whose shares are held in "street name" by its broker and who has directed that person to vote its shares should instruct that person in order to change or revoke its vote.
What do I do if my shares are held in "street name"?
If your FairPoint shares are registered in your name, you are a shareholder of record. If your FairPoint shares are held in the name of your broker, bank or other holder of record, your shares are held in "street name". If your shares are held in the name of your broker, a bank or other holder of record, that party will give you instructions for voting your shares.
You may examine a list of the shareholders of record as of the close of business on March 24, 2014 for any purpose germane to the annual meeting during normal business hours during the 10-day period preceding the date of the meeting at FairPoint's corporate headquarters, located at 521 East Morehead Street, Suite 500, Charlotte, NC 28202. This list will also be made available at the annual meeting.

What do I do if I receive duplicate sets of proxy materials?
You may receive more than one set of proxy materials. This duplication will occur if you have shares registered in different names or your shares are in more than one type of account maintained by Computershare, Inc., our transfer agent. To have all your shares voted, you should vote each set of proxy materials you receive.
What is "householding"?
"Householding" allows companies to deliver only one copy of notices and other proxy materials to multiple shareholders who share the same address (if they appear to be members of the same family) unless the Company has received contrary instructions from an affected shareholder. We do not offer "householding" for shareholders of record. Please contact your broker if you are not a shareholder of record to find out if your broker offers "householding".
Who will count the votes?
Computershare, Inc., our transfer agent, will count the votes and will serve as the inspector of election.
Where do I find the voting results of the annual meeting?
We will announce preliminary voting results at the annual meeting. We will also publish the final results on Form 8-K, which we will file with the Securities and Exchange Commission (the "SEC") within four business days after the annual meeting. Once filed, you can request a copy of the Form 8-K by contacting our Investor Relations department at (866) 377-3747 or the SEC at (800) SEC-0330 for the location of its nearest public reference room. You can also obtain a copy on the Internet at www.fairpoint.com on the "Investor Relations" page, under the "SEC Filings" caption, or through the SEC's electronic data system called EDGAR at www.sec.gov.
Who will conduct this proxy solicitation and who pays for this proxy solicitation?
We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist in the solicitation of proxies. Morrow & Co., LLC may solicit proxies by telephone, facsimile, other forms of electronic transmission and by mail. It is anticipated that the fee for those services will not exceed $6,500 plus reimbursement for customary out-of-pocket expenses. We will pay such fee and expenses. In addition, proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, facsimile, electronic transmission and by mail. None of these persons will receive any extra compensation for doing this.
In addition, we will request that brokerage houses, banks and other custodians or nominees holding shares in their names for others forward proxy materials to their customers or principals who are the beneficial owners of shares and we will reimburse them for their expenses in doing so.
Whom can I call with any questions about my shares?
If you hold shares in "street name", you may contact your broker. If you are a shareholder of record, you may call our transfer agent, Computershare, Inc., at (877) 295-8608 or visit their web site at www.computershare.com/investor.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS
Our board of directors currently consists of eight directors. Paul H. Sunu was appointed as our Chief Executive Officer ("CEO") and a member of our board of directors effective August 24, 2010. The other members of our board of directors, other than Peter C. Gingold, were appointed in accordance with our Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as confirmed, the " Reorganization Plan") on January 24, 2011 (the "Effective Date"), the date we substantially consummated our reorganization through a series of transactions contemplated by the Reorganization Plan and the Reorganization Plan became effective pursuant to its terms. Mr. Gingold, upon recommendation by a non-management director, was appointed to our board of directors in June 2012 to replace a director who had resigned. Under the Company's by-laws, our board of directors may increase the size of the board to up to eleven members. Pursuant to such authority, the board has nominated Peter D. Aquino to serve as the ninth member of our board of directors and unanimously recommends his election.
Director Independence
The board of directors considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. Our board of directors has determined that, other than Paul H. Sunu, all of our directors are independent under the criteria for independence set forth in the listing standards of the NASDAQ and accordingly are independent directors with no material relationship to the Company other than being a director or shareholder of FairPoint. Therefore, we satisfy the NASDAQ requirement that a majority of our board of directors be comprised of independent directors. In addition, our board of directors has determined that Mr. Aquino, a new nominee for election to the board of directors, is independent under such NASDAQ criteria.
Current Directors
The following sets forth selected biographical information for our current directors, including their ages as of March 24, 2014.
Dennis J. Austin—Mr. Austin, age 69, has served as an independent telecommunications consultant since 2002.  Mr. Austin previously served as a consultant at BearingPoint, formerly KPMG Consulting and formerly KPMG LLP, from 1995 to 2002 and as vice president at San Francisco Consulting Group ("SFCG") from 1985 to 1995. Prior to joining SFCG, Mr. Austin was vice president of engineering with Dataspeed Inc. from 1983 to 1985 and director of switch engineering, network planning and design at GTE Sprint from 1977 to 1983. Prior to joining GTE Sprint, Mr. Austin served as a member of the technical staff with Bell Telephone Laboratories from 1966 to 1977. Mr. Austin holds a Ph.D. in electrical engineering from Stanford University.
We believe Mr. Austin's qualifications to serve on our board include his significant consulting and leadership experience in the telecommunications industry, as well as his strong technical and product background.
Peter C. Gingold—Mr. Gingold, age 40, joined Angelo, Gordon & Co. ("Angelo Gordon") in May of 2007 as a vice president and became a director of Angelo Gordon in February 2011, in each case focusing in distressed and leverage credit. Mr. Gingold became a managing director of Angelo Gordon in February 2014. Mr. Gingold's background includes significant management experience across several operational roles, positions as an investment banker and functions related to corporate development and strategy.  Mr. Gingold currently serves as a board member of C&D Technologies, Inc. He holds a Bachelor of Science degree from Cornell University and a Master of Business Administration degree from the Columbia University School of Business.
We believe Mr. Gingold's qualifications to serve on our board include his extensive understanding of equity and debt capital markets, as well as his current and past positions on the boards or as a board observer of other companies.
Edward D. Horowitz—Mr. Horowitz, age 66, currently serves as the chairman of FairPoint's board of directors. Mr. Horowitz served as co-CEO of Encompass Digital Media, a global operator of satellite teleports and digital content management, from January 2013 through March 2014. He remains chairman of EdsLink LLC, a New York City based venture capital firm, which he founded in 2000 and is also a director of Encompass Digital Media.  Mr. Horowitz served as president and CEO of SES-Americom, a communications satellite operator and as a member of the executive committee of its parent company, SES (SESG, Lux.) from 2005 to 2008.  Before founding EdsLink LLC, Mr. Horowitz was executive vice president of Advanced Development at Citigroup from 1997 through 2000 and was the founder and chairman of e-Citi. Prior to joining Citigroup, from 1989 to 1997, Mr. Horowitz was a senior vice president of Viacom Inc. and a member of its operating committee. Mr. Horowitz is a trustee of the New York Hall of Science. He received a Bachelor of Science degree in physics from the City College of New York and a Master of Business Administration degree from the Columbia University School of Business.
We believe Mr. Horowitz's qualifications to serve on our board include his breadth of leadership experience in the communications industry, as well as his current and past service on the boards of other companies.

Michael J. Mahoney—Mr. Mahoney, age 63, previously served as president and CEO of Commonwealth Telephone Enterprises, Inc. ("Commonwealth Telephone") from 2000 to 2007.  Prior to joining Commonwealth Telephone, Mr. Mahoney served as president and chief operating officer of RCN Corporation from 1997 to 2000 and as president and chief operating officer of C-TEC Corporation from 1993 to 1997.  Mr. Mahoney currently serves as a director of Level 3 Communications, Inc. (NYSE: LVLT) and as a trustee of Wilkes University. He received a Bachelor of Science degree in accounting from Villanova University.
We believe Mr. Mahoney's qualifications to serve on our board include his extensive management, operational and financial experience in telecommunications and specifically in businesses similar to ours, his significant regulatory experience and expertise and his service as a director of another publicly-traded company.
Michael K. Robinson—Mr. Robinson, age 57, has served as president and CEO since 2005, and as a director since 2009, of Broadview Networks, Inc. ("Broadview").  Broadview executed a pre-packaged Chapter 11 restructuring in 2012 and exited bankruptcy in November 2012. Mr. Robinson previously served as executive vice president and chief financial officer ("CFO") of US LEC (which is now part of Windstream Corporation) from 1998 to 2005. Prior to 1998, Mr. Robinson spent 10 years as an executive at Alcatel (now Alcatel-Lucent). Mr. Robinson also serves as a director of Lumos Networks Corp. (NASDAQ: LMOS). Mr. Robinson received a bachelor's degree in Business and Economics from Emory & Henry College and a Master of Business Administration degree from Wake Forest University.
We believe Mr. Robinson's prior experience in telecommunications, both from an operational and financial perspective, including in non-local exchange carrier environments adds significant perspective to the changing market for communication services. Mr. Robinson also brings an alternate view of state and federal regulations to the board.
Paul H. Sunu—Mr. Sunu, age 58, has served as our CEO since August 2010, prior to which he was CFO of Hargray Communications Group, Inc., a position he had held since 2008.  Mr. Sunu was CFO of Hawaiian Telcom Communications, Inc. from 2007 to 2008 and a managing director and CFO of Madison River Communications Corp. from 1996 to 2007.  He currently serves as the chairman of the board of directors of Integra Telecom, Inc. and is a former board member of Madison River Communications Corp., Hawaiian Telcom Communications, Inc. and Centennial Communications Corp. He received a Bachelor of Arts degree in public administration from the University of Illinois and a J.D. from the University of Illinois College of Law.
We believe Mr. Sunu's role as CEO of the Company makes him uniquely qualified to serve on our board, as he brings the day to day knowledge of our business to the board and shares his strategic vision with the board as it provides oversight and policy direction for the Company.
David L. Treadwell—Mr. Treadwell, age 59, has been a director of FairPoint since 2011 and serves on a number of other boards in various industries. Mr. Treadwell currently serves on the board of directors of Flagstar Bancorp. Inc. (NYSE: FBC), Visteon Corporation (NYSE: VC) and EPMC Holdings Corporation and serves as chairman of the board of directors of C&D Technologies, Inc., Revere Industries, LLC, AGY, LLC and Grow Michigan, LLC. In addition to being the chairman of the board of directors of C&D Technologies, Inc., he served as interim CEO from April 2012 to September 2012. He previously served as president and CEO of EP Management Corporation, formerly known as EaglePicher Corporation, from 2006 through 2011. Mr. Treadwell was EaglePicher Corporation's chief operating officer from 2005 to 2006. Prior to that, he served as CEO of Oxford Automotive, Inc. in 2004 to 2005 through its restructuring. Mr. Treadwell received a Bachelor of Business Administration degree from the University of Michigan, Ann Arbor.
We believe Mr. Treadwell's qualifications to serve on our board include his strong operational and leadership skills and his previous experience outside of the telecommunications industry, as well as his previous experience as a turn-around agent for businesses seeking strategic alternatives.
Wayne Wilson—Mr. Wilson, age 65, a New Hampshire resident, has been an independent business advisor since 2002. From 1995 to 2002, Mr. Wilson served in various roles as president, chief operating officer and CFO of PC Connection, Inc., a Fortune 1000 direct marketer of information technology products and services.  From 1986 to 1995, Mr. Wilson was a partner in the assurance and advisory services practice of Deloitte & Touche LLP.  Mr. Wilson currently serves as a director of ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA), Edgewater Technology, Inc. (NASDAQ: EDGW) and Hologic, Inc. (NASDAQ: HOLX). He previously served as a director of Cytyc Corporation. Mr. Wilson received a Bachelor of Arts degree in political science from Duke University and a Master of Business Administration degree from the University of North Carolina at Chapel Hill. He is a certified public accountant in New Hampshire and North Carolina.
We believe Mr. Wilson's qualifications to serve on our board include his strong accounting and finance understanding gained from years as a certified public accountant in industry and with a major public accounting firm. This allows him to provide leadership to the Company's audit committee. Mr. Wilson's qualifications also include his experience as a director on the boards of multiple publicly-traded companies. Mr. Wilson also fulfills the regulatory requirement that at least one member of our board reside in northern New England, as Mr. Wilson is a resident of New Hampshire.

New Director Nominee
The following sets forth selected biographical information for Mr. Aquino, our new director nominee, including his age as of March 24, 2014.
Peter D. Aquino—Mr. Aquino, age 52, has held leadership positions in both public and private companies, specializing in turnarounds, start-ups and emerging markets. He is the founder of Broad Valley Capital, LLC, focused on companies needing both telecommunication expertise and capital. Mr. Aquino recently served as the Executive Chairman of Primus Telecom Group, Inc. ("PTGI") (NYSE:PTGI) until April 30, 2013, transitioning from chairman and CEO after nearly a three-year assignment with the international telecommunication company. Prior to PTGI, Mr. Aquino was the President and CEO of RCN Corporation (NASDAQ: RCNI) from December 2004 until its go-private sale in August 2010. Mr. Aquino currently serves as chairman of the United Way Worldwide - U.S. Board of Trustees and a board member of TiVo, Inc. (NASDAQ: TIVO). Mr. Aquino is a graduate of Montclair State College in New Jersey and has a masters degree in business administration from George Washington University in Washington, DC.
We believe Mr. Aquino's qualifications to serve on our board include his leadership background in the communications industry, including his experience from both an operational and financial perspective and his service as a member of the board of directors of another publicly-traded company.
Committees of the Board of Directors
Our board of directors has four separately designated standing committees: an audit committee, a compensation committee, a corporate governance and nominating committee and a regulatory committee.
Audit Committee
Our audit committee consists of Michael J. Mahoney, Michael K. Robinson and Wayne Wilson and met nine times during 2013. Mr. Wilson is the chair of our audit committee. All such audit committee members satisfy the independence criteria set forth in the listing standards of the NASDAQ and the applicable provisions of the Securities Exchange Act of 1934 (the "Exchange Act"). Mr. Wilson, Mr. Mahoney and Mr. Robinson are qualified as audit committee financial experts within the meaning of item 407(d)(5)(ii) of Regulation S-K under the Exchange Act and our board of directors has determined that they have the requisite accounting and related financial management expertise within the meaning of the listing standards of the NASDAQ. The SEC has determined that the audit committee financial expert designation does not impose on any person with that designation any duties, obligations or liability that are greater than the duties, obligations or liability imposed on such person as a member of the audit committee of the board of directors in the absence of such designation.
Among other functions, the principal duties and responsibilities of our audit committee are to select and appoint our independent registered public accounting firm, oversee the quality and integrity of our financial reporting and the audit of our financial statements and internal controls over financial reporting by our independent registered public accounting firm and, in fulfilling its obligations, our audit committee reviews with our management and independent registered public accounting firm the scope and results of the annual audit, our accounting firm's independence and our accounting policies.
The audit committee is required to report regularly to our board of directors to discuss any issues that arise with respect to risks facing the Company, the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of our independent registered public accounting firm and the performance of the internal audit function. For further discussion of the board's and the audit committee's role in the risk oversight of the Company, see "—Policies Relating to Our Board of Directors—Risk Assessment" herein.
A copy of our audit committee charter, which was updated in 2013, can be found on our website at www.fairpoint.com on the "Investor Relations" page, under the "Corporate Governance" caption. In addition, a copy of our audit committee charter is available free of charge upon request directed to our secretary at: Secretary, FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202.
Compensation Committee
Our compensation committee consists of Peter C. Gingold, Edward D. Horowitz and David L. Treadwell and met four times during 2013. Mr. Horowitz is the chair of our compensation committee. All such compensation committee members satisfy the independence criteria set forth in the listing standards of the NASDAQ.
Among other functions, our compensation committee oversees the compensation of our CEO and other executive officers, including plans and programs relating to cash compensation, incentive compensation, equity based awards and other benefits and perquisites and administers any such plans or programs as required by the terms thereof.

A copy of our compensation committee charter, which was updated in 2013, can be found on our website at www.fairpoint.com on the "Investor Relations" page, under the "Corporate Governance" caption. In addition, a copy of our compensation committee charter is available free of charge upon request directed to our secretary at: Secretary, FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202.
Corporate Governance and Nominating Committee
Our corporate governance and nominating committee consists of Edward D. Horowitz, David L. Treadwell and Wayne Wilson and met four times during 2013. Mr. Treadwell is the chair of our corporate governance and nominating committee. All such corporate governance and nominating committee members satisfy the independence criteria set forth in the listing standards of the NASDAQ.
Among other functions, the principal duties and responsibilities of our corporate governance and nominating committee are to identify qualified individuals to become board members, recommend to our board of directors individuals to be designated as nominees for election as directors at the annual meetings of shareholders and develop and recommend to our board of directors our corporate governance guidelines.
A copy of our corporate governance and nominating committee charter can be found on our website at www.fairpoint.com on the "Investor Relations" page, under the "Corporate Governance" caption. In addition, a copy of our corporate governance and nominating committee charter is available free of charge upon request directed to our secretary at: Secretary, FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202.
Regulatory Committee
Our regulatory committee consists of Dennis J. Austin, Michael J. Mahoney and Michael K. Robinson and met four times during 2013. Mr. Mahoney is the chair of our regulatory committee. Among other functions, our regulatory committee's primary responsibility is to oversee the Company's compliance with regulatory requirements and reporting.
A copy of our regulatory committee charter can be found on our website at www.fairpoint.com on the "Investor Relations" page, under the "Corporate Governance" caption. In addition, a copy of our regulatory committee charter is available free of charge upon request directed to our secretary at: Secretary, FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202.
Attendance of Directors
During 2013, the board of directors held nine meetings. Each director attended at least 75% of the aggregate of the total number of meetings held by the board of directors and the total number of meetings held by all committees of the board of directors on which he served.
Corporate Governance
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. This code of business conduct and ethics is designed to comply with the SEC regulations and the NASDAQ listing standards related to codes of conduct and ethics and is posted on our corporate website at www.fairpoint.com on the "Investor Relations" page, under the "Corporate Governance" caption. A copy of our code of business conduct and ethics is available free of charge upon request directed to our secretary at: Secretary, FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202.
Code of Ethics for Financial Professionals
We have also adopted a code of ethics for financial professionals as required by the SEC under Section 406 of the Sarbanes—Oxley Act of 2002. This code sets forth written standards that are designed to deter wrongdoing and to promote honest and ethical conduct by our senior financial officers, including our CEO, and is a supplement to our code of business conduct and ethics. In addition to applying to our CEO, CFO, Chief Accounting Officer and Treasurer, this code applies to all of the other persons employed by us who have significant responsibility for preparing or overseeing the preparation of our financial statements and the other financial data included in our periodic reports filed with the SEC and in other public communications made by us that are designated from time to time by our CFO as senior financial professionals. Our code of ethics for financial professionals is posted on our corporate website at www.fairpoint.com on the "Investor Relations" page, under the "Corporate Governance" caption. A copy of our code of ethics for financial professionals is available free of charge upon request directed to our secretary at: Secretary, FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202.

Corporate Governance Guidelines
We have also adopted corporate governance guidelines to advance the functioning of our board of directors and its committees and to set forth our board of directors' expectations as to how it should perform its functions. Our corporate governance guidelines are posted on our corporate website at www.fairpoint.com on the "Investor Relations" page, under the "Corporate Governance" caption. A copy of our corporate governance guidelines is available free of charge upon request directed to our secretary at: Secretary, FairPoint Communications, Inc. 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202.
Policies Relating to our Board of Directors
Nomination and Selection of Directors
Our corporate governance and nominating committee identifies and evaluates potential director candidates in a variety of ways. Recommendations may come from current members of our board of directors, professional search firms, members of management, shareholders or other persons. In assessing the qualifications of potential nominees, the corporate governance and nominating committee may rely on personal interviews or discussions with the candidate and others familiar with the candidate's professional background, on third-party background and reference checks and on such other due diligence information as is reasonably available. Although we do not have a formal policy regarding board diversity, when evaluating candidates for nomination as a director, the corporate governance and nominating committee does consider diversity in its many forms, including, among others, experience, skills, ethnicity, race and gender. We believe a diverse board, as so defined, provides for different points of view and debate among our board members and enhances the effectiveness of our board of directors. We believe we have a diverse board of directors, which includes one or more current and/or former CEOs, CFOs, chief operating officers, equity and debt investors, securities analysts and investment bankers, expertise in a variety of industries and subcategories of the communications industry such as cable and satellite, and business people and individuals of different ethnicity, views and backgrounds. The corporate governance and nominating committee must be satisfied that the candidate possesses the highest professional and personal ethics and values and has broad experience and diversity at the policymaking level in business, government, education or public interest before the corporate governance and nominating committee will recommend a candidate as a nominee to our board of directors.
Leadership Structure
We separate the roles of chairman of the board, currently held by Mr. Horowitz, and CEO, currently held by Mr. Sunu, in recognition of the differences between the two roles. As discussed in our corporate governance guidelines, the Company's business is conducted by its officers, managers and employees, under the direction of the CEO, while the board of directors, under the oversight of the chairman of the board, is elected by the shareholders to oversee management and to exercise its business judgment in the best interests of the Company. The chairman and the CEO may be the same person; however, the board of directors currently deems it advisable to separate these two functions to facilitate the board's oversight of management and to encourage our independent directors to have more active involvement in the setting of agendas and in establishing priorities for the work of the board.
Risk Assessment
Our corporate governance guidelines require, among other things, that our directors be familiar with the Company's business, its financial statements and capital structure and the risks and competition it faces. While the board of directors is ultimately responsible for the risk oversight of the Company and is expected to conduct enterprise risk assessment, the board has delegated to our audit committee, in accordance with the audit committee charter, the initial review of both the significant financial risks or exposures and the steps management has taken to minimize such risks to the Company and the Company's policies with respect to internal controls over financial reporting. To this end, the audit committee receives regular updates on the Company's existing and emerging risks from the Company's Executive Vice President and CFO; Vice President, Internal Audit; other officers of the Company and from its independent auditors.
Communications with Board of Directors
Our board of directors has adopted policies with respect to the consideration of candidates recommended by shareholders for election as well as for director and shareholder communications with the board of directors.
Shareholders may recommend nominees for consideration by the corporate governance and nominating committee by timely submitting the names and the following supporting information to our secretary at: Secretary, Shareholder Nominations, FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202. The submissions should include a current resume of the candidate and a statement describing the candidate's qualifications and contact information for the candidate. The submission should also include the name and address of the shareholder who is submitting the nominee, the number of shares which are owned of record or beneficially by the submitting shareholder and a description of all arrangements or understandings between the submitting shareholder and the nominee.
Shareholders and other interested parties may communicate directly with our board of directors or the non-management directors. All communications should be in writing and should be directed to our secretary at: Secretary, Shareholder Communications, FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202. The sender should indicate in the address whether it is intended for the entire board of directors, the non-management directors as a group or an individual director. Each communication intended for the board of directors or non-management directors received by the secretary will be forwarded to the intended recipients in accordance with the submitted instructions.
The full text of the shareholder nominations and communications policy is available on our corporate website at www.fairpoint.com on the "Investor Relations" page, under the "Corporate Governance" caption.
Non-employee Chairman and Private Sessions
The non-management directors regularly meet in private session without our CEO. Our non-employee chairman of our board of directors, Edward D. Horowitz, presides at these non-management director executive sessions.
Director Attendance at Annual Meeting of Shareholders
We do not have a formal policy regarding attendance by directors at our annual meeting of shareholders but invite and encourage all directors to attend. The annual meeting of shareholders is also generally held in conjunction with a regularly scheduled board of directors meeting to encourage director attendance. Such is the case for our 2014 annual meeting. All eight directors attended the 2013 annual meeting.

AUDIT COMMITTEE REPORT*
The audit committee of the board of directors currently has three members, Michael J. Mahoney, Michael K. Robinson and Wayne Wilson. As of the date of this proxy statement, each audit committee member satisfies the independence criteria and has the qualifications set forth in the listing standards of the NASDAQ and the applicable provisions of the Exchange Act. The audit committee, among other things, oversees the Company's financial reporting process and system of internal controls on behalf of the board of directors, as well as overseeing the qualifications, independence and performance of our external and internal auditors. The audit committee also has the sole authority and responsibility to select, evaluate and, as appropriate, replace our independent registered public accounting firm. The audit committee's aggregate responsibilities are described in a written charter that was adopted by the board of directors. The charter of the audit committee is available on the Company's website at www.fairpoint.com on the "Investor Relations" page, under the "Corporate Governance" caption.
Management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls and disclosure controls. In undertaking its oversight function, the audit committee relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in their report on our financial statements. The audit committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of the external or internal audits, whether the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles, or on the effectiveness of the system of internal control.
The audit committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2013 with the Company's management. The audit committee has discussed with Ernst & Young LLP, the Company's independent registered public accounting firm for 2013, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP. The audit committee also reviewed, among other things, the audit and permissible non-audit services performed by, and the amount of fees paid for such services to, Ernst & Young LLP, as well as the compatibility of any such non-audit services with regard to Ernst & Young LLP's independence. The audit committee meetings include, whenever appropriate, executive sessions with the Company's independent registered public accounting firm without the presence of the Company's management.
Based on the audit committee's review, discussions with management and discussions with Ernst & Young LLP, all as described above, the audit committee recommended to the board of directors, and the board of directors approved, the inclusion of the Company's audited financial statements for the year ended December 31, 2013 in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC. The audit committee also has approved the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company for the 2014 fiscal year.
Submitted by the audit committee of the board of directors:
Wayne Wilson (Chair)
Michael J. Mahoney
Michael K. Robinson

________________
* The material in this report shall not be deemed to be "soliciting material", or to be "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in any such filing.

COMPENSATION COMMITTEE REPORT*
The compensation committee of the board of directors oversees the executive compensation program for the Company's CEO and other executive officers, including those named in "Compensation Discussion and Analysis—Summary Compensation Table" in this proxy statement. We refer to the executive officers named in that table collectively as the named executive officers (the "NEOs").
The compensation committee is generally responsible for strategic decisions relating to the compensation structure provided to the Company's executives, including salary-based compensation and non-equity incentive compensation provided to the executives and senior management, including the NEOs; non-employee director compensation; the amount and terms of equity based awards to executives, including the NEOs, and non-employee directors; and deferred compensation for executives, including the NEOs and other key employees.
On behalf of the shareholders, the compensation committee has carefully monitored the Company's executive compensation program. We believe that the Compensation Discussion and Analysis contained in this proxy statement and the related tables that follow will show an executive compensation program that is designed to maximize long-term shareholder value and provide the NEOs with incentives for superior corporate and individual performance and encourage them to remain with the Company.
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management, and, based on such review and discussions, recommended to the board of directors that it be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and in the Company's proxy statement.
Shareholders are invited to express their views to the board of directors regarding executive compensation as well as other matters as described in this proxy statement. See "Board of Directors and Committees of the Board of Directors—Policies Relating to our Board of Directors—Communications with Board of Directors" in this proxy statement.
Submitted by the compensation committee of the board of directors:
Edward D. Horowitz (Chair)
Peter C. Gingold
David L. Treadwell
______________
* The material in this report shall not be deemed to be "soliciting material", or to be "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in any such filing.

COMPENSATION DISCUSSION AND ANALYSIS

General Principles and Procedures
Executive Summary
Our executive compensation program is designed to attract, motivate and retain top executives and managerial talent and to reward our executives and managers for delivering the results that will build sustainable growth and value for our shareholders over the long-term. We believe that our compensation program and plans serve to align the interests of our executives with those of our shareholders. In determining certain aspects of executive compensation for fiscal year 2013, the compensation committee considered the overwhelming shareholder support that our first two "say-on-pay" advisory votes received in 2012 and 2013. As a result, we have continued to seek to ensure and reinforce this alignment of executive compensation with shareholder interests by tying our short- and long-term incentive compensation specifically to our short- and long-term performance goals and achievements. Despite being confronted by a challenging economic environment in 2013, as well as complex legal and regulatory environments, our executive team delivered strong results and had significant achievements in line with our strategic priorities that position us well for growth in 2014 and beyond.
2013 Executive Compensation Highlights
Generally, the key compensation decisions and factors affecting the compensation of our NEOs for 2013 were as follows:

•	Minimal, cost of living, base salary increases for our NEOs.

•	Annual bonus payout for fiscal year 2013, based on the achievement of specified plan goals as discussed under
"—Executive Compensation Decisions for 2013—Annual Incentive Compensation Awards" below.

•	No increase in the annual bonus opportunity for our NEOs in 2013.

•	Equity awards for our NEOs.

•	Meeting consolidated EBITDA (as defined below), free cash flow and two service quality metrics.
2013 Performance Highlights
Below are highlights of our achievements:

(1)
Successfully refinanced our long-term indebtedness. On February 14, 2013, we (i) issued $300.0 million aggregate principal amount of our 8.75% senior secured notes due 2019 in a private offering; (ii) entered into a new credit agreement that provides for a $75.0 million revolving credit facility, which has a sub-facility providing for the issuance of up to $40.0 million in letters of credit and a $640.0 million term loan facility and (iii) repaid the principal of $946.5 million outstanding on the old term loan, plus accrued interest and other costs.

(2)	Divestiture of Idaho-based operations. On January 31, 2013, we completed the sale of our capital stock in our Idaho-based operations for $30.5 million in cash.

(3)	Entered a period of revenue stability. Our results reflected consecutive quarters with stable revenues indicating that we believe we have entered into a period of revenue stabilization.

(4)
Progress toward key initiatives. In 2013, we made progress or completed the following key initiatives: Fiber to the Tower ("FTTT"); Next Generation E-911 service and delivery of fiber connections to the New England Telehealth Consortium.

Compensation Philosophy and Objectives
Our overriding objective is to achieve and sustain significant increases in shareholder value. Our executive compensation program has been designed to support this objective and to emphasize a clear link between pay and corporate and individual performance while discouraging executives from taking excessive risks. We structure our compensation plans to provide target compensation levels and opportunities that are competitive with the median target opportunities for comparable positions among the companies that comprise our peer group. This approach is also aimed at ensuring our ability to attract, retain and motivate the executives, managers and professionals who are critical to our short- and long-term success. A significant portion of our executives' compensation is "at risk" in the form of both short- and long-term incentives that are intended to motivate balanced decision making by our executives while also aligning their interests with those of our shareholders.

Governance and Oversight of our Executive Compensation Program
The Company's executive compensation program is governed and administered by the compensation committee of the board of directors, which is comprised of independent, non-employee members of the board.
The compensation committee's overall responsibilities include approving FairPoint's compensation philosophy, policies and plans; reviewing and approving corporate goals and objectives relevant to the compensation for our CEO and other executive officers; evaluating the CEO's performance in light of these goals; and setting the compensation of our CEO and determining, advising on and approving the compensation of our other executives (after considering the recommendations of our CEO), including the other NEOs. The Company's CEO does not participate in discussions and decision making regarding his own compensation but does make recommendations to the compensation committee regarding the compensation of the other NEOs as well as other senior executives. However, the ultimate decisions are made by the compensation committee. The committee also has oversight responsibility for our management development and succession planning efforts. The committee also periodically reviews, with the corporate governance and nominating committee, the compensation program applicable to the independent, non-employee directors and makes recommendations to the full board on any changes in that program that it believes are appropriate.
The compensation committee may, pursuant to its charter, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. In particular, the committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the committee who are (i) non-employee directors for purposes of Rule 16 b-3 under the Exchange Act and (ii) outside directors for purposes of Section 162(m) of the Internal Revenue Code (the "Code").
The committee retains an independent executive compensation consulting firm, Lyons, Benenson & Company Inc. ("LB&Co."), to assist and advise the committee on all aspects of our executive compensation program. Fees and expenses paid by the Company to LB&Co. during 2013 were approximately $130,000. LB&Co. provides no other services to the Company. The services of LB&Co. include:

•	Advising on the compensation philosophy and the compensation committee charter;

•	Assessing risk in connection with compensation programs;

•	Developing and analyzing the appropriateness of our peer group;

•	Providing and analyzing competitive market compensation data;

•	Analyzing the effectiveness of our executive compensation plans and making recommendations, as appropriate;

•	Assisting in the design of employment and severance agreements, as applicable;

•	Evaluating how well our compensation program adheres to our stated objectives and philosophy; and

•	Providing data, advice and counsel on director compensation.
Harvey Benenson, the Managing Director of LB&Co. generally attends all meetings of the compensation committee. Certain of our directors, including Mr. Sunu, serve or have served on the boards of other companies, including their compensation committees, for which LB&Co. has provided or provides compensation consultant services. After review and consultation with LB&Co., the compensation committee determined that there is or was no conflict of interest resulting from retaining LB&Co. currently or during the year ended December 31, 2013.
Peer Group
The compensation committee uses executive compensation data from a peer group of companies to assist the committee with analyzing the effectiveness and competitiveness of our executive compensation program. The peer group is designed to reflect the current competitive environment for our products, services and executive talent, as well as the competitive environment we expect to face in the future. In structuring the peer group, we focused on companies of comparable scope with notable performance accomplishments. Using data from the public filings of a large number of companies, we narrowed the peer group down to 16 companies by applying the following selection criteria:

•	Relevant industry classification (based on FairPoint's global industry classification standard), business description and services provided;

•	With some exceptions, based on industry relevance, comparable size, with revenues between $870 million and $7.2 billion and market capitalization between $550 million and $6.8 billion; and

•	Levels of achievement in certain performance metrics, such as return on assets, return on invested capital, gross margin and earnings before interest, taxes, depreciation and amortization ("EBITDA").

Applying these criteria, the companies included in the peer group in 2013 were: Akamai Technologies, Inc.; AOL Inc.; Cablevision Systems Corporation; Charter Communications, Inc.; Cincinnati Bell Inc.; Consolidated Communications Holdings, Inc.; DISH Network Corporation; EarthLink, Inc.; Frontier Communications Corporation; IAC/InterActiveCorp; Level 3 Communications, Inc.; Open Text Corporation; Primus Telecommunications Group, Inc.; tw telecom inc.; Vonage Holdings Corp. and Windstream Corporation.
The committee believes this peer group is both reflective of where the Company is positioned currently as well as where we aspire to be in the future. The committee recognizes that certain of the companies included in the peer group are considerably larger than FairPoint. These companies have been included because of their relevance to the industry and their offerings and because we draw from the same talent pool for employees. The committee is mindful of differences in size and scope when using peer group data.
Specific Principles for Determining Executive Compensation
Assessing the Competitiveness of FairPoint's Compensation Program
In order to assess the competitiveness of our compensation program, FairPoint benchmarks our compensation levels against those of our market peers as identified in our peer group. We strive to ensure that the total targeted compensation opportunity for each executive at FairPoint is competitive relative to comparable positions within each peer company. Specifically, base salaries, annual incentive and long-term equity based incentives are all targeted at market medians. Both our annual and long-term incentives are structured, however, to deliver actual total compensation that may exceed the market medians when the underlying performance upon which those incentives are based exceeds median performance.
Paying for Performance
FairPoint is committed to the principle of paying for performance and we believe that our compensation program should be, and is, designed such that for our senior executives a significant portion of their total compensation opportunity is based on both company and individual performance over the short- and long-terms. Consistent with this principle, 66% and between 45% and 56%, respectively, of our CEO's and other NEOs' total compensation, other than Ms. Hauser, was based on Company performance in 2013. The components of total NEO compensation (including the CEO, but excluding Ms. Hauser) as a percentage of total compensation is illustrated below.

The table below identifies and explains the reason for each component and the method for determining amounts earned under our executive compensation program. See "—Executive Compensation Decisions for 2013" herein for amounts and further detail.

Element	Reason and Method for Element
Salary.............................................
We pay our executives a competitive base salary that represents "fair" pay for the performance of their duties and responsibilities. The committee determines the level of base salary for our CEO and other NEOs with this principle in mind. In making salary decisions, the committee considers independent studies and surveys (including for our peer group) based on publicly available information compiled and prepared by LB&Co. In addition, when setting salaries for our CEO and NEOs, the committee considers the different levels of responsibility that exist within the Company, as well as each executive's level of experience within the communications industry and individual performance at the Company and then seeks to balance these factors relative to competitive salary practices. Salaries are an important part of our program as various other elements of our program are keyed off of salaries.

Annual Incentives..........................
FairPoint maintains the FairPoint Communications, Inc. Annual Incentive Plan (the "Annual Incentive Plan") under which our CEO, other NEOs and other key employees may earn annual cash incentives based on short-term corporate and individual performance. The purpose of our Annual Incentive Plan is to motivate executives to achieve the performance objectives and goals that are consistent with our plans and budgets and that strengthen our ability to compete effectively. In setting annual incentive targets, which are expressed as a percentage of base salary, the committee reviews the target annual bonus opportunities for comparable positions among our peer group, as well as the total target annual cash compensation for each position. Each executive's actual payout is based upon performance; however, the annual incentive opportunity is targeted to the market median with the opportunity to achieve higher awards when warranted by the achievement of higher than target performance. Soon after the end of each year, after reviewing all available data and with advice and counsel from LB&Co. and input from the CEO, the compensation committee establishes and approves overall corporate performance criteria and goals and the annual incentive targets for the CEO and the other NEOs and key executives for the coming year. Additionally, the compensation committee establishes and approves the individual goals of the CEO and the CEO approves the individual goals of the other NEOs and the committee reviews them.

Long Term Incentives/Equity Awards...........................................
FairPoint adopted its 2010 Long Term Incentive Plan (the "2010 Plan") effective as of January 24, 2011 in order to allow for a variety of stock-based awards that serve to link the executives' interests with those of our shareholders. This plan rewards participating executives for the Company's performance over periods of one fiscal year or more and thus serves both to retain and motivate key executives and also to encourage them to operate the Company's business with a view towards creating long-term shareholder value.

To this point, grants under our 2010 Plan consist of time-vested restricted stock awards and time-vested stock options.

Retirement and Welfare Benefits..
We maintain a 401(k) retirement savings plan. In 2013, this plan included an employer matching contribution up to an amount equal to 5% of each participant's compensation. Additionally, FairPoint provides, on equal terms for all employees, group term life insurance, group health insurance and short- and long-term disability insurance.

The costs of these benefits constitute only a small percentage of each executive officer's total compensation.

Post-employment, Severance and Change-in-Control Benefits.........
We provide severance benefits to certain NEOs at levels that we consider conservative yet competitive when compared to those offered by our peers. We believe that such benefits are necessary and appropriate in order to attract and retain qualified NEOs.
The severance benefits for these executives are generally paid if the executives are terminated without cause or they resign with good reason. In addition to cash severance payments that would be due upon a qualifying termination, each terminated executive is entitled to continued welfare benefits for a limited period after termination.

Share Ownership Guidelines
In 2013, our board of directors, upon the recommendation of its compensation committee and its corporate governance and nominating committee, approved share ownership guidelines for the Company’s executive officers to better align the interests of executive officers with those of shareholders by requiring executives to acquire and maintain meaningful equity positions in the Company, which, in turn, promotes the Company’s objective of building long-term shareholder value. Under the guidelines, the Company’s executive officers are required to own shares of the Company’s common stock with a value equal to a specific multiple of such executive officer’s base salary as indicated in the table below. Executive officers are required to meet these guidelines within five years of the date of adoption of these guidelines (by June 4, 2018) or of such individual becoming subject to them.

Position	Base Salary Multiple
Chief Executive Officer	4.00X
Executive Vice Presidents	2.25X
Senior Vice Presidents	1.50X

For executive officers, the failure to timely meet or, in certain circumstances, to show sustained progress toward timely meeting the goals set forth in the share ownership guidelines could result in a reduction of future long-term incentive equity grants and/or payment of future annual and/or long-term cash incentive payouts in the form of equity, at the discretion of the compensation committee of our board of directors.
Incentive Recoupment Policy
In 2011, our compensation committee adopted a clawback policy that requires certain current or former employees to reimburse covered compensation under the conditions set forth in the policy. The compensation covered by the policy is any cash award, equity award or award denominated in shares of our common stock made under our Annual Incentive Plan, the 2010 Plan or any successors to such plans, or any compensation paid in connection with such plans. Under the policy, each current or former employee who is or was both (i) a reporting person for purposes of Section 16 of the Exchange Act and (ii) a participant in our Annual Incentive Plan, the 2010 Plan or any successors to such plans, is required to reimburse, to the fullest extent permitted by law, a covered compensation payment if all of the following conditions are met:

(1)
the payment was predicated upon achieving certain financial results that were required to be reported under the securities laws that were subsequently the subject of a restatement of our financial statements filed with the SEC due to our material noncompliance with any financial reporting requirement under the securities laws;

(2)	the compensation committee determines such individual engaged in fraud and/or intentional misconduct that caused or substantially caused the need for the restatement; and

(3)	a lower payment would have been made to such individual based upon the restated financial results.
The compensation committee is the administrator of the policy. The policy applies to covered compensation that is both awarded and paid subsequent to November 7, 2011.
Executive Compensation Decisions for 2013
Indicated below are the key components of the compensation that our NEOs earned in 2013 as shown in the table titled
"—Summary Compensation Table" herein (the "Summary Compensation" table). Their base salaries generally accounted for between 33% and 42% of their total compensation, while cash and non-cash equity incentive compensation accounted for between 45% and 66% of their total compensation and other benefits accounted for the rest of their total compensation. The compensation committee believes that FairPoint's total executive compensation as well as the composition of each executive's total compensation reflects both (i) an appropriate performance-oriented structure for total compensation and (ii) a suitable correlation of total NEO compensation to the Company's financial and operational performance in 2013.
Base Salary
Upon the recommendation of the compensation committee based on peer analysis, our board of directors approved an increase in Mr. Sunu's annual base salary to $800,000 (a 3.2% increase) on April 9, 2013, with such increase to occur at the Company's designated time for increases. The increase for Mr. Sunu and the other NEOs occurred on July 1, 2013. The base salaries of the other NEOs increased approximately 2.5%, on average, compared to 2012.

Annual Incentive Compensation Awards
On February 12, 2013, the compensation committee established the 2013 target bonus opportunity percentages and related performance goals for certain of the Company's executive officers, including its principal executive officer, principal financial officer and certain other executive officers, under the Annual Incentive Plan. The committee also set threshold, target and maximum payout levels predicated on actual achievement, as detailed below.
The 2013 performance goals for target bonus awards included the following for each officer: (i) the Company reaching either a Consolidated EBITDA (as defined in the Company's Credit Agreement dated as of February 14, 2013) target and/or a Free Cash Flow (defined as Consolidated EBITDA less pension contributions, other post-employment benefit payments, capital expenditures, cash interest expense, mandatory amortization, cash taxes, severance and debt restructuring) target; (ii) the Company achieving specified service quality measures and (iii) achieving individual or departmental performance goals or milestones related to such officer's areas of responsibility.
In order for any bonuses to be paid for 2013, the Company had to achieve threshold performance under at least one of the financial objectives (Consolidated EBITDA or Free Cash Flow) set by the compensation committee.
The table below shows the 2013 target bonus opportunity percentages and related performance goals for our NEOs.

Executive	Position	Bonus Target (% of 2013 Annual Base Salary)	Performance Criteria
Paul H. Sunu	Chief Executive Officer	100%
(i) 65%—the Consolidated EBITDA target or Free Cash Flow target; (ii) 10%—the Company achieving specified service quality measures and (iii) 25%—the Company meeting certain objectives set by the board of directors.

Ajay Sabherwal	Executive Vice President and Chief Financial Officer	50%	(i) 65%—the Consolidated EBITDA target or Free Cash Flow target; (ii) 5%—the Company achieving specified service quality measures and (iii) 30%—the Company achieving certain financial milestones.
Peter G. Nixon	Executive Vice President, External Affairs and Operational Support	50%
(i) 65%—the Consolidated EBITDA target or Free Cash Flow target; (ii) 5%—the Company achieving specified service quality measures and (iii) 30%—the Company achieving certain regulatory and operational support milestones.

Anthony A. Tomae	Executive Vice President and Chief Revenue Officer	50%
(i) 65%—the Consolidated EBITDA target or Free Cash Flow target; (ii) 5%—the Company achieving specified service quality measures and (iii) 30%—the Company achieving certain revenue and sales force development milestones.

Kenneth W. Amburn	Executive Vice President, Operations	50%
(i) 65%—the Consolidated EBITDA target or Free Cash Flow target; (ii) 10%—the Company achieving specified service quality measures and (iii) 25%—the Company achieving certain operational improvement milestones.

Rosemary M. Hauser*	Former Executive Vice President and Chief Information Officer	N/A	N/A
* Ms. Hauser's employment with FairPoint terminated effective September 5, 2013.

The compensation committee set challenging financial and service quality targets for 2013, detailed as follows ($ in millions):

	Weight	Performance Measures	Threshold (50% payout)	Target (100% payout)	Maximum (150% payout)	2013 Actual Results	2013 Results Relative to Target
Financial Measures	65%	Pre-Bonus Consolidated EBITDA (1)	$261.4	$273.7	$290.2	$276.2	Over Target
		Pre-Bonus Free Cash Flow (1)	$15.1	$29.1	$43.1	$38.3	Over Target
Service Quality Measures	5-10%	Call center abandonment rate	6.0%	5.0%	N/A	2.9%	Over Target
		Installation appointments not met for Company reasons	11.0%	10.0%	N/A	4.9%	Over Target
		Repair appointments met on time	86.0%	90.0%	N/A	87.2%	97% of Target
(1) Pre-Bonus Consolidated EBITDA and Pre-Bonus Free Cash Flow are non-GAAP financial measures used by management to measure operational and financial performance. For purposes of calculating Pre-Bonus Consolidated EBITDA, the Company adjusts net (loss) income for interest, income taxes, depreciation and amortization, in addition to: a) the add-back of aggregate pension and other post-employment benefits ("OPEB") expense, b) the add-back (or subtraction) of the adjustment to the compensated absences accrual to eliminate the impact of changes in the accrual, c) the add-back of costs related to the reorganization, including professional fees for advisors and consultants, d) other adjustments, such as the add-back of costs and expenses, including those imposed by regulatory authorities, with respect to casualty events, acts of God or force majeure to the extent they are not reimbursed from proceeds of insurance; other non-cash items, except to the extent they will require a cash payment in a future period, including impairment charges; and other items, including facility and office closures, labor negotiation expenses, non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses and e) the add-back of any bonus expense to the extent any bonuses were earned. Pre-Bonus Free Cash Flow adjusts Pre-Bonus Consolidated EBITDA for pension contributions, OPEB payments and capital expenditures.
Based on the financial and service quality results achieved and the relative weighting of each corporate performance objective (as shown above), the level of performance achievement for the Annual Incentive Plan pool was 100% or more of target. Each NEO also received an individual performance rating, as set forth below, which served either as a multiplier or a detractor to his annual incentive payout. All Annual Incentive Plan payouts were approved by the compensation committee.

	Performance Achievement			Annual Incentive Payout
Name and Principal Position	Corporate Financial Goals	Corporate Service Goals	Individual	$	As a % of Bonus Target
Paul H. Sunu Director and Chief Executive Officer	86.4%	8.8%	4.8%	787,500	100.0%
Ajay Sabherwal Executive Vice President and Chief Financial Officer	86.4%	4.4%	32.3%	238,500	123.1%
Peter G. Nixon Executive Vice President, External Affairs and Operational Support	86.4%	4.4%	31.2%	200,000	122.0%
Anthony A. Tomae Executive Vice President and Chief Revenue Officer	86.4%	4.4%	32.1%	200,000	122.9%
Kenneth W. Amburn Executive Vice President, Operations	86.4%	8.8%	29.0%	188,400	124.2%
Rosemary M. Hauser* Former Executive Vice President and Chief Information Officer	N/A	N/A	N/A	N/A	N/A
* Ms. Hauser's employment with FairPoint terminated effective September 5, 2013.
2013 Equity Compensation Awards
On January 22, 2013, the compensation committee approved an equity grant which included awards to our NEOs. The intent of these awards was to reward the NEOs for their performance, to retain and motivate them and to encourage them to create long-term shareholder value. See the "—Grants of Plan-Based Awards for 2013" table herein for details of these awards. The amount of equity awards for 2013 were determined by the compensation committee in its discretion, taking into account the CEO's recommendations other than with respect to the amounts awarded to the CEO.
Executive Compensation Decisions for 2014
2014 Equity Compensation Awards
On January 22, 2014, the compensation committee approved an equity grant which included awards to our NEOs, other than Ms. Hauser. The intent of these awards was to reward the NEOs for their performance, to retain and motivate them and to encourage them to create long-term shareholder value. The amounts of equity awards for 2014 were determined by the compensation committee in its discretion, taking into account the CEO's recommendations other than with respect to the amounts awarded to the CEO. These awards and options were granted under the 2010 Plan and are time-vested, with 25% vesting on the grant date and the remainder vesting in three equal annual installments, commencing on the first anniversary date of the grant.

Name	Number of Shares of Restricted Stock	Number of Stock Options
Paul H. Sunu Director and Chief Executive Officer	56,000	85,000
Ajay Sabherwal Executive Vice President and Chief Financial Officer	20,000	29,000
Peter G. Nixon Executive Vice President, External Affairs and Operational Support	16,600	24,380
Anthony A. Tomae Executive Vice President and Chief Revenue Officer	20,000	29,000
Kenneth W. Amburn Executive Vice President, Operations	15,600	22,980

Employment Agreements
2013 Employment Agreement Changes
In 2013, the Company entered into the new employment agreements described in this proxy statement with each of Mr. Sunu, Mr. Sabherwal and Mr. Nixon to generally promote consistency among the agreements of the Company's executive officers. In addition, Mr. Sunu's 2013 Employment Agreement (as defined below) extends the term of his employment into 2016. These agreements replaced the employment and severance arrangements that were in place with these executives and do not reflect a material change in the Company's compensation philosophy or a material deviation from the Company's 2013 or 2012 executive compensation policies.
Paul H. Sunu
On April 9, 2013, the Company entered into an amended and restated employment agreement with Mr. Sunu (the “2013 Employment Agreement”). The 2013 Employment Agreement entirely replaced the employment agreement entered into with Mr. Sunu when he was appointed CEO in 2010. Pursuant to the 2013 Employment Agreement, Mr. Sunu will serve as Chief Executive Officer of the Company until August 31, 2016, unless terminated sooner. Mr. Sunu's term of employment under the 2013 Employment Agreement will be extended automatically for successive one-year terms unless notice of termination is given by either the Company or Mr. Sunu prior to the expiration of the term of employment (including any extension thereof) pursuant to the terms of the 2013 Employment Agreement. In addition, under the 2013 Employment Agreement, Mr. Sunu is nominated annually to the board of directors of the Company (and has and will so serve, if elected). Under the 2013 Employment Agreement, Mr. Sunu will receive an annual base salary of not less than $800,000 (with any increase in excess of his December 31, 2012 base salary to occur at the Company's designated time for increases), subject to periodic review and adjustment.
Mr. Sunu is eligible to participate in the benefits programs generally available to the Company's other senior executives, including the 2010 Plan, as determined in the discretion of the compensation committee of the board of directors and subject to the terms of such plan. In any year that the compensation committee determines to make a grant or grants under the 2010 Plan, the grant date value of any award to Mr. Sunu is anticipated to be no less than 1.5 times the annual base salary payable to him in effect at such time. Under the 2013 Employment Agreement, Mr. Sunu is eligible to participate in the Company's annual incentive plan and earn a performance-based bonus thereunder for annual performance periods. Mr. Sunu's target level bonus under the annual incentive plan is 100% of the base salary payable to him during the applicable performance period and, consistent with his previous employment agreement, Mr. Sunu is eligible for a maximum bonus under such plan of up to 150% of such base salary.
Under the 2013 Employment Agreement with Mr. Sunu, either party may terminate Mr. Sunu's employment at any time. Information about his potential severance pay and benefits appears under "—Potential Payments Upon Termination or Change in Control."
Ajay Sabherwal and Peter G. Nixon
On January 22, 2013, the Company entered into employment agreements with Mr. Sabherwal and Mr. Nixon. The employment agreements replace the change in control and severance agreements that the Company entered into with Mr. Sabherwal and Mr. Nixon on July 19, 2010 and March 14, 2007, respectively. In connection with the entry into the employment agreements and pursuant to the 2010 Plan, the Company granted (i) 2,000 restricted shares of the Company's common stock, par value $0.01 per share, to each of these executives and (ii) 5,500 and 3,000 stock options to Mr. Sabherwal and Mr. Nixon, respectively, all of which vested immediately.
Pursuant to the employment agreements, each executive will serve in the respective previously referenced positions (with such title subject to change from time to time as determined by the board of directors of the Company together with such other position or positions consistent with the executive's title as the CEO of the Company may specify from time to time) with the Company for a three-year period ending on January 22, 2016, subject to earlier termination or extension as set forth in the employment agreements. Following such three-year period of employment (or the applicable extension term, if any), the executive will continue on an at will basis until such time as the Company provides a written notice of termination in accordance with the terms of his employment agreement.
Pursuant to the respective employment agreements, Mr. Sabherwal and Mr. Nixon will receive an annual base salary of not less than $380,000 and $325,000, respectively. The executives are eligible to participate in the Annual Incentive Plan and are eligible to earn a performance-based bonus thereunder. The executives are also eligible to participate in the benefits programs and other plans made available generally to the Company's other senior executives, including but not limited to the 2010 Plan.
Information about the potential severance pay and benefits associated with these employment agreements appears under
"—Potential Payments Upon Termination or Change in Control" herein.
Anthony A. Tomae
The Company entered into an employment agreement with Mr. Tomae on November 15, 2012. Mr. Tomae's employment agreement sets forth the terms and conditions of his employment as Executive Vice President and Chief Revenue Officer of the Company for a three-year term ending on November 15, 2015, subject to extension as set forth in his employment agreement. Following the three-year term of employment (or the applicable extension term, if any), Mr. Tomae will remain employed on an at will basis until such time as the Company provides a written notice of termination in accordance with the terms of his employment agreement. Pursuant to this employment agreement, Mr. Tomae will receive an annual base salary of not less than $320,000. Mr. Tomae is also eligible to participate in the Annual Incentive Plan and is eligible to earn a performance-based bonus thereunder. He is also eligible to participate in other plans, including but not limited to the 2010 Plan.
Mr. Tomae is eligible to participate in the benefits programs generally available to the Company's other senior executives.
Under the employment agreement with Mr. Tomae, either party may terminate Mr. Tomae's employment at any time. Information about his potential severance pay and benefits appears under "—Potential Payments Upon Termination or Change in Control" herein.
Kenneth W. Amburn
The Company entered into an employment agreement with Mr. Amburn on July 1, 2011. Mr. Amburn's employment agreement sets forth the terms and conditions of his employment as Executive Vice President, Operations of the Company for a three-year term ending on July 1, 2014, subject to extension as set forth in his employment agreement. Following the three-year term of employment (or the applicable extension term, if any), Mr. Amburn will remain employed on an at will basis until such time as the Company provides a written notice of termination in accordance with the terms of his employment agreement. Pursuant to this employment agreement, Mr. Amburn will receive an annual base salary of not less than $275,000. Mr. Amburn is also eligible to participate in the Annual Incentive Plan and is eligible to earn a performance-based bonus thereunder. He is also eligible to participate in other plans, including but not limited to the 2010 Plan.
Mr. Amburn is eligible to participate in the benefits programs generally available to the Company's other senior executives.

Under the employment agreement with Mr. Amburn, either party may terminate Mr. Amburn's employment at any time. Information about his potential severance pay and benefits appears under "-Potential Payments Upon Termination or Change in Control" herein.
Rosemary M. Hauser
The Company entered into an employment agreement with Ms. Hauser on May 30, 2012. Ms. Hauser's employment agreement set forth the terms and conditions of her employment as Executive Vice President and Chief Information Officer of the Company for a three-year term commencing on May 30, 2012, subject to extension as set forth in her employment agreement. Following the three-year term of employment (or the applicable extension term, if any), Ms. Hauser would have continued on an at will basis until such time as the Company provided a written notice of termination in accordance with the terms of her employment agreement. Pursuant to this employment agreement, Ms. Hauser received an annual base salary of not less than $275,000. Ms. Hauser was also eligible to participate in the Annual Incentive Plan and was eligible to earn a performance-based bonus thereunder. She was also eligible to participate in other plans, including but not limited to the 2010 Plan.
Ms. Hauser was eligible to participate in the benefits programs generally available to the Company's other senior executives.
Ms. Hauser's employment with the Company terminated without cause effective as of September 5, 2013. In accordance with her employment agreement, Ms. Hauser received a separation payment which consisted of: (x) her accrued, but unpaid, base salary through the date of termination, unpaid or unreimbursed expenses and accrued and unpaid vacation pay as provided under the Company's employee benefits plans upon a termination of employment; and (y) an amount equal to the sum of (A) two times the amount of Ms. Hauser's then-current base salary, (B) two times the amount of her average Annual Incentive Plan bonus for 2012 and 2011 where the average was determined by reference to the actual annual bonus paid to Ms. Hauser and (C) the cost of continued health and disability insurance coverage for Ms. Hauser for a period of twenty-four months following her termination. In accordance with the employment agreement, the Company did not provide any tax gross-up on the benefits paid under the agreement.
Tax Considerations
Section 162(m) of the Code generally disallows a tax deduction to public corporations for taxable compensation, other than performance-based compensation, over $1.0 million paid for any fiscal year to any of the corporation's CEO and four other most highly compensated executive officers (excluding the Chief Executive Officer) as of the end of any fiscal year. The Company's policy is to qualify its executive program and plans for deductibility under Section 162(m) to the extent the committee determines such action to be appropriate.
While the committee's general policy is to preserve the deductibility of compensation paid to the NEOs, the committee nevertheless authorizes payments that might not be deductible if it believes that they are in the best interests of the Company and its shareholders. For the year ended December 31, 2013, $1.1 million was disallowed as a tax deduction.
Realized Compensation
The SEC's calculation of total compensation, as shown in the Summary Compensation table, includes several items that are driven by accounting assumptions. In some cases, the actual compensation realized by the NEOs may be very different than what is reported in the Summary Compensation table and compensation reported may not be realized for many years, if at all. Furthermore, realized compensation for an NEO for any given year may be greater or less than the compensation reported in the Summary Compensation table for that year depending on fluctuations in stock prices on the grant and vesting dates, differences in equity grant values from year to year and SEC reporting requirements, as described below.
The primary difference between the table below (the "Realized Compensation table") and the Summary Compensation table is the method used to value restricted stock awards and stock options. SEC rules require that the grant date fair value of all restricted stock awards (calculated as the fair market value of the common stock on the date of grant) and stock options (estimated using the Black-Scholes option pricing model, as outlined in footnote (2) of the Summary Compensation table) be reported in the Summary Compensation table during the year in which they were granted. As a result, a significant portion of the total compensation amounts reported in the Summary Compensation table relates to restricted stock awards that have not vested and stock options that have not been exercised during the year. In contrast, the Realized Compensation table below includes only the value of restricted stock awards that vested (calculated as the fair market value of the common stock on the date of vesting) and stock options that were exercised (calculated as the difference between the exercise price and the market value of the common stock on the date of exercise) during the applicable fiscal year. In addition, the Realized Compensation table below does not include any items from the "All Other Compensation" column of the Summary Compensation table, which include (1) matching contributions made by the Company to its 401(k) retirement savings plan, (2) contributions made by the Company to the term life insurance plan it sponsors and (3) relocation expense reimbursement, since in each case for subsections (1), (2) and (3) there is no cash compensation received by the NEO for these benefits, as well as (4) severance expenses, because this is not compensation received during the course of employment with the Company.
The Realized Compensation table below supplements the Summary Compensation table and shows compensation actually realized by each NEO in 2013, 2012 and 2011, as described above.

Name and Principal Position	Year	Salary (1) $	Bonus $	Non-Equity Incentive Plan Compensation (2) $	Stock Awards (3) $	Option Awards (4) $	Total $
Paul H. Sunu (5) Director and Chief Executive Officer	2013	787,500	—	787,500	378,100	—	1,953,100
	2012	768,750	—	768,000	138,000	—	1,674,750
	2011	750,000	157,220	—	517,500	—	1,424,720
Ajay Sabherwal Executive Vice President and Chief Financial Officer	2013	387,500	—	238,500	127,625	—	753,625
	2012	377,500	—	190,000	39,100	—	606,600
	2011	370,000	90,000	—	146,625	—	606,625
Peter G. Nixon Executive Vice President, External Affairs and Operational Support	2013	328,000	—	200,000	108,723	—	636,723
	2012	325,000	—	162,500	31,050	—	518,550
	2011	325,000	136,258	—	116,438	—	577,696
Anthony A. Tomae (6) Executive Vice President and Chief Revenue Officer	2013	325,500	—	200,000	97,875	—	623,375
	2012	221,539	—	160,000	—	—	381,539
Kenneth W. Amburn Executive Vice President, Operations	2013	303,500	—	188,400	89,803	—	581,703
	2012	290,000	—	147,500	31,050	—	468,550
	2011	265,865	35,000	—	116,438	—	417,303
Rosemary M. Hauser (7) Former Executive Vice President and Chief Information Officer	2013	192,451	—	—	50,745	13,167	256,363
	2012	265,288	—	132,700	14,798	—	412,786
	2011	96,154	—	—	—	—	96,154

(1)	Base salary as reported on the respective NEO's W-2 and as presented in the Summary Compensation table.

(2)	For 2013, represents the performance-based compensation under the Annual Incentive Plan earned during 2013 and paid in 2014, as presented in the Summary Compensation table.

(3)
The value of restricted stock that vested during the year, as reported on the respective NEO's W-2 and as presented in the table within "—Option Exercises and Stock Vested for 2013" herein (the "Option Exercises and Stock Vested for 2013 table").

(4)	The value of stock options exercised during the year, as reported on the respective NEO's W-2 and as presented in the Option Exercises and Stock Vested for 2013 table.

(5)	Mr. Sunu does not receive any compensation for serving on our board of directors.

(6)	Mr. Tomae began employment with FairPoint on April 23, 2012.

(7)	Ms. Hauser's employment with FairPoint terminated effective September 5, 2013.

2013 Summary Compensation Table
The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary $	Bonus(1) $	Stock Awards(1)(2) $	Option Awards(1)(2) $	Non-Equity Incentive Plan Compensation(3) $	All Other Compensation(4) $	Total $
Paul H. Sunu (5) Director and Chief Executive Officer	2013	787,500	—	378,400	390,485	787,500	15,414	2,359,299
	2012	768,750	—	—	95,746	768,000	15,518	1,648,014
	2011	750,000	157,220	2,223,600	1,016,250	—	103,783	4,250,853
Ajay Sabherwal Executive Vice President and Chief Financial Officer	2013	387,500	—	132,440	139,162	238,500	14,268	911,870
	2012	377,500	—	—	30,918	190,000	14,175	612,593
	2011	370,000	90,000	630,020	341,460	—	15,916	1,447,396
Peter G. Nixon Executive Vice President, External Affairs and Operational Support	2013	328,000	—	122,980	114,238	200,000	14,049	779,267
	2012	325,000	—	—	25,931	162,500	13,972	527,403
	2011	325,000	136,258	500,310	268,290	—	13,653	1,243,511
Anthony A. Tomae (6) Executive Vice President and Chief Revenue Officer	2013	325,500	—	85,140	91,390	200,000	139,882	841,912
	2012	221,539	—	142,020	59,093	160,000	10,173	592,825
Kenneth W. Amburn Executive Vice President, Operations	2013	303,500	—	104,060	112,161	188,400	13,281	721,402
	2012	290,000	—	—	25,930	147,500	13,251	476,681
	2011	265,865	35,000	500,310	268,290	—	13,087	1,082,552
Rosemary M. Hauser (7) Former Executive Vice President and Chief Information Officer	2013	192,451	—	56,760	33,233	—	736,882	1,019,326
	2012	265,288	—	—	11,369	132,700	13,558	422,915
	2011	96,154	—	45,850	28,480	—	3,348	173,832
(1) All 2011 bonus payments, stock awards and option awards were made in accordance with the Reorganization Plan, upon emergence from bankruptcy.
(2) The amounts shown are the grant date fair value of the stock and option awards, adjusted to eliminate the effect of any forfeiture assumption in calculating stock compensation, computed in accordance with the Compensation—Stock Compensation Topic of the Accounting Standards Codification ("ASC"). The grant date fair value per share of the restricted stock awards was calculated as the fair market value per share of the common stock on the date of grant. The grant date fair value per share of the restricted stock awarded on the Effective Date is equal to the fair value per share of the Company's common stock calculated in conjunction with fresh start accounting. The grant date fair value per share of the stock options was estimated using the Black-Scholes option pricing model which requires the use of various assumptions including the expected life of the option, expected dividend rate, expected volatility and risk-free interest rate. Key assumptions used for determining the fair value of the stock options granted during 2013, 2012 and 2011 were as follows:

	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
Expected life (a)	5.5 - 6 years	5.75 - 6 years	5.75 years
Expected dividend (b)	—	—	—
Expected volatility (c)	45%	45%	45%
Risk-free interest rate (d)	0.77% - 1.01%	0.875% - 1.21%	2.37%

(a)
The expected lives (estimated period of time outstanding) of stock options granted were estimated using the 'Simplified Method' which utilizes the midpoint between the vesting date and the end of the contractual term. This method was utilized for the stock options due to the lack of historical exercise behavior of the Company's employees.

(b)	For all stock options granted during 2013, 2012 and 2011, no dividends are expected to be paid over the contractual term of the stock options resulting in the use of a zero expected dividend rate.

(c)
The expected volatility rate is based on the observed historical and implied volatilities of comparable companies, which were adjusted to account for the various differences between the comparable companies and the Company.

(d)
The risk-free interest rate is specific to the date of grant. On the Effective Date, the risk-free interest rate was interpolated from the yields on the 5-year and 7-year United States Treasury bonds. For stock options granted after the Effective Date, the risk-free interest rate is interpolated from the yields on the 5-year and 7-year United States Treasury constant maturity market yield in effect at the time of the grant.

(3) These awards were granted pursuant to the Annual Incentive Plan. The 2013 amounts were paid in March 2014.
See "—Annual Incentive Compensation Awards" for additional information.
(4) The amount shown for 2013 reflects the following for each NEO:

•
Matching contributions made by FairPoint to its 401(k) retirement savings plan in the amounts of $12,750 for Mr. Sunu, $12,750 for Mr. Sabherwal, $12,750 for Mr. Nixon, $12,750 for Mr. Tomae, $12,750 for Mr. Amburn and $8,565 for Ms. Hauser;

•
Contributions made by FairPoint to the term life insurance plans it sponsors for all eligible employees (including our NEOs) in the amounts of $2,664 for Mr. Sunu, $1,518 for Mr. Sabherwal, $1,299 for Mr. Nixon, $1,279 for Mr. Tomae, $531 for Mr. Amburn and $323 for Ms. Hauser;

•	Relocation expenses reimbursed by FairPoint in the amount of $125,853 for Mr. Tomae; and

•	Severance expenses paid by FairPoint in the amount of $727,994 for Ms. Hauser.
(5) Mr. Sunu does not receive any compensation for serving on our board of directors.
(6) Mr. Tomae began employment with FairPoint on April 23, 2012.
(7) Ms. Hauser's employment with FairPoint terminated effective September 5, 2013.

Grants of Plan-Based Awards for 2013

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Closing Market Price on Date of Option Award Grant(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Paul H. Sunu Director and Chief Executive Officer	2/12/2013	393,750	787,500	1,181,250	—	—	—	—	—
	1/22/2013(2)	—	—	—	—	94,000	9.36	9.46	390,485
	1/22/2013(2)	—	—	—	40,000	—	—	N/A	378,400
Ajay Sabherwal Executive Vice President and Chief Financial Officer	2/12/2013	96,875	193,750	290,625	—	—	—	—	—
	1/22/2013(2)	—	—	—	—	28,000	9.36	9.46	116,314
	1/22/2013(3)	—	—	—	—	5,500	9.36	9.46	22,848
	1/22/2013(2)	—	—	—	12,000	—	—	N/A	113,520
	1/22/2013(3)	—	—	—	2,000	—	—	N/A	18,920
Peter G. Nixon Executive Vice President, External Affairs and Operational Support	2/12/2013	82,000	164,000	246,000	—	—	—	—	—
	1/22/2013(2)	—	—	—	—	24,500	9.36	9.46	101,776
	1/22/2013(3)	—	—	—	—	3,000	9.36	9.46	12,462
	1/22/2013(2)	—	—	—	11,000	—	—	N/A	104,060
	1/22/2013(3)	—	—	—	2,000	—	—	N/A	18,920
Anthony A. Tomae Executive Vice President and Chief Revenue Officer	2/12/2013	81,375	162,750	244,125	—	—	—	—	—
	1/22/2013(2)	—	—	—	—	22,000	9.36	9.46	91,390
	1/22/2013(2)	—	—	—	9,000	—	—	N/A	85,140
Kenneth W. Amburn Executive Vice President, Operations	2/12/2013	75,875	151,750	227,625	—	—	—	—	—
	1/22/2013(2)	—	—	—	—	27,000	9.36	9.46	112,161
	1/22/2013(2)	—	—	—	11,000	—	—	N/A	104,060
Rosemary M. Hauser* Former Executive Vice President and Chief Information Officer	2/12/2013	71,000	142,000	213,000	—	—	—	—	—
	1/22/2013(2)	—	—	—	—	8,000	9.36	9.46	33,233
	1/22/2013(2)	—	—	—	6,000	—	—	N/A	56,760

(1)
See "—Annual Incentive Compensation Awards" and the Summary Compensation table for additional information. Amounts represent potential payouts under the Annual Incentive Plan based on a percentage of 2013 annual base salary assuming achievement of the financial and service quality targets as follows: 50% for threshold, 100% for target and 150% for maximum. The actual amounts under the Annual Incentive Plan for 2013 for Mr. Sunu, Mr. Sabherwal, Mr. Nixon, Mr. Tomae and Mr. Amburn were paid in March 2014 and are indicated in the Summary Compensation table.

(2)
These awards and options were granted under the 2010 Plan and are time-vested, with 25% vesting on the grant date and the remainder vesting in three equal annual installments, commencing on the first anniversary date of the grant.

(3)	These awards and options were granted under the 2010 Plan and vested 100% on the grant date.

(4)
Reflects the grant date fair value of stock awards and options based on the number of awards included in the grant and the fair value of the awards at the date of grant, as determined in accordance with the Compensation—Stock Compensation Topic of the ASC. In the case of restricted stock this amount is equal to the number of restricted shares issued multiplied by the market value of the Company's common stock on the date of grant. See note (2) to the Summary Compensation table for more information on the assumptions used.

(5)	Exercise price of stock options is calculated as the average of the low and high market value of the Company's common stock on the date of grant.
* Ms. Hauser's employment with FairPoint terminated effective September 5, 2013.

Outstanding Equity Awards at December 31, 2013

		Option Awards				Stock Awards
Name (1)	Grant Date	Number of Securities Underlying Unexercised Options (2) (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (2) (#)	Option Exercise Price (3) ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (5) ($)
Paul H. Sunu Director and Chief Executive Officer	1/22/2013	—	—	—	—	30,000	339,300
	1/22/2013	23,500	70,500	9.36	1/22/2023	—	—
	1/24/2012	24,000	24,000	4.56	1/24/2022	—	—
	1/24/2011	—	—	—	—	30,000	339,300
	1/24/2011	93,750	31,250	24.29	1/24/2021	—	—
Ajay Sabherwal Executive Vice President and Chief Financial Officer	1/22/2013	—	—	—	—	9,000	101,790
	1/22/2013	12,500	21,000	9.36	1/22/2023	—	—
	1/24/2012	7,750	7,750	4.56	1/24/2022	—	—
	1/24/2011	—	—	—	—	8,500	96,135
	1/24/2011	31,500	10,500	24.29	1/24/2021	—	—
Peter G. Nixon Executive Vice President, External Affairs and Operational Support	1/22/2013	—	—	—	—	8,250	93,308
	1/22/2013	9,125	18,375	9.36	1/22/2023	—	—
	1/24/2012	6,500	6,500	4.56	1/24/2022	—	—
	1/24/2011	—	—	—	—	6,750	76,343
	1/24/2011	24,750	8,250	24.29	1/24/2021	—	—
Anthony A. Tomae Executive Vice President and Chief Revenue Officer	1/22/2013	—	—	—	—	6,750	76,343
	1/22/2013	5,500	16,500	9.36	1/22/2023	—	—
	5/30/2012	—	—	—	—	18,000	203,580
	5/30/2012	8,667	17,333	5.29	5/30/2022	—	—
Kenneth W. Amburn Executive Vice President, Operations	1/22/2013	—	—	—	—	8,250	93,308
	1/22/2013	6,750	20,250	9.36	1/22/2023	—	—
	1/24/2012	6,500	6,500	4.56	1/24/2022	—	—
	1/24/2011	—	—	—	—	6,750	76,343
	1/24/2011	24,750	8,250	24.29	1/24/2021

(1)	No stock options or stock awards were outstanding at December 31, 2013 for Rosemary M. Hauser.

(2)
These stock options were granted under the 2010 Plan. Refer to "—Grants of Plan-Based Awards for 2013" for vesting details of the January 22, 2013 grant. All stock options granted on January 24, 2011 and 2012, respectively, are time-vested, with 25% vesting on the grant date and the remainder vesting in three equal annual installments, commencing on the first anniversary date of the grant. All stock options granted on May 30, 2012 are time-vested, vesting in three equal annual installments, commencing on the first anniversary date of the grant.

(3)
For the 2012 and 2013 stock options, the exercise price is calculated as the average of the low and high market value of the Company's common stock on the date of grant. For the stock options granted on January 24, 2011, the Effective Date, the exercise price was based on the weighted average twenty-day trading price of the Company's common stock following the Effective Date.

(4)
These stock awards were granted under the 2010 Plan. Refer to "—Grants of Plan-Based Awards for 2013" for vesting details of the January 22, 2013 grant. All stock awards granted on January 24, 2011 are time-vested, with 25% vesting on the grant date and the remainder vesting in three equal annual installments, commencing on the first anniversary date of the grant. All stock awards granted on May 30, 2012 are time-vested, vesting in three equal annual installments, commencing on the first anniversary date of the grant.

(5)	Computed by multiplying the number of unearned shares that have not vested by $11.31, the market closing price of the Company's common stock on December 31, 2013.
Option Exercises and Stock Vested for 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Paul H. Sunu Director and Chief Executive Officer	—	—	40,000	378,100
Ajay Sabherwal Executive Vice President and Chief Financial Officer	—	—	13,500	127,625
Peter G. Nixon Executive Vice President, External Affairs and Operational Support	—	—	11,500	108,723
Anthony A. Tomae Executive Vice President and Chief Revenue Officer	—	—	11,250	97,875
Kenneth W. Amburn Executive Vice President, Operations	—	—	9,500	89,803
Rosemary M. Hauser Former Executive Vice President and Chief Information Officer	2,850	13,167	5,333	50,745

(1)
Value realized by Ms. Hauser is computed by multiplying the number of shares acquired upon exercise by the difference between the market price of the underlying securities on the exercise date ($9.18) and the strike price of the stock options ($4.56).

(2)
Value realized is computed by multiplying the number of shares acquired upon vesting by the market price of the underlying securities on the vesting date of January 22, 2013 ($9.46), January 24, 2013 ($9.45) and May 30, 2013 ($8.51).

Nonqualified Deferred Compensation
Pursuant to the Company's nonqualified deferred compensation plan, prior to entering Chapter 11, certain executives, including NEOs, could defer a portion of their annual salary and bonuses. Deferral elections could be made by eligible executives in each year for amounts to be earned in the following year. An executive could defer up to 50% of his or her annual salary and up to 100% of his or her annual bonus. Deferral elections have not been permitted since January 1, 2010 and all prior balances from salary and bonus deferrals were distributed at the beginning of 2011. Notwithstanding such distributions, the plan remains in effect.

Potential Payments Upon Termination or Change in Control
As of December 31, 2013, FairPoint had employment agreements with Paul H. Sunu, Ajay Sabherwal, Peter G. Nixon, Anthony A. Tomae and Kenneth W. Amburn. The employment agreements provide benefits to our NEOs in the event their employment is terminated under certain circumstances as summarized below. In addition, as described below, FairPoint had an employment agreement with Rosemary M. Hauser, whose employment terminated without cause effective September 5, 2013, pursuant to which Ms. Hauser received certain benefits upon such termination.
Employment Agreements
Paul H. Sunu
On April 9, 2013, the Company entered into the 2013 Employment Agreement with Mr. Sunu. Under the 2013 Employment Agreement, in the event (a) the Company terminates Mr. Sunu's employment without cause (as defined in the 2013 Employment Agreement), (b) the term of employment under the Employment Agreement expires following the Company's delivery of a non-extension notice or (c) Mr. Sunu resigns his employment for good reason (as defined in the 2013 Employment Agreement), Mr. Sunu is entitled to receive (i) any accrued but unpaid base salary through the date of the termination, any unpaid Annual Incentive Plan bonus (in respect of any completed fiscal year that has ended prior to the date of the termination of Mr. Sunu's employment), any unpaid or unreimbursed expenses and any benefits to be provided under the Company's employee benefits plans upon a termination of employment; and (ii) an amount equal to the sum of (A) two times the amount of Mr. Sunu's then-current base salary, (B) two times the amount of his average Annual Incentive Plan bonus; and (C) the cost of continued health and disability insurance coverage for Mr. Sunu and his covered dependents for a period of 24 months. Mr. Sunu will also be entitled to any (x) amounts payable under the 2010 Plan (in accordance with its terms) and (y) a pro rata portion of the Annual Incentive Plan bonus for the year in which the termination occurred. The amount of Mr. Sunu's average Annual Incentive Plan bonus will be determined based on Mr. Sunu's actual annual incentive plan bonus in the two years immediately preceding the year in which termination occurs.
In addition, upon termination of his employment under the circumstances described in (a), (b) and (c) of the preceding paragraph, Mr. Sunu is entitled to immediate accelerated vesting of (i) the next tranche of any time-based equity award that would have otherwise vested except for the termination or receipt of a non-extension notice and (ii) any performance-based equity award, if, in the discretion of the compensation committee, the performance vesting criteria have been met as of the date of termination, prorated for the time employed during the performance period prior to the date of termination or receipt of a non-extension notice. The benefits and payments described in this and the preceding paragraph are subject to adjustment in the event that Mr. Sunu's employment is terminated by the Company without cause (other than due to his death or disability) within 12 months before or 12 months after a change in control (as defined in the 2013 Employment Agreement). The amount of Mr. Sunu's bonus upon termination related to a change in control will be the greater of (B) of the preceding paragraph or two times his target Annual Incentive Plan bonus for the year in which the termination occurred. Also upon the occurrence of a change in control, Mr. Sunu's unvested benefits under the 2010 Plan are accelerated and vest in full.
Pursuant to the 2013 Employment Agreement, in the event that Mr. Sunu's employment is terminated (a) by the Company with cause, (b) by Mr. Sunu without good reason or (c) upon the expiration of the term of employment following delivery by Mr. Sunu to the Company of a non-extension notice, Mr. Sunu is entitled to (x) any accrued but unpaid base salary through the date of the termination of Mr. Sunu's employment, (y) any unpaid or unreimbursed expenses and (z) any benefits to be provided under the Company's employee benefits plans (in accordance with the terms of such plans). Mr. Sunu will also be entitled to amounts payable under the 2010 Plan (in accordance with its terms). However, Mr. Sunu will be entitled to receive the payments and benefits as provided by the 2013 Employment Agreement for termination by Mr. Sunu for good reason, subject to the same conditions as those under such circumstances, in the event that Mr. Sunu provides the Company with notice of his termination of employment without good reason during the 13th month following the consummation of a change in control.
In the event that Mr. Sunu's employment is terminated due to death or disability, Mr. Sunu or his estate or his beneficiaries, as the case may be, are entitled to (i) any accrued but unpaid base salary through the date of the termination of Mr. Sunu's employment, (ii) any unpaid Annual Incentive Plan bonus (in respect of any completed fiscal year that has ended prior to the date of the termination of Mr. Sunu's employment), (iii) any unpaid or unreimbursed expenses, (iv) any benefits to be provided under the Company's employee benefits plans (in accordance with such plans), (v) amounts payable under the 2010 Plan (in accordance with its terms) and (vi) an amount equal to the sum of (x) Mr. Sunu's then-current base salary, (y) Mr. Sunu's Annual Incentive Plan bonus for the immediately preceding fiscal year and (z) the cost of continued health and disability insurance coverage for Mr. Sunu and his covered dependents during the 12-month period following the date of such termination.
Under the 2013 Employment Agreement, Mr. Sunu is also entitled to reimbursement by the Company of his relocation expenses in an amount up to $480,000 upon conclusion of his employment for any reason other than his death or a termination by the

Company for cause. In order to receive such reimbursement, Mr. Sunu must incur the reimbursable expenses and submit requests for such reimbursement within 18 months of the termination of his employment with the Company; provided, however, that the relocation expenses will be deemed expended in full by Mr. Sunu on the date that is 18 months subsequent to such termination and Mr. Sunu will receive any of the $480,000 not previously reimbursed within 30 days of such date.
The payment of any amount or provision of any benefit, subject to certain exceptions set forth in the 2013 Employment Agreement, is conditioned upon Mr. Sunu's execution and delivery to the Company of a release of all claims against, among other parties, the Company and its subsidiaries, in connection with those termination circumstances under the 2013 Employment Agreement requiring a release. In addition, Mr. Sunu's entitlement to payments and benefits upon termination under the 2013 Employment Agreement is subject to his compliance with a non-interference agreement with the Company, pursuant to which Mr. Sunu agrees to, among other things, certain non-competition and non-solicitation provisions for 24 months following the termination of his employment with the Company.
Ajay Sabherwal, Peter G. Nixon, Anthony A. Tomae and Kenneth W. Amburn
Under the employment agreements with each of the above named executives, either party may terminate the executive's employment at any time. In the event (i) the Company terminates the executive's employment without cause (as defined in the employment agreements) prior to the expiration of the term of employment, (ii) the Company delivers a termination notice to the executive in accordance with the provisions of his employment agreement prior to the expiration of the initial three-year employment period or (iii) the executive resigns his employment for good reason (as defined in the employment agreements), the executive will receive: (x) any accrued but unpaid base salary through the date of the termination, any unpaid Annual Incentive Plan bonus (in respect of any completed fiscal year that has ended prior to the date of the termination of the executive's employment), any unpaid or unreimbursed expenses, any benefits to be provided under the Company's employee benefits plans upon a termination of employment and any amounts payable under the 2010 Plan; and (y) an amount equal to the sum of (A) two times the amount of the executive's then-current base salary, (B) two times the amount of his average Annual Incentive Plan bonus for the immediately preceding two fiscal years where such average is determined by reference to the actual annual bonus paid to the executive for the immediately two preceding fiscal years; and (C) the cost of continued health and disability insurance coverage for the executive and his covered dependents for a period of 24 months following such termination or resignation, as applicable. In the case of (iii) above, the executive is also entitled to accelerated vesting of the next tranche of awards payable under the 2010 Plan. The employment agreements do not require the Company to provide any tax gross-up on the benefits paid under the employment agreements.
In the event the Company terminates the executive's employment without cause (as defined in the employment agreements) or the Company delivers a termination notice to the executive, in either case after the expiration of the term of employment, the executive will receive: (i) any accrued but unpaid base salary through the date of the termination, (ii) any unpaid or unreimbursed expenses, (iii) any benefits to be provided under the Company's employee benefits plans and (iv) any amounts payable under the 2010 Plan. However, if such termination occurs within six months of a change in control, the executive is also entitled to any unpaid Annual Incentive Plan bonus (in respect of any completed fiscal year that has ended prior to the date of the termination of the executive's employment) and each of the payments and benefits described in (A) and (C) of the immediately preceding paragraph. The amount of the executive's bonus upon termination related to a change in control will be the greater of (B) of the preceding paragraph or two times his target Annual Incentive Plan bonus for the year in which the termination occurred.
In the event that the executive's employment is terminated due to death or disability, the executive or his estate or his beneficiaries, as the case may be, is entitled to (i) any accrued but unpaid base salary through the date of the termination of the executive's employment, (ii) any unpaid Annual Incentive Plan bonus (in respect of any completed fiscal year that has ended prior to the date of the termination of the executive's employment), (iii) any unpaid or unreimbursed expenses, (iv) any benefits to be provided under the Company's employee benefits plans (in accordance with such plans) and (v) any amounts payable under the 2010 Plan.
In the event that the executive's employment is terminated (i) by the Company with cause, (ii) by the executive without good reason or (iii) upon the delivery by the executive to the Company of a termination notice pursuant to the terms of his employment agreement, the executive is entitled to any accrued but unpaid base salary through the date of the termination of the executive's employment, any unpaid or unreimbursed expenses, any benefits to be provided under the Company's employee benefits plans upon a termination of employment (in accordance with the terms of such plans) and any amounts payable under the 2010 Plan.
Upon the occurrence of a change in control, all of the executives' unvested benefits under the 2010 Plan are accelerated and vest in full.
The executive's entitlement to payments and benefits under his employment agreement is subject to his compliance with a non-interference agreement with the Company, pursuant to which the executive agrees to, among other things, certain non-competition and non-solicitation provisions for 12 months following his employment with the Company.

In addition, in the event that (i) the executive's employment is terminated due to death or disability, (ii) the Company terminates the executive's employment without cause, (iii) the Company delivers a termination notice prior to the expiration of the executive's term of employment pursuant to the provisions of the employment agreement, or (iv) the executive terminates his employment with good reason in accordance with his employment agreement, the payment of any amount or provision of any benefit in connection therewith is conditioned upon the executive's execution and delivery to the Company of a release of all claims, subject to certain exceptions set forth in the employment agreements.
Rosemary M. Hauser
Ms. Hauser's employment with the Company terminated effective as of September 5, 2013. The benefits and payments provided to her in connection with such termination were provided pursuant to her employment agreement with the Company dated as of May 30, 2012.
Under the employment agreement with Ms. Hauser, either party may have terminated Ms. Hauser's employment at any time. In the event the Company terminated Ms. Hauser's employment without cause (as defined in the employment agreement), Ms. Hauser was to receive: (x) any accrued but unpaid base salary through the date of termination of Ms. Hauser's employment and any Annual Incentive Plan bonus (in respect of any completed fiscal year that had ended prior to the date of the termination of Ms. Hauser's employment), any unpaid or unreimbursed expenses, any benefits provided under the Company's employee benefit plans upon a termination of employment and any amounts payable under the 2010 Plan; and (y) an amount equal to the sum of (A) two times the amount of Ms. Hauser's then-current base salary, (B) two times the amount of her average Annual Incentive Plan bonus for the immediately preceding two fiscal years where the average is determined by reference to the actual annual bonus paid to Ms. Hauser for the immediately two preceding fiscal years and (C) the cost of continued health and disability insurance coverage for Ms. Hauser and her covered dependents for a period of 24 months following such termination. The employment agreement did not require the Company to provide any tax gross-up on the benefits paid under the employment agreement.
Ms. Hauser's entitlement to payments and benefits under her employment agreement are subject to her compliance with a non-interference agreement with the Company, pursuant to which Ms. Hauser agreed to, among other things, certain non-competition and non-solicitation provisions for 12 months following her employment with the Company.
In addition, in the event that the Company terminated Ms. Hauser's employment without cause in accordance with her employment agreement, the payment of any amount or provision of any benefit in connection therewith was conditioned upon Ms. Hauser's execution and delivery to the Company of a general release of claims.
As a result of Ms. Hauser's termination effective as of September 5, 2013, she was entitled to and received the payments and benefits set forth above in connection with her termination without cause.
Potential Post-Employment Payments Table
The following table shows cash compensation and other benefits that would have been provided under the employment agreements with the NEOs if their employment had terminated on December 31, 2013 under conditions that would trigger payments, other than Ms. Hauser. The information set forth in the table below with respect to Ms. Hauser shows the cash compensation and other benefits provided to her in connection with the termination of her employment with the Company without cause effective September 5, 2013.

Reason for Payment	Base Salary(1) ($)	Bonus(2) ($)	Acceleration and Continuation of Equity Awards(3) ($)	Continuation of Medical/Welfare Benefits(4) ($)	Relocation(5) ($)	Total Termination Benefits ($)
Paul H. Sunu Director and Chief Executive Officer
Involuntary termination with cause	—	—	—	—	—	—
Voluntary termination without good reason	—	—	—	—	480,000	480,000
Death	800,000	768,000	327,967	22,006	—	1,917,973
Disability	800,000	768,000	327,967	22,006	480,000	2,397,973
Termination without cause, non-extension or voluntary termination with good reason	1,600,000	768,000	198,031	44,013	480,000	3,090,044
Termination after change in control	1,600,000	1,575,000	474,805	44,013	480,000	4,173,818

Reason for Payment	Base Salary(1) ($)	Bonus(2) ($)	Acceleration and Continuation of Equity Awards(3) ($)	Continuation of Medical/Welfare Benefits(4) ($)	Relocation(5) ($)	Total Termination Benefits ($)
Ajay Sabherwal Executive Vice President and Chief Financial Officer
Involuntary termination with cause or voluntary termination without good reason	—	—	—	—	—	—
Death or disability	—	—	98,529	—	—	98,529
Termination without cause	790,000	190,000	39,461	55,471	—	1,074,932
Voluntary termination with good reason	790,000	190,000	59,548	55,471	—	1,095,019
Termination after change in control	790,000	387,500	142,588	55,471	—	1,375,559
Peter G. Nixon Executive Vice President, External Affairs and Operational Support
Involuntary termination with cause or voluntary termination without good reason	—	—	—	—	—	—
Death or disability	—	—	87,162	—	—	87,162
Termination without cause	662,000	162,500	35,340	41,330	—	901,170
Voluntary termination with good reason	662,000	162,500	51,429	41,330	—	917,259
Termination after change in control	662,000	328,000	125,564	41,330	—	1,156,894
Anthony A. Tomae Executive Vice President and Chief Revenue Officer
Involuntary termination with cause or voluntary termination without good reason	—	—	—	—	—	—
Death or disability	—	—	140,241	—	—	140,241
Termination without cause	662,000	160,000	53,957	54,959	—	930,916
Voluntary termination with good reason	662,000	160,000	77,605	54,959	—	954,564
Termination after change in control	662,000	325,500	185,519	54,959	—	1,227,978
Kenneth W. Amburn Executive Vice President, Operations
Involuntary termination with cause or voluntary termination without good reason	—	—	—	—	—	—
Death or disability	—	—	88,946	—	—	88,946
Termination without cause	624,000	147,500	37,124	24,882	—	833,506
Voluntary termination with good reason	624,000	147,500	53,212	24,882	—	849,594
Termination after change in control	624,000	303,500	130,915	24,882	—	1,083,297
Rosemary M. Hauser (6) Former Executive Vice President and Chief Information Officer
Termination without cause	568,000	132,700	13,785	27,294	—	741,779

(1)
Other than for Mr. Sunu in the event of his death or disability, the base salary paid upon termination under the applicable scenario is calculated as two times the 2013 base salary. In the event of Mr. Sunu's death or disability, the base salary is equal to his 2013 base salary.

(2)
Other than for Mr. Sunu in the event of his death or disability, the bonus paid upon termination under the applicable scenario is calculated as two times the average of the annual bonus paid for the immediately two preceding fiscal years (fiscal years 2012 and 2011), except in the case of termination due to a change in control, which is two times the annual bonus target. In the event of Mr. Sunu's death or disability, the bonus is equal to his annual bonus paid for the immediately preceding fiscal year (fiscal year 2012).

(3)
The amount reflected is the unamortized expense as of December 31, 2013 under the applicable scenario. In the event of death or disability, the amount is calculated for full vesting of stock awards and the next tranche for option awards pursuant to the 2010 Plan. For Mr. Sunu, the amount is calculated for the next tranche of awards in the event of his termination without cause, non-extension of his employment agreement or voluntary termination with good reason. For all NEOs except Mr. Sunu, the amount is calculated for the next tranche of awards in the event of their voluntary termination with good reason or for 50% of unvested awards pursuant to the 2010 Plan in the event of their termination without cause. In the case of termination related to a change in control, the amount is calculated for full vesting of all unvested awards.

(4)
Other than for Mr. Sunu in the event of his death or disability, the cost of continued health and disability insurance coverage paid upon termination under the applicable scenario is calculated at the present value of 24 months of benefits. In the event of Mr. Sunu's death or disability, the amount is calculated at the present value of 12 months of benefits.

(5)	Mr. Sunu is entitled to reimbursement of his relocation expenses up to $480,000 for any reason other than his death or termination by the Company for cause.

(6)	Ms. Hauser's employment with FairPoint terminated effective September 5, 2013. Reflects the actual payment and benefits received by Ms. Hauser upon her termination with the Company without cause.
Director Compensation
We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board of directors. In setting director compensation, we consider the significant amount of time that directors spend in fulfilling their duties to the Company as well as the skill level required by the members of our board of directors. FairPoint's employee director, Mr. Sunu, does not receive any compensation for serving on its board of directors.
2013 Compensation
Cash Compensation. With the exception of Mr. Gingold, who elected to forgo all compensation, the Company's non-employee directors were paid the following cash fees in 2013: (i) an annual fee of $75,000 for serving as a non-employee director; (ii) a $40,000 annual cash retainer for serving as the chairman of the board of directors; (iii) a $30,000 annual cash retainer for serving as the chairperson of the audit committee; (iv) a $20,000 annual cash retainer for serving as the chairperson of the compensation committee, the corporate governance and nominating committee and the regulatory committee; and (v) annual committee member fees of $15,000 for serving on the audit committee and $7,500 for serving on the compensation committee. All annual fees were paid in quarterly installments. The annual cash retainer for serving as the chairperson of the board of directors was increased from $30,000 in 2012 to $40,000 in 2013 due to a recommendation by the compensation committee's compensation consultant to align the compensation with the market.
Equity Compensation. With the exception of Mr. Gingold, who elected to forgo all compensation, on January 22, 2013, each of the Company’s non-employee directors received an award of approximately $150,000 in the form of restricted stock and stock options under the 2010 Plan. These awards vested 100% and were issued on the first anniversary of the grant date, January 22, 2014.
Share Ownership Guidelines
In 2013, our board of directors, upon the recommendation of its compensation committee and its corporate governance and nominating committee, approved share ownership guidelines for the Company’s directors to better align the interests of directors with those of shareholders by requiring directors to acquire and maintain meaningful equity positions in the Company, which, in turn, promotes the Company’s objective of building long-term shareholder value. Under the guidelines, the Company’s directors are required to own shares of the Company’s common stock with a value equal to at least three times their annual base cash retainer. Directors are required to meet these guidelines within five years of the date of adoption of these guidelines (by June 3, 2018) or of such individual becoming subject to them. If a director does not meet the required ownership guidelines within the specified period, he or she may receive all of his or her future board compensation in equity until the goal is met.

2013 Director Summary Compensation Table

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Total ($)
Dennis J. Austin	75,000	120,000	30,000	225,000
Peter C. Gingold (4)	—	—	—	—
Edward D. Horowitz	135,000	120,000	30,000	285,000
Michael J. Mahoney	110,000	120,000	30,000	260,000
Michael K. Robinson	90,000	120,000	30,000	240,000
David L. Treadwell	102,500	120,000	30,000	252,500
Wayne Wilson	105,000	120,000	30,000	255,000

(1)
See the discussion preceding this table for the general method used to determine each non-employee director's cash compensation. For fiscal 2013, the particular components paid as cash compensation in excess of each non-employee director's $75,000 annual retainer were as follows: Mr. Horowitz ($40,000 as chairman of the board of directors and $20,000 as chair of the compensation committee); Mr. Mahoney ($15,000 as member of the audit committee and $20,000 as chair of the regulatory committee); Mr. Robinson ($15,000 as member of the audit committee); Mr. Treadwell ($7,500 as member of the compensation committee and $20,000 as chair of the corporate governance and nominating committee) and Mr. Wilson ($30,000 as chair of the audit committee).

(2)
Reflects the grant date fair value based on the number of awards included in the grant and the fair value of the awards at the date of grant, as determined in accordance with the Compensation—Stock Compensation Topic of the ASC. This amount is equal to the number of shares of restricted stock issued multiplied by the market value of the Company’s common stock on the date of grant. On January 22, 2013, each director, with the exception of Mr. Gingold, was granted 12,685 shares of restricted stock with a market value of $9.46 per share. All stock awards vested on January 22, 2014. See note (2) to the Summary Compensation table for more information on the assumptions used.

(3)
Reflects the grant date fair value based on the number of awards included in the grant and the fair value of the awards at the date of grant, as determined in accordance with the Compensation—Stock Compensation Topic of the ASC. See note (2) to the Summary Compensation table for more information on the assumptions used. On January 22, 2013, each director, with the exception of Mr. Gingold, was granted 7,576 options with a grant date fair value of $9.36 per share, all of which were outstanding at December 31, 2013. All stock options vested on January 22, 2014.

(4)	Mr. Gingold waived the receipt of all compensation.
2014 Equity Compensation Awards
With the exception of Mr. Gingold, who elected to forgo all compensation, on January 22, 2014 the Company’s non-employee directors also received an award of approximately $150,000 in the form of 8,309 shares of restricted stock and 6,491 stock options, which were issued under the 2010 Plan. These awards will vest 100% on the first anniversary of the grant date.
Compensation Committee Interlocks and Insider Participation
The compensation committee of the board of directors was comprised of Mr. Horowitz, Mr. Gingold and Mr. Treadwell in 2013. None of the members of the board of directors who sat on the compensation committee in 2013 was employed by us as an officer or employee during or prior to 2013. No compensation committee member had any interlocking relationships requiring disclosure under applicable rules and regulations and no executive officer of the Company served as a member of the compensation committee of another entity, one of whose executive officers served on our board of directors in 2013.

EXECUTIVE OFFICERS
The following table sets forth the names and positions of our current executive officers and their ages as of March 24, 2014.

Name	Age	Position
Paul H. Sunu	58	Director and Chief Executive Officer
Ajay Sabherwal	48	Executive Vice President and Chief Financial Officer
Shirley J. Linn	63	Executive Vice President, General Counsel and Secretary
Peter G. Nixon	61	Executive Vice President, External Affairs and Operational Support
Anthony A. Tomae	53	Executive Vice President and Chief Revenue Officer
Kenneth W. Amburn	71	Executive Vice President, Operations
John J. Lunny	50	Senior Vice President and Chief Technology Officer
John T. Hogshire	52	Vice President and Controller
The following sets forth selected biographical information for our executive officers who are not directors.
Ajay Sabherwal. In July 2010, Mr. Sabherwal was appointed as our Executive Vice President and CFO. Previously, Mr. Sabherwal served as CFO for Mendel Biotechnology from 2009 to 2010, CFO for Aventine Renewable Energy from 2005 to 2009 and Executive Vice President, Finance and CFO for Choice One Communications from 1999 to 2005. Mr. Sabherwal serves as a director for Lone Pine Resources, an oil and gas exploration and production company based in Calgary, Canada.
Shirley J. Linn. In March 2006, Ms. Linn was appointed as our Executive Vice President, General Counsel and Secretary. Previously, Ms. Linn served as our Senior Vice President, General Counsel and Secretary from September 2004 to March 2006. Prior thereto, Ms. Linn served as our General Counsel since October 2000, our Vice President since October 2000 and our Secretary since December 2000. Prior to joining us, Ms. Linn was in the private practice of law in Charlotte, North Carolina and New York City, in each case where she specialized in general business matters, particularly mergers and acquisitions.
Peter G. Nixon. In July 2011, Mr. Nixon assumed the role of Executive Vice President, External Affairs and Operational Support. Previously, since July 2007, Mr. Nixon served as our President. Prior to July 2007, Mr. Nixon had served as our Chief Operating Officer since November 2002. Previously, Mr. Nixon was our Senior Vice President of Corporate Development from February 2002 to November 2002 and President of our Telecom Group from April 2001 to February 2002. Prior to this, Mr. Nixon served as President of our Eastern Region, Telecom Group from June 1999 to April 2001 and President of Chautauqua and Erie Telephone Corporation, which we refer to as C&E, from July 1997, when we acquired C&E, to June 1999. From April 1989 to June 1997, Mr. Nixon served as Executive Vice President of C&E. From April 1978 to March 1989, Mr. Nixon served as Vice President of Operations for C&E. Mr. Nixon served as the past chairman of the New York State Telecommunications Association from June 1996 to June 1998.
Anthony A. Tomae. In April 2012, Mr. Tomae was appointed as our Executive Vice President and Chief Revenue Officer.  Mr. Tomae previously served as Executive Vice President, Sales and Marketing at Deltacom from 2006 to 2010 and as Senior Vice President of Marketing at Wiltel Communications from 2003 to 2005. Additionally, Mr. Tomae served as Vice President of Marketing and Product Management at Broadwing Communications from 1999 to 2002 and held marketing positions at other telecommunications-related companies prior to that, including Prodigy, Inc. and AT&T.
Kenneth W. Amburn. In October 2010, Mr. Amburn was appointed as our Executive Vice President, Operations. Prior to joining us, Mr. Amburn served as Chief Operating Officer for Madison River Communications from September 2000 to April 2007 and as Vice President of Operations for Madison River Communications from May 1998 to August 2000. Previously, Mr. Amburn served as Vice President for Network Construction Services from September 1995 to April 1998. He also served as Vice President, East Region for Citizens Utilities from July 1993 to August 1995, Sprint/Centel Texas from January 1993 to June 1993 and Centel Texas from January 1985 to December 1992.
John J. Lunny. In September 2013, Mr. Lunny was appointed as our Senior Vice President and Chief Technology Officer. Mr. Lunny is responsible for voice and data network architecture, data center operations, IT, engineering and provisioning, as well as project management and product development. Mr. Lunny has 25 years of network operations, engineering and service delivery experience in the communications industry. He joined FairPoint in 2008 as director of sales engineering and was promoted to vice president of network planning in 2009 and Senior Vice President of Planning and Engineering in 2010 before moving into his current position in 2013. Prior to joining FairPoint, Mr. Lunny was senior director of service delivery at Comcast Business Services and before that he spent 13 years at Level 3 Communications, Inc. in operations, where he took on roles of increasing responsibility and became vice president of operations for the northeast region. Mr. Lunny also worked in sales engineering and operations at Reliance CommTec / Lorain Power.  He began his career in Network Operations for AT&T.
John T. Hogshire. In September 2010, Mr. Hogshire was appointed as our Vice President and Controller.  Mr. Hogshire previously served as the Director of Accounting for Aviat Networks (f/k/a Harris Stratex Networks) from July 2008 to September 2010, as a Consultant with Aviat Networks from January 2008 to July 2008 and as Vice President—Controller of Madison River Communications from December 1998 to July 2007.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Our code of business conduct and ethics, which is posted on our website at www.fairpoint.com, prohibits directors and executive officers from engaging in transactions on behalf of us with a family member or with a company with which they are or their family member is a significant owner or associated or employed in a significant role. Our audit committee must review and approve in advance all material related party transactions or business or professional relationships. All instances involving potential related party transactions or business or professional relationships must be reported to our legal department which will assess the materiality of the transaction or relationship and elevate the matter to the audit committee as appropriate. Any dealings with a related party must be conducted in such a way as to avoid preferential treatment and assure that the terms obtained by us are no less favorable than could be obtained from unrelated parties on an arm's-length basis. Directors and officers are not permitted to enter into, develop or continue any such material transaction or relationship without obtaining prior approval from the audit committee.
Michael K. Robinson, a member of our board of directors, serves as the CEO of Broadview. From time to time, Broadview purchases services from us in the ordinary course of business. In 2013, we provided wholesale services, specifically the resale of access on our network and unbundled network elements, as well as full end-to-end circuit platforms, to Broadview, totaling approximately $1.2 million in the aggregate. This amount is less than 1% of Broadview's gross revenue for 2013. Such services were provided on an arm's-length basis.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own, or are part of a group that owns, more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and NASDAQ. Officers, directors and beneficial owners of more than 10% of our common stock are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of Forms 3, 4 and 5 and amendments thereto available to us and other information obtained from our directors, officers and beneficial owners of more than 10% of our common stock or otherwise available to us, we believe that no director, officer or beneficial owner of more than 10% of our common stock failed to file on a timely basis reports required pursuant to Section 16(a) of the Exchange Act for fiscal year 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our common stock as of March 24, 2014. The information (other than with respect to our current directors and executives) is based on a review of statements filed prior to March 24, 2014 with the SEC pursuant to Sections 13(d), 13(f), 13(g) and 16 of the Exchange Act with respect to our common stock. The following table includes beneficial ownership for:

•	each NEO;

•	all other executive officers as a group;

•	each director and new director nominee;

•	all executive officers and directors as a group; and

•	each person known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock based on such person's most recently filed Schedule 13D or Schedule 13G.
The address of each director and executive officer listed is c/o FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, NC 28202.
The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or to direct the voting of such security, or "investment power", which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

	Common Stock Beneficially Owned (1)
Name	Number	Percent of Class
Executive Officers and Directors:
Paul H. Sunu (2)	464,250	1.7%
Ajay Sabherwal (3)	145,230	0.5%
Peter G. Nixon (4)	118,197	0.4%
Anthony A. Tomae (5)	82,917	0.3%
Kenneth W. Amburn (6)	115,595	0.4%
Rosemary M. Hauser (7)	7,667	*
Other executive officers as a group (3 persons) (8)	187,077	0.7%
Dennis J. Austin (9)	67,155	0.3%
Peter C. Gingold (10)	—	—
Edward D. Horowitz (11)	75,155	0.3%
Michael J. Mahoney (12)	65,155	0.2%
Michael K. Robinson (13)	65,155	0.2%
David L. Treadwell (14)	84,155	0.3%
Wayne Wilson (15)	65,155	0.2%
Peter D. Aquino (16)	—	—
All executive officers and directors as a group (15 persons) (17)	1,542,863	5.8%
5% Shareholders:
Angelo, Gordon & Co., L.P. (18)	5,128,325	19.2%
Anchorage Capital Group, L.L.C. (19)	2,555,755	9.6%
Canton Holdings, L.L.C. (20)	2,445,051	9.2%
Lehman Brothers Holdings Inc. (21)	2,072,895	7.8%
Maglan Capital LP (22)	1,649,259	6.2%
New Generation Advisers LLC (23)	1,507,917	5.7%
BlackRock, Inc. (24)	1,378,857	5.2%
*Less than 0.1%.

(1)
Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. The percentage of beneficial ownership is based on 26,681,236 shares of our common stock outstanding as of March 24, 2014.

(2)
With respect to shares Mr. Sunu beneficially owned: (i) includes 229,250 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii)  includes 62,000 shares of restricted stock awarded under the 2010 Plan and (iii) includes 173,000 shares of common stock.

(3)
With respect to shares Mr. Sabherwal beneficially owned: (i) includes 80,375 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 21,000 shares of restricted stock awarded under the 2010 Plan and (iii) includes 43,855 shares of common stock.

(4)
With respect to shares Mr. Nixon beneficially owned: (i) includes 64,095 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 17,950 shares of restricted stock awarded under the 2010 Plan and (iii) includes 36,152 shares of common stock.

(5)
With respect to shares Mr. Tomae beneficially owned: (i) includes 26,917 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 37,500 shares of restricted stock awarded under the 2010 Plan and (iii) includes 18,500 shares of common stock.

(6)
With respect to shares Mr. Amburn beneficially owned: (i) includes 61,995 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 17,200 shares of restricted stock awarded under the 2010 Plan and (iii) includes 36,400 shares of common stock.

(7)
Ms. Hauser's employment with FairPoint terminated effective September 5, 2013. With respect to shares beneficially owned: includes 7,667 shares of common stock as of her termination date, the latest date for which information is available to the Company.

(8)
With respect to shares beneficially owned: (i) includes 118,900 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 25,000 shares of restricted stock awarded under the 2010 Plan and (iii) includes 43,177 shares of common stock.

(9)
With respect to shares Mr. Austin beneficially owned: (i) includes 29,578 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 8,309 shares of restricted stock awarded under the 2010 Plan and (iii) includes 29,268 shares of common stock.

(10)	Mr. Gingold has elected to waive all compensation and otherwise owns no shares of common stock.

(11)
With respect to shares Mr. Horowitz beneficially owned: (i) includes 29,578 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 8,309 shares of restricted stock awarded under the 2010 Plan and (iii) includes 37,268 shares of common stock.

(12)
With respect to shares Mr. Mahoney beneficially owned: (i) includes 29,578 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 8,309 shares of restricted stock awarded under the 2010 Plan and (iii) includes 27,268 shares of common stock.

(13)
With respect to shares Mr. Robinson beneficially owned: (i) includes 29,578 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 8,309 shares of restricted stock awarded under the 2010 Plan and (iii) includes 27,268 shares of common stock.

(14)
With respect to shares Mr. Treadwell beneficially owned: (i) includes 29,578 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 8,309 shares of restricted stock awarded under the 2010 Plan and (iii) includes 46,268 shares of common stock.

(15)
With respect to shares Mr. Wilson beneficially owned: (i) includes 29,578 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 8,309 shares of restricted stock awarded under the 2010 Plan and (iii) includes 27,268 shares of common stock.

(16)	Mr. Aquino, director nominee, does not beneficially own any shares of our common stock.

(17)
With respect to shares beneficially owned: (i) includes 759,000 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 230,504 shares of restricted stock awarded under the 2010 Plan and (iii) includes 553,359 shares of common stock. Does not include shares beneficially owned by Ms. Hauser because she is not a current executive officer.

(18)
Other than the information relating to its percentage ownership of our common stock, based solely on information contained in the Schedule 13D filed with the SEC on May 20, 2011, by Angelo, Gordon & Co., L.P. (address: 245 Park

Avenue, 26th Floor, New York, New York 10167). The Angelo, Gordon & Co., L.P. Schedule 13D reported sole voting power and sole dispositive power of 5,128,325 shares.

(19)
Other than the information relating to its percentage ownership of our common stock, based solely on information contained in the Schedule 13G filed on February 14, 2013 with the SEC as of December 31, 2012, by Anchorage Capital Group, L.L.C. (address: 610 Broadway, 6th Floor, New York, New York 10012). The Anchorage Capital Group, L.L.C. Schedule 13G reported shared voting power and shared dispositive power of 2,555,755 shares.

(20)
Other than the information relating to its percentage ownership of our common stock, based solely on information contained in the Schedule 13G filed on February 14, 2014 with the SEC as of December 31, 2013, by Canton Holdings, L.L.C. (address: 570 Lexington Avenue, 40th Floor, New York, New York, 10022). The Canton Holdings, L.L.C. Schedule 13G reported shared voting power and shared dispositive power of 2,445,051 shares.

(21)
Other than the information relating to its percentage ownership of our common stock, based solely on information contained in the Schedule 13G filed on July 27, 2012 with the SEC, by Lehman Brothers Holdings Inc. (address: 1271 Avenue of the Americas, New York, New York 10020). The Lehman Brothers Holdings Inc. Schedule 13G reported sole voting power and sole dispositive power of 2,072,895 shares.

(22)
Other than the information relating to its percentage ownership of our common stock, based solely on information contained in the Schedule 13D filed on November 13, 2013 with the SEC, by Maglan Capital LP (address: 25 West 39th Street, 2nd Floor, New York, New York 10018). The Maglan Capital LP Schedule 13D reported shared voting power and shared dispositive power of 1,649,259 shares.

(23)
Other than the information relating to its percentage ownership of our common stock, based solely on information contained in the Schedule 13G filed on February 11, 2014 with the SEC as of December 31, 2013, by New Generation Advisors LLC (address: 49 Union Street, Manchester, MA 01944). The New Generation Advisors LLC Schedule 13G reported shared voting power and shared dispositive power of 1,507,917 shares.

(24)
Other than the information relating to its percentage ownership of our common stock, based solely on information contained in the Schedule 13G filed on January 17, 2014 with the SEC as of December 31, 2013, by BlackRock, Inc. (address: 40 East 52nd Street, New York, New York 10022). The BlackRock, Inc. Schedule 13G reported sole voting power and sole dispositive power of 1,378,857 shares.

PROPOSAL 1: ELECTION OF DIRECTORS
Our board of directors currently consists of eight directors. Under the Company's by-laws, our board of directors may increase the size of the board to up to eleven members. Pursuant to such authority, the board has nominated the new director nominee identified below to serve as the ninth member of our board of directors upon his election by the shareholders.
It is intended that the persons named in the accompanying proxy will vote to elect the nominees listed below unless authority to vote is withheld. Each nominee will serve until the annual meeting of shareholders at which his term expires or until an earlier resignation or retirement or until a successor is elected and qualifies to serve.
We expect that each of the nominees will be available for election. However, if a vacancy in the slate of nominees is caused by death or other unexpected occurrence, it is intended that shares represented by the accompanying proxy will be voted for the election of a substitute nominee selected by the persons named in the proxy.
Nominees for Election as Directors
The table below sets forth the names, ages as of March 24, 2014, and existing positions with us held by each nominee:

Name	Age	Office or Position Held
Peter D. Aquino	52	New director nominee
Dennis J. Austin	69	Member of the Regulatory Committee
Peter C. Gingold	40	Member of the Compensation Committee
Edward D. Horowitz	66	Chair of the Board of Directors, Chair of the Compensation Committee and member of the Corporate Governance and Nominating Committee
Michael J. Mahoney	63	Chair of the Regulatory Committee and member of the Audit Committee
Michael K. Robinson	57	Member of the Audit Committee and member of the Regulatory Committee
Paul H. Sunu	58	Director and Chief Executive Officer of FairPoint
David L. Treadwell	59	Chair of the Corporate Governance and Nominating Committee and member of the Compensation Committee
Wayne Wilson	65	Chair of the Audit Committee and member of the Corporate Governance and Nominating Committee
Vote Required; Recommendation
Directors will be elected by a plurality of the votes cast so long as a quorum is present at the annual meeting. Unless otherwise indicated on the proxy, properly executed proxies will be voted to elect the nominees for director. The board of directors unanimously recommends that you vote "FOR" all of the nominees for election as directors.

PROPOSAL 2: APPROVAL OF THE FAIRPOINT COMMUNICATIONS, INC. AMENDED AND RESTATED 2010 LONG TERM INCENTIVE PLAN
Our board of directors adopted the FairPoint Communications, Inc. Amended and Restated 2010 Long Term Incentive Plan on March 14, 2014 (the "Plan"), subject to and effective upon its receipt of shareholder approval at this annual meeting. Below is a summary of the principal provisions of the Plan and its operation. A copy of the Plan is set forth in full in Annex A to this proxy statement and the following description of it is qualified in its entirety by reference to Annex A. Terms in this section of the proxy statement that begin with an initial capital letter (and are not otherwise defined herein) have the defined meaning set forth in the Plan, unless their context indicates a different meaning.
Background
Our board of directors has approved the Plan and is proposing it for shareholder approval at the annual meeting, in order for the Plan to serve as the sole plan under which the Company will make future equity-based awards for employees of the Company or any Affiliate of the Company (including non-employees to whom an offer of employment has been made or is extended) and directors. The discussion below uses the term “Eligible Persons” to refer to all individuals who may receive Awards under the Plan.
The Plan updates and differs principally in the following ways from the plan as in effect before this year’s amendment and restatement (as still in effect, the “2010 Plan”): (1) 2,850,000 additional Shares would become available for Awards, subject to a new Share counting rule for "Full-Value Awards" as described below and (2) future Awards would be allowed also in the form of stock appreciation rights, or SARs, tax-favored incentive stock options, or ISOs, all subject to a new Share counting rule for Full-Value Awards as described below, and cash-based performance incentives. In addition, with respect to the Plan in effect before the Effective Date, its prior contingent authorization for up to 310,326 shares for Awards has been canceled effective as of the date of shareholder approval of the Plan. Shareholder approval of the Plan will not affect prior awards under the 2010 Plan and that plan will remain in effect if this Proposal 2 does not pass. We note that as of March 24, 2014, 26,681,236 shares of our common stock were outstanding and approximately 329,646 Shares remained available for issuance under the 2010 Plan, of which 310,326 have been canceled effective upon shareholder approval of Proposal 2, yielding 19,320 available shares under the 2010 Plan on or after May 12, 2014. We do not anticipate using any of those Shares for the granting of awards prior to the date of the 2014 Annual Meeting. As a result, shareholder approval of this Proposal 2 will result in approximately 2,869,320 Shares being available for future issuance pursuant to Awards.
Our board of directors believes that the changes made in the Plan are important for attracting, retaining and motivating Eligible Persons. As of March 24, 2014, certain equity-based awards remain outstanding, consisting of 232,704 Shares having been awarded as restricted shares and 1,838,649 Shares subject to stock option grants having exercise prices between $4.26 and $24.29. The weighted average exercise price for these awards was $15.90 and, as of March 24, 2014, they have a weighted average remaining contractual life of 8.0 years. Only 329,646 Shares remain available for future awards if this Proposal 2 does not pass, with 310,326 of those only available for grant under certain conditions. The board believes that the Company needs the flexibility that the Plan will provide through increasing by 2,850,000 Shares the reserve of Shares available for future equity-based Awards, expanding possible future Awards to include a broad range of cash and Share-based alternatives and structuring performance-based equity and cash Awards in a manner that, when desired, qualify for an exemption from Section 162(m) of the Code. See the “Summary of the Plan” below for further information.
Summary of the Plan
The following is a summary of the material provisions of the Plan and is qualified in its entirety by reference to the complete text of the Plan, a copy of which is attached to this proxy statement as Annex A.
Purpose
The purpose of the Plan is to attract, retain and motivate select Eligible Persons and to better align the interests of Award recipients with those of our shareholders.
Shares Subject to the Plan
The Plan provides that no more than 2,850,000 Shares may be issued pursuant to new Awards made on or after the Effective Date (the "Available Share Limit"). These Shares shall be authorized but unissued Shares, or Shares that the Company otherwise holds in treasury or in trust. The number of Shares available for Awards and the terms of outstanding Awards are subject to adjustment as provided in the Plan for stock splits, stock dividends, recapitalizations and other similar events.

For any Full-Value Award that is granted on or after May 12, 2014, the Plan reduces the Available Share Limit by 1.35 Shares for each one Full-Value Share subject to the Award and applies the same 1.35-to-1 counting rule when restoring Shares that are both subject to such Full-Value Awards and forfeited or returned to the Plan on or after May 12, 2014. All other Awards, whether granted before, on or after May 12, 2014 are counted for purposes of the Available Share Limit as one Share for each Share subject to such Award.
Shares that a Person separately owns and tenders in payment of all or part of the exercise price of an Option or SAR or in satisfaction of associated Withholding Taxes will not increase the Available Share Limit. By contrast, Shares otherwise deliverable pursuant to an Award but that are surrendered to us to pay such exercise price or Withholding Taxes will count as being issued pursuant to the Plan. The Available Share Limit will not, however, be reduced either by any Shares we withhold to satisfy the Withholding Taxes due upon the vesting or settlement of a Full Value Award or by the Shares underlying Awards that may only be settled in cash.
If the Plan is approved by our shareholders, the Board intends to cause the additional Shares that will become available for issuance to be registered on a Form S-8 registration statement to be filed with the SEC, at the Company’s expense. Whether or not the Plan receives shareholder approval at this meeting, any outstanding Awards before the Effective Date shall remain in full force and effect. Following shareholder approval of the Plan, the Available Share Limit will include the 19,320 Shares that were reserved for Awards immediately before the Effective Date, but that are not subject to Awards at that time. The Available Share Limit will be increased by the number of Shares reserved for Awards on or before the Effective Date that are never issued due to such an Award's settlement in cash rather than in Shares, or its forfeiture, cancellation or expiration without the issuance of Shares. In addition, with respect to the Plan as in effect before the Effective Date, its prior contingent authorization for up to 310,326 Shares for Awards has been canceled effective as of the date of shareholder approval of the Plan.
Administration
Either our board of directors or a committee it designates has been authorized to administer the Plan. Our board and any committee exercising discretion under the Plan from time to time are referred to herein as the “Committee.” It is expected that the compensation committee of our board of directors will act as the Committee for purposes of the Plan. Our board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without cause and fill vacancies on the Committee. With respect to decisions involving an Award intended to satisfy the requirements of Section 162(m) of the Code, the Committee is to consist of two or more directors who are “outside directors” for purposes of that Code section. The Committee may delegate administrative functions to individuals who are reporting persons for purposes of Rule 16b-3 of the Exchange Act, including officers or employees of the Company or its Affiliates.
Subject to the terms of the Plan, the Committee has express authority to determine the Eligible Persons who will receive Awards, the number of Shares, units or dollars to be covered by each Award and the terms and conditions of Awards. To the extent reasonably practical (as determined by the Committee in its discretion), each Award Agreement shall set forth terms and conditions that are consistent with the Company’s stock ownership guidelines, as in effect immediately before the Award is granted. The Committee has broad discretion to prescribe, amend and rescind rules relating to the Plan and its administration, to interpret and construe the terms of the Plan and the terms of all Award agreements and to take all actions necessary or advisable to administer the Plan. Within the limits of the Plan, the Committee may accelerate the vesting of any Award and may modify, replace, cancel or renew it.
The Plan provides that the Company and its Affiliates will indemnify members of the Committee and their delegates against any claims, liabilities or costs arising from the good faith performance of their duties under the Plan. The Plan releases these individuals from liability for good faith actions associated with the Plan’s administration. For anyone who believes that any right or benefit under the Plan has been wrongly denied, the Plan requires written notice to the Committee within four months after the event giving rise to the claim.
Eligibility
The Committee may grant options that are intended to qualify as incentive stock options, or ISOs, only to employees and may grant all other Awards described below to any Eligible Persons. The Plan and the discussion below use the term “Participant” to refer to an Eligible Person who has received an Award. The Plan provides that, during its term, no Participant may receive Options and SARs under the Plan that relate to more than thirty percent (30%) of the maximum number of Shares authorized for Awards (as in effect and adjusted from time to time).
Types of Awards
Restricted Shares, Restricted Share Units and Unrestricted Shares. Under the Plan, the Committee may grant Restricted Shares that are forfeitable until certain vesting requirements are met, may grant Restricted Share Units which represent the right to receive Shares after certain vesting requirements are met and may grant Unrestricted Shares as to which the Participant’s interest is immediately vested. For Restricted Shares, the Plan provides the Committee with discretion to determine the terms and conditions under which a Participant’s interests in such Awards becomes vested and provides for the accrual of dividends on Restricted Shares (or with respect to RSUs) for payment when vesting occurs and for the Participant's exercising of voting rights with respect to Restricted Shares.
Performance Awards. The Plan authorizes, but does not require, the Committee to grant performance-based Awards (“Performance Awards”) that are intended to be exempt from Code Section 162(m) limitations. Performance Awards will vest and become payable based upon the achievement, within the specified period of time, of performance objectives applicable to the individual, the Company and/or any Affiliate. Performance Awards are payable in Shares (with dividend accruals), cash or some combination of the two; subject to an individual Participant limit of, during any Performance Period, no more than thirty percent (30%) of the maximum number of Shares authorized for Awards (as in effect and adjusted from time to time) (or, for Performance Awards to be settled in cash, U.S. $5,000,000). The Committee decides the length of Performance Periods, but the periods may not be less than one fiscal year of the Company.
With respect to Performance Awards, the Plan requires that the Committee specify in writing the Performance Period to which the Award relates and an objective formula by which to measure whether and the extent to which the Award is earned on the basis of the level of performance achieved with respect to one or more Performance Measures. Once established for a Performance Period, the Performance Measures and Performance Formula applicable to the Award may not be amended or modified in a manner that would cause the compensation payable under the Award to fail to constitute performance-based compensation under Code Section 162(m). The Plan nevertheless authorizes the Committee to exercise Negative Discretion with respect to Performance Awards.
Under the Plan, the possible Performance Measures for Performance Awards include one or more of the following selected by the Committee to measure Company, Affiliate and/or business unit performance for a Performance Period, whether in absolute or relative terms (including, without limitation, terms relative to a peer group or index): basic, diluted or adjusted earnings per Share; sales or revenue; earnings before interest, taxes and other adjustments (in total or on a per Share basis); basic or adjusted net income; return on equity, assets, capital, operating revenue or similar measure; free cash flow; economic value added; working capital; total shareholder return; objectively-determinable customer service quality measures and/or individualized goals; and product development, product market share, research, licensing, litigation, human resources, information services, mergers, acquisitions or sales of assets of Affiliates or business units. Each measure will be, to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Company (or such other standard applied by the Committee) and, if so determined by the Committee and, to the extent permitted under Code Section 162(m), adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance Measures may vary between Performance Periods and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.
Options. Options granted under the Plan provide Participants with the right to purchase Shares at a predetermined exercise price. The Committee may grant Options that are intended to qualify as ISOs or options that are not intended to so qualify, referred to herein as Non-ISOs. In accordance with Section 422 of the Code, the Plan provides that ISO treatment may not be available for options that become first exercisable in any calendar year to the extent the value of the underlying Shares that are subject to the options exceed $100,000 (based upon the Fair Market Value of the Shares on the Option’s Grant Date).
Share Appreciation Rights (SARs). A share appreciation right (or SAR) generally permits a Participant who receives it to receive, upon exercise, cash and/or Shares equal in Fair Market Value to an amount determined by multiplying (a) the excess of the Fair Market Value, on the date of exercise, of the Shares with respect to which the SAR is being exercised, over the exercise price of the SAR for such Shares by (b) the number of Shares with respect to which such SARs may limit the value payable on its exercise.
Exercise Price for Options and SARs. The exercise price of ISOs, Non-ISOs and SARs may not be less than 100% of the Fair Market Value, on the Grant Date, of the Shares subject to the Award (110% of Fair Market Value for ISOs granted to Employees who, on the Grant Date, own Shares representing more than 10% of the combined voting power of all classes of common stock of the Company).
Vesting of Awards. Although the Plan provides the Committee with discretion to determine the vesting terms and conditions for all Awards, the Committee has a long-standing practice of vesting awards to executives and employees pro rata over a three-year period (namely: 25% on grant and an additional 25% on each anniversary of the grant, provided employment has continued). For new hires, vesting generally occurs one-third per year following the grant date.
Exercise of Options and SARs. To the extent exercisable in accordance with the agreement granting them, an Option or SAR may be exercised in whole or in part, and from time to time during its term; subject to earlier termination relating to a holder’s termination of employment or service. With respect to options, the Committee has the discretion to accept payment of the exercise price in any of several forms (or combination of them), including: cash or check in U.S. dollars, certain Shares and cashless exercise under a program the Committee approves. The term over which Participants may exercise Options and SARs may not exceed ten years from the Grant Date (five years in the case of ISOs granted to Employees who, on the Grant Date, own Shares representing more than 10% of the combined voting power of all classes of common stock of the Company).
Subject to the terms of the agreement evidencing an Award, Options and SARs may not be exercised after termination for cause, but may be exercised during the one-year period after the Participant’s termination of service due to retirement, death or permanent disability and during the 90-day period after the Participant’s termination of employment without cause (but in no case later than the initial expiration date of the Option or SAR). The agreements evidencing the grant of an Option or SAR may, in the discretion of the Committee, set forth additional or different terms and conditions applicable to such Awards upon a termination or change in status of the employment or service of the Award holder.
If, on the date on which a SAR or portion thereof is scheduled to expire, the Fair Market Value of the Shares subject to the SAR exceeds their aggregate exercise price of such SAR, the SAR will be deemed to be automatically exercised by the Participant and, within ten (10) days thereafter, the Participant will receive Shares and/or cash in settlement of the deemed exercised SAR. All SARs may be settled in cash or Shares (as the Committee decides) and any such Shares that are subject to a SAR that a Participant exercises for Shares shall be counted against the Available Share Limit.
Forfeiture and Recoupment
To the extent provided in an agreement granting an Award, the Company has the following recourse against a Participant who does not comply with certain employment-related covenants, either during employment or after ceasing to be employed: the Company may terminate any outstanding, unexercised, unexpired, unpaid or deferred Awards; rescind any exercise, payment or delivery pursuant to the Award; or recapture any common stock (whether restricted or unrestricted) or proceeds from the Participant’s sale of Shares issued pursuant to the Award. Essentially the same forfeiture and recoupment rights are available to the Company with respect to Awards that are granted, vested or settled during certain periods affected by a Participant’s fraud or misconduct, or a financial restatement and all Awards are subject to any recoupment that is required or allowed under applicable law.
Income Tax Withholding
As a condition for the issuance of Shares pursuant to Awards, the Plan requires satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with the award or the issuance of Shares. This may be accomplished through a “net settlement” whereby the Company withholds, from the Shares otherwise deliverable pursuant to the Award being settled, a number of Shares, having a Fair Market Value equal to the minimum required tax withholdings. With respect to Awards settled in cash, any applicable tax withholding requirements will be satisfied from the cash payment.
Transferability
Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of other than by will or the laws of descent and distribution, except to the extent the Committee permits lifetime transfers in the form of a Non-ISO, Share-settled SAR, Restricted Shares or Performance Shares to charitable institutions, certain family members or related trusts or as otherwise approved by the Committee.
Certain Corporate Transactions
The Committee is required to equitably adjust the number of Shares covered by each outstanding Award and the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation, forfeiture or expiration of an Award, as well as the price per Share covered by each such outstanding Award, to reflect any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Shares or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. In the event of any such transaction or event, the Committee may provide for the substitution for all or some Awards by such alternative consideration (including cash or securities of any surviving entity) as the Committee may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. In any case, such substitution of cash or securities will not require the consent of any person who is holding Awards pursuant to the Plan.
In addition, in the event of a Change in Control (but subject to the terms of any Award Agreements or any employment or other similar agreement between the Company or any of its Affiliates and a Participant then in effect), each outstanding Award shall be assumed or a substantially equivalent award shall be substituted by the surviving or successor corporation or a parent or subsidiary of such surviving or successor corporation upon the consummation of the transaction; provided, however, that to the extent outstanding Awards are neither being assumed nor replaced with substantially equivalent Awards by the successor corporation, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s shareholders or any Participant with respect to his or her outstanding Awards, take one or more of the following actions as well as any others that the Committee deems equitable and necessary or appropriate: (a) accelerate the vesting of Awards for any period so that Awards shall vest (and, to the extent applicable, become exercisable) as to the Shares that otherwise would have been unvested and provide that repurchase rights of the Company with respect to Shares issued pursuant to an Award shall lapse as to the Shares subject to any repurchase right; (b) arrange or otherwise provide for payment of cash or other consideration to Participants in exchange for the satisfaction and cancellation of outstanding Awards or (c) terminate all or some Awards upon the consummation of the transaction, provided that the Committee shall provide for vesting of such Awards in full as of a date within a reasonable period immediately prior to consummation of the Change of Control. To the extent that an Award is not exercised prior to consummation of a transaction in which the Award is not being assumed or substituted, such Award shall terminate upon such consummation.
Notwithstanding the above, in the event a Participant holding an Award assumed or substituted by the successor corporation in a Change in Control is Involuntarily Terminated by the successor corporation in connection with, or within 12 months (or other period set forth in an Award Agreement) following consummation of, the Change in Control, then any assumed or substituted Award held by the terminated Participant at the time of termination shall accelerate and become fully vested (and exercisable in full in the case of Options and SARs) and any repurchase right applicable to any Shares shall lapse in full. The acceleration of vesting and lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to the effective date of the Participant’s termination. Finally, if the Company dissolves or liquidates, all Awards will terminate immediately prior to such dissolution or liquidation, subject to the ability of the Company’s board of directors to exercise any discretion that the board of directors may exercise in the case of a Change in Control.
Term of the Plan; Amendments or Termination
The term of the Plan is ten years from March 14, 2014, the date it was approved by our board of directors. The Company’s board of directors may from time to time, amend, alter, suspend, discontinue or terminate the Plan; provided that no amendment, suspension or termination of the Plan shall increase the number of Shares available for Awards or materially and adversely affect Awards already granted. Furthermore, neither the Company nor the Committee shall, without shareholder approval, allow for a repricing within the meaning of the federal securities laws applicable to proxy statement disclosures. In addition, the Committee may not cancel an outstanding Option whose exercise price is greater than Fair Market Value at the time of cancellation for the purpose of reissuing the Option to the participant at a lower exercise price or granting a replacement award of a different type. Notwithstanding the foregoing, the Committee may amend the Plan to comply with changes in tax or securities laws or regulations, or in the interpretation thereof.
Expected Tax Consequences
The following is a brief summary of certain tax consequences of certain transactions under the Plan. This summary is not intended to be complete and does not describe state or local tax consequences.
U.S. Federal Income Tax Consequences
Under the United States Internal Revenue Code, the Company will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income that Participants recognize pursuant to Awards (subject to the Participant’s overall compensation being reasonable and to the discussion below with respect to Code Section 162(m)). For Participants, the expected U.S. federal income tax consequences of Awards are as follows:
Restricted Shares, Restricted Share Units and Performance Awards. In general, a Participant will not recognize income at the time of grant of Restricted Shares, Restricted Share Units or Performance Units, unless the Participant elects with respect to Restricted Shares to accelerate income taxation to the date of the Award. In this event, a Participant would recognize ordinary income equal to the excess of the market value of the Restricted Shares over any amount, if any, the Participant pays for them (in which case subsequent gain or loss would be capital in nature). In the absence of an election to accelerate income taxation to the date of a Restricted Share Award, a Participant must recognize taxable compensation income equal to the Fair Market Value of any Shares and of cash that the Participant receives when the Award of Restricted Shares, Restricted Share Units and Performance Awards vest. Similar tax consequences apply to Performance Units.
Unrestricted Shares. A Participant will recognize income at the time of grant of Unrestricted Shares, in an amount equal to the excess of the Fair Market Value of the Shares issued to the Participant over any amount, if any, the Participant pays for them (in which case subsequent gain or loss would be capital in nature).
Share Appreciation Rights. A Participant to whom a SAR is granted will not recognize income at the time of grant of the SAR. Upon exercise of a SAR, the Participant must recognize taxable compensation income in an amount equal to the Fair Market Value of any Shares or cash that the Participant receives.
Non-ISOs. A Participant will not recognize income at the time a Non-ISO is granted. At the time a Non-ISO is exercised, the Participant will recognize ordinary income in an amount equal to the excess of (a) the fair market value of the Shares issued to the Participant on the exercise date over (b) the exercise price paid for the Shares. At the time of sale of Shares acquired pursuant to the exercise of a Non-ISO, the appreciation (or depreciation) in value of the Shares after the date of exercise will be treated either as short-term or long-term capital gain (or loss) depending on how long the Shares have been held.

ISOs. A Participant will not recognize income upon the grant of an ISO. There are generally no tax consequences to the Participant upon exercise of an ISO (except the amount by which the Fair Market Value of the Shares at the time of exercise exceeds the exercise price is a tax preference item possibly giving rise to an alternative minimum tax). If the Shares are not disposed of within two years from the date the ISO was granted or within one year after the ISO was exercised, any gain realized upon the subsequent disposition of the Shares will be characterized as long-term capital gain and any loss will be characterized as long-term capital loss. If both of these holding period requirements are not met, then a “disqualifying disposition” occurs and (a) the Participant recognizes ordinary income gain in the amount by which the Fair Market Value of the Shares at the time of exercise exceeded the exercise price for the ISO and (b) any remaining amount realized on disposition (except for certain “wash” sales, gifts or sales to related persons) will be characterized as capital gain or loss.
Special Tax Provisions. Under certain circumstances, the accelerated vesting, cash-out or accelerated lapse of restrictions on Awards in connection with a change in control of the Company might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Code Section 280G, and the Participant may be subject to a 20% excise tax and the Company may be denied a tax deduction. Furthermore, the Company may not be able to deduct the aggregate individual compensation in excess of $1,000,000 attributable to Awards that are not “performance-based” within the meaning of Code Section 162(m) in certain circumstances.
Income Taxes and Deferred Compensation. The Plan provides that Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including any taxes arising under Section 409A of the Code) and that the Company will not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes. Nevertheless, the Plan authorizes the Committee to grant or to unilaterally modify any Award in a manner that (i) conforms with the requirements of Section 409A of the Code or (ii) establishes an exemption from Section 409A.
General Tax Law Considerations
The preceding paragraphs are intended to be merely a summary of certain important tax law consequences concerning a grant of Awards under the Plan and the disposition of Shares issued thereunder in existence as of the date of this Proxy Statement. Special rules may apply to the Company’s officers, directors or greater than ten percent shareholders. Participants in the Plan should review the current tax treatment with their individual tax advisors at the time of grant, exercise or any other transaction relating to an Award or the underlying Shares.
New Plan Benefits
The Committee will grant Awards under the Plan at its discretion. Consequently, it is not possible to determine at this time the amount or dollar value of Awards to be provided under the Plan, other than to note that the Committee has not granted Awards that are contingent upon the approval of the Plan.
Vote Required; Recommendation
Approval of the Plan will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote. The board of directors unanimously recommends that you vote “FOR” the approval of the Plan.

PROPOSAL 3: APPROVAL ON AN ADVISORY BASIS OF OUR NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires our shareholders to have the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs. In 2012, our shareholders voted on how frequently we should have an advisory vote on executive compensation, typically known as a "say-on-pay" vote. In accordance with those voting results, we will conduct a "say-on-pay" vote every year at the annual meeting. We are required to hold votes on the frequency of the "say-on-pay" vote every six years.
As described in detail under the heading "Compensation Discussion and Analysis," our executive compensation programs are designed to attract, motivate and retain our NEOs, who are critical to our success. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals. Our NEOs are also aligned with our shareholders because a meaningful portion of their compensation is comprised of equity-based incentives. Our compensation committee, which oversees and approves our compensation philosophy and programs, engages in an extensive process to align executive pay, both short- and long-term, with our performance and the interests of our shareholders. Please read the "Compensation Discussion and Analysis" for additional details about our executive compensation programs. We are asking our shareholders to indicate their support for our NEO compensation as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote "FOR" the following resolution at the Annual Meeting:
"RESOLVED, that the shareholders of FairPoint Communications, Inc. (the "Company") approve, by a non-binding advisory vote, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation table and the other related tables and narrative disclosure."
The say-on-pay vote is advisory, and therefore not binding on us, our board of directors or the compensation committee of our board of directors. However, our board of directors and the compensation committee value the opinions of our shareholders and to the extent there is any significant vote against the NEO compensation, we will consider our shareholders' concerns and our compensation committee will evaluate whether any actions are necessary to address those concerns.
Vote Required; Recommendation
The approval by a non-binding advisory vote of our named executive officer compensation requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote. The board of directors unanimously recommends that you vote "FOR" the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and has recommended that the appointment of Ernst & Young LLP be submitted for ratification by the shareholders at the annual meeting. We have been advised by Ernst & Young LLP that neither that firm nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent registered public accountants and clients.
We understand that a representative from Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if desired and will be available to respond to appropriate questions.
Shareholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required. However, the appointment is being submitted for ratification at the annual meeting with a view toward soliciting the shareholders' opinions, which the audit committee will take into consideration in future deliberations. If the appointment of Ernst & Young LLP is not ratified at the annual meeting, the audit committee will consider the engagement of other independent registered public accounting firms in the future. The audit committee may terminate the engagement of Ernst & Young LLP as our independent registered public accounting firm without the approval of our shareholders whenever the audit committee deems termination necessary or appropriate.
Vote Required; Recommendation
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. The board of directors unanimously recommends that you vote "FOR" ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2014.
Principal Accounting Fee Information
The following table sets forth the aggregate fees paid or payable to Ernst & Young LLP, our independent registered public accounting firm, relating to services rendered for our fiscal years ended December 31, 2013 and 2012:

	Year Ended December 31, 2013	Year Ended December 31, 2012
Audit Fees (1)	$2,710,000	$2,483,000
Audit-related Fees	—	—
Tax Fees (2)	27,000	476,230
All Other Fees (3)	2,000	2,000
Total	$2,739,000	$2,961,230
(1) Audit fees include amounts related to annual financial statement audit work and quarterly financial statement reviews. These amounts also include the review of documents filed with the SEC, accounting consultations related to the annual audit and preparation of letters for underwriters and other requesting parties.
(2) Tax Fees consist of fees for professional services for tax consulting as well as reviews of our 2012 restructuring costs for tax purposes.
(3) All Other Fees consist of amounts billed to us related to an online research tool for 2013 and 2012.
Audit Committee Pre-Approval Policy
In accordance with our audit committee pre-approval policy, all audit and non-audit services performed for us by our independent accountants were pre-approved by our audit committee.
Our audit committee's pre-approval policy provides that our independent registered public accounting firm shall not provide services that have the potential to impair or appear to impair the independence of the audit role. The pre-approval policy requires our independent registered public accounting firm to provide an annual engagement letter to our audit committee outlining the scope of the audit services proposed to be performed during the fiscal year. Upon the audit committee's acceptance of and agreement with such engagement letter, the services within the scope of the proposed audit services shall be deemed pre-approved pursuant to the policy.

The pre-approval policy provides for categorical pre-approval of specified audit and permissible non-audit services and requires the specific pre-approval by the audit committee, prior to engagement, of such services, other than audit services covered by the annual engagement letter. In addition, services to be provided by our independent registered public accounting firm that are not within the category of pre-approved services must be approved by the audit committee prior to engagement, regardless of the service being requested or the dollar amount involved.
Requests or applications for services that require specific separate approval by the audit committee are required to be submitted to the audit committee by both management and the independent registered public accounting firm and must include a detailed description of the services to be provided and a joint statement confirming that the provision of the proposed services does not impair the independence of the independent registered public accounting firm.
The audit committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the audit committee at its next scheduled meeting. The audit committee is prohibited from delegating to management its responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

SHAREHOLDER PROPOSALS
Any proposal or proposals by a shareholder submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the proxy statement and proxy card relating to our 2015 annual meeting of shareholders must be submitted to us no later than December 1, 2014. All such submissions must comply with Rule 14a-8. In addition, if you desire to bring business or submit a proposal (including director nominations) before our 2015 annual meeting of shareholders outside of Rule 14a-8 under the Exchange Act (i.e., where such business or proposal will not be included in the Company's proxy statement for the 2015 annual meeting) you must comply with our by-laws, which require, among other things, that you provide written notice of such business to our secretary, which notice must be received not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's annual meeting. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2015 annual meeting of shareholders any shareholder proposal which may be omitted from the proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.
Notices of intention to present proposals at the 2015 annual meeting should be addressed to the Company, Attn: Secretary, 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202.
ANNUAL REPORT
Our Annual Report for the year ended December 31, 2013 accompanies this proxy statement.
OTHER BUSINESS
We know of no other matter to come before the meeting. However, if any other matter requiring a vote of the shareholders should arise, it is the intention of the persons named in the proxy to vote such proxy in accordance with their best judgment.

ANNEX A

FAIRPOINT COMMUNICATIONS, INC.

AMENDED AND RESTATED 2010 LONG TERM INCENTIVE PLAN

Plan Document
as amended and restated effective May 12, 2014

1.Introduction.
(a)Purpose. FairPoint Communications, Inc. (the “Company”) has previously established and is hereby amending and restating this equity-based incentive compensation plan, to be known henceforth as the “FairPoint Communications, Inc. Amended and Restated 2010 Long Term Incentive Plan” (as amended and restated, the “Plan”), for the following purposes: (i) to enhance the Company’s ability to attract highly qualified personnel; (ii) to strengthen its retention capabilities; (iii) to enhance the long-term performance and competitiveness of the Company; and (iv) to align the interests of Plan participants with those of the Company’s shareholders. This Plan is intended to serve as the sole source for all future equity-based awards to those eligible for Plan participation.
(b)Effective Date. This Plan as amended and restated shall become effective on May 12, 2014 upon its receipt of shareholder approval (the “Effective Date”). If such shareholder approval is received, this amended and restated Plan shall be the sole plan under which the Company provides Share-based awards to Eligible Persons. If such shareholder approval is not received, this amended and restated Plan shall be null and void and the plan as in effect immediately before this restatement shall remain in full force and effect (without any effect on outstanding awards).
(c)Definitions. Terms in the Plan and any Appendix that begin with an initial capital letter have the defined meaning set forth in Appendix I or elsewhere in this Plan, in either case unless the context of their use clearly indicates a different meaning.
(d)Effect on Other Plans. As of the Effective Date, this Plan shall be the sole plan under which the Company makes future awards of equity-based compensation.
(e)Appendices. Incorporated by reference, and thereby part of this Plan, are the terms set forth in Appendix I (Definitions) and Appendix II (Incentive Stock Options).
2.Types of Awards. The Plan permits the granting of the following types of Awards according to the Sections of the Plan listed below:

Section 5	Stock Options and SARs
Section 6 Section 6(f)	Restricted Shares, Restricted Share Units and Unrestricted Shares Performance Awards

3.Shares Available for Awards.
(a)Generally. Subject to Sections 3(d) and 9 below, a total number of Shares equal to 2,850,000 shall be available for issuance under the Plan pursuant to Awards made on and after the Effective Date (the “Available Share Limit”). The Shares deliverable pursuant to Awards hereunder shall be authorized but unissued Shares or Shares that the Company otherwise holds in treasury or in trust.
(b)Counting of Shares. Any Full-Value Award made on or after the Effective Date shall be counted against the Available Share Limit as 1.35 Shares for each Share issued pursuant to the Award, and any other Awards, whether made before, on or after the Effective Date, shall be counted as one Share for each Share issued pursuant to the Award. To the extent that a Share subject to a Full Value Award made on or after the Effective Date is returned to the Plan in accordance with Section 3(c) below, the Available Share Limit shall be increased by 1.35 Shares. To the extent that a Share subject to any other Award, whether made before, on or after the Effective Date, is returned to the Plan in accordance with Section 3(c) below, the Available Share Limit shall be increased by one Share.

(c)Replenishment. Any Shares reserved for Awards will again be available for future Awards if the Shares for any reason will never be issued to a Participant or Beneficiary pursuant to an Award due to its settlement in cash rather than in Shares or its forfeiture, cancellation or expiration without the issuance of Shares. Further, to the extent permitted under Applicable Law, the Available Share Limit shall not be reduced by any Shares issued under the Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of the Company’s or an Affiliate’s acquiring another entity. Shares that a Person separately owns and tenders in payment of all or part of the exercise price of an Option or SAR or in satisfaction of Withholding Taxes relating to the exercise of an Option or SAR shall not increase the Available Share Limit and Shares otherwise deliverable pursuant to an Award but that are surrendered to the Company to pay such exercise price or taxes shall count as being issued pursuant to the Plan (and shall not be available for future Awards). On the other hand, the Available Share Limit shall not be reduced either by Shares withheld by the Company to satisfy the Withholding Taxes relating to the vesting or settlement of a Full Value Award or by the Shares underlying Awards that may only be settled in cash.
(d)Awards Made and Plan Terms in Effect Prior to the Effective Date. Any Awards before the Effective Date shall remain in full force and effect. The Available Share Limit shall be increased by any of the 19,320 Shares that were reserved for Awards under the Plan, as in effect before the Effective Date, but that are not subject to Awards made before the Effective Date. Subject to and in accordance with the foregoing provisions of this Section 3, the Available Share Limit shall be increased by the number of Shares reserved for Awards on or before the Effective Date that are never issued due to such an Award’s settlement in cash rather than in Shares or its forfeiture, cancellation or expiration without the issuance of Shares. In addition, with respect to the Plan as in effect before its amendment and restatement herein, its prior contingent authorization for up to 310,326 Shares for Awards has been and hereby is canceled.
4.Eligibility.
(a)General Rule. Subject to the express provisions of the Plan, the Committee shall determine from the class of Eligible Persons those Persons to whom Awards may be granted. Each Award shall be evidenced by an Award Agreement that sets forth its Grant Date and all other terms and conditions of the Award, that is signed on behalf of the Company (or delivered by an authorized agent through an electronic medium) and that, if required by the Committee, is signed by the Eligible Person as an acceptance of the Award. To the extent reasonably practical (as determined by the Committee in its discretion), each Award Agreement shall set forth terms and conditions that are consistent with the Company’s share ownership guidelines, as in effect immediately before the Award is granted. The grant of an Award shall not obligate the Company or any Affiliate to continue the employment or service of any Eligible Person or to provide any future Awards or other remuneration at any time thereafter.
(b)Option and SAR Limits per Person. During the term of the Plan, no Participant may receive Options and SARs that relate to more than thirty percent (30%) of the Available Share Limit as of the Effective Date, as such number may be adjusted pursuant to Section 9 below.
(c)Replacement Awards. Subject to Section 14 below and to Applicable Law (including any associated shareholder approval requirements), the Committee may, in its sole discretion and upon such terms as it deems appropriate, require as a condition of the grant of an Award to a Participant that the Participant consent to surrender for cancellation some or all of the Awards or other grants that the Participant has received under this Plan or otherwise. An Award conditioned upon such surrender may or may not be the same type of Award, may cover the same (or a lesser or greater) number of Shares as such surrendered Award, may have other terms that are determined without regard to the terms or conditions of such surrendered Award and may contain any other terms that the Committee deems appropriate. In the case of Options and SARs, these other terms may not involve an exercise price that is lower than the exercise price of the surrendered Option or SAR unless the Company’s shareholders approve the grant itself or the program under which the new grant is made pursuant to the Plan.
5.Stock Options and SARs.
(a)Grants. Subject to the limitations set forth in Section 3 and to the special rules for ISOs set forth in Appendix II (Incentive Stock Options), the Committee may grant Options and/or SARs to Eligible Persons pursuant to Award Agreements setting forth terms and conditions that are not inconsistent with the Plan, that may be immediately exercisable or that may become exercisable in whole or in part based on future events or conditions, that may include vesting or other requirements for the right to exercise the Option and that may differ for any reason between Eligible Persons or classes of Eligible Persons, provided in all instances that:
(i)the exercise price for Shares subject to purchase through exercise of an Option or SAR shall not be less than 100% of the Fair Market Value of the underlying Shares on the Grant Date; and
(ii)no Option or SAR shall be exercisable for a term ending more than ten (10) years after its Grant Date.

(b)Method of Option Exercise. Each Option may be exercised, in whole or in part (provided that the Company shall not be required to issue fractional shares), at any time and from time to time prior to its expiration, but only pursuant to the terms of the applicable Award Agreement and subject to the times, circumstances and conditions for exercise contained in the applicable Award Agreement. Exercise shall occur by delivery of both written notice of exercise to the secretary of the Company and payment of the full exercise price for the Shares being purchased. The methods of payment that the Committee may in its discretion accept or commit to accept in an Award Agreement include:
(i)cash or check payable to the Company (in U.S. dollars);
(ii)other Shares that (A) are owned by the Participant who is purchasing Shares pursuant to an Option, (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is being exercised, (C) are all, at the time of such surrender, free and clear of any and all claims, pledges, liens and encumbrances or any restrictions which would in any manner restrict the transfer of such Shares to or by the Company (other than such restrictions as may have existed prior to an issuance of such Shares by the Company to such Participant) and (D) are duly endorsed for transfer to the Company;
(iii)a net exercise by surrendering to the Company Shares otherwise receivable upon exercise of the Option;
(iv)a cashless exercise program that the Committee may approve, from time to time in its discretion, pursuant to which a Participant may elect to concurrently provide irrevocable instructions (A) to such Participant’s broker or dealer to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price of the Option plus all applicable Withholding Taxes required by reason of such exercise and (B) to the Company to deliver the certificates for the purchased Shares directly to such broker or dealer in order to complete the sale; or
(v)any combination of the foregoing methods of payment.
The Company shall not be required to deliver Shares pursuant to the exercise of an Option until the Company has received sufficient funds to cover the full exercise price due and all applicable Withholding Taxes required by reason of such exercise.
Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.
(c)Termination of Continuous Service. The Committee may establish and set forth in the applicable Award Agreement the terms and conditions on which an Option shall remain exercisable, if at all, following termination of a Participant’s Continuous Service. The Committee may waive or modify these provisions at any time. To the extent that a Participant is not entitled to exercise an Option at the date of his or her termination of Continuous Service or if the Participant (or other Person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified in the Award Agreement or below (as applicable), the Option shall terminate and the Shares underlying the unexercised portion of the Option shall revert to the Plan and become available for future Awards.
The following provisions shall apply to the extent an Award Agreement does not specify the terms and conditions upon which an Option shall terminate when there is a termination of a Participant’s Continuous Service:

Reason for terminating Continuous Service	Option Termination Date
(I) By the Company for Cause or what would have been Cause if the Company had known all of the relevant facts.	Termination of the Participant’s Continuous Service, or when Cause first existed if earlier.
(II) Disability of the Participant.	One year after termination of the Participant’s Continuous Service.
(III) Retirement of the Participant.	One year after termination of the Participant’s Continuous Service.
(IV) Death of the Participant during Continuous Service or within 90 days thereafter.	One year after termination of the Participant’s Continuous Service.
(V) By the Company without Cause and without what would have been Cause if the Company had known all of the relevant facts.	90 days after termination of the Participant’s Continuous Service.
(VI) Other than as set forth above.	90 days after termination of the Participant’s Continuous Service.
If there is a blackout period under the Company’s insider trading policy or under Applicable Law (or a Committee-imposed blackout period) that prohibits the buying or selling of Shares or the exercise of Options during any part of the ten (10) day period before the expiration of any Option based on the termination of a Participant’s Continuous Service (as described above), the period for exercising the Options shall be extended until ten (10) days beyond when such blackout period ends. Notwithstanding any provision hereof or within an Award Agreement, no Option shall ever be exercisable after the expiration date of its original term as set forth in the Award Agreement.
(d)SARs. The Award Agreement for each SAR shall set forth terms and conditions that are consistent with those set forth above for the granting of a non-ISO, other than that settlement of the SAR shall occur pursuant to the terms of this subsection. Subject to the Plan’s terms, a SAR shall entitle the Participant, upon exercise of the SAR, to receive Shares having a Fair Market Value on the date of exercise equal to the product of the number of Shares as to which the SAR is being exercised and the excess of (i) the Fair Market Value, on such date, of the Shares covered by the exercised SAR over (ii) the exercise price designated in the SAR Award Agreement with respect to such SAR. Notwithstanding the foregoing, a SAR Award Agreement may limit the total settlement value that the Participant will be entitled to receive upon the SAR’s exercise and may provide for settlement either in cash or in any combination of cash or Shares that the Committee may authorize pursuant to an Award Agreement. If, on the date on which a SAR or portion thereof is to expire, the Fair Market Value of the underlying Shares exceeds the aggregate exercise price of such SAR, then the SAR shall be deemed exercised and the Participant shall within ten (10) days thereafter receive the Shares and/or cash that would have been issued on such date if the Participant had affirmatively exercised the SAR on that date. At each time of exercise of a SAR that is settled through the delivery of Shares to the Participant, the total number of Shares subject to the Award being exercised shall reduce the Available Share Limit for future Awards under the Plan.
6.Restricted Shares, Restricted Share Units, Unrestricted Shares and Performance Awards.
(a)Grant. Subject to the limitations set forth in Section 3, the Committee may grant Restricted Share Awards and/or Restricted Share Units (“RSU”) Awards to Eligible Persons, in each and all cases pursuant to Award Agreements setting forth terms and conditions that are not inconsistent with the Plan. The Committee shall establish as to each Restricted Share or RSU Award the number of Shares deliverable or subject to the Award (which number may be determined by a written formula) and the period or periods of time (the “Restriction Period”) at the end of which all or some restrictions specified in the Award Agreement shall lapse, and the Participant shall receive unrestricted Shares in settlement of the Award. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Committee, including, without limitation, criteria based on the Participant’s duration of Continuous Service, individual, group, or divisional performance criteria, Company performance or other criteria selected by the Committee. The Committee may make any, some or all Restricted Share and RSU Awards with or without the requirement for payment of cash or other consideration. In addition, the Committee may grant Awards hereunder in the form of Unrestricted Shares that shall vest in full upon the Grant Date or such later date as the Committee may determine and specify in writing or that the Committee may issue pursuant to any program under which one or more Eligible Persons (selected by the Committee in its sole discretion) elect to pay for such Shares or to receive Unrestricted Shares in lieu of cash bonuses that would otherwise be paid.
(b)Vesting and Forfeiture. The Committee shall set forth, in an Award Agreement granting Restricted Shares (or RSUs), the terms and conditions that establish not only a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, but also when the Participant’s interest in the Restricted Shares (or the Shares subject to RSUs) may become vested and non-

forfeitable. Except as set forth in the applicable Award Agreement or as the Committee otherwise determines, upon termination of a Participant’s Continuous Service for any reason, the Participant shall forfeit his or her Restricted Shares and RSUs to the extent the Participant’s interest therein has not vested on or before such termination date; provided that if a Participant purchases Restricted Shares and forfeits them for any reason, the Company shall return the purchase price to the Participant to the extent either set forth in an Award Agreement or required by Applicable Law.
(c)Voting and Dividend Rights; Certificates for Restricted Shares. From the date on which Restricted Shares are issued to a Participant until the Restricted Shares are either forfeited or exchanged for unrestricted Shares upon a vesting event, the Participant shall be entitled to exercise full voting rights for such Restricted Shares. Each Participant receiving Restricted Shares or RSUs shall be credited with additional Restricted Shares (or RSUs, as the case may be) with respect to any Share dividends issued to shareholders of record during such period. Unless otherwise provided in an Award Agreement, the Company shall hold all Restricted Shares (including any cash or Share dividends that accrue with respect to them and any stock certificates that may document their issuance) until the restrictions lapse. If requested by the Company, the Participant shall provide the Company with appropriate stock powers endorsed in blank. The Participant’s failure to provide such stock powers within ten (10) days after a written request from the Company shall entitle the Committee to unilaterally declare a forfeiture of all or some of the Participant’s Restricted Shares.
(d)Section 83(b) Elections. A Participant may make an election under Code Section 83(b) (the “Section 83(b) Election”) with respect to Restricted Shares.
(e)Issuance of Shares upon Vesting. As soon as practicable after vesting of a Participant’s Restricted Shares (or of the Participant’s right to receive the Shares underlying RSUs), the Company shall deliver to the Participant, free from vesting restrictions, one Share for each surrendered and vested Restricted Share (or deliver one Share, free from vesting restrictions, for each Share subject to a vested RSU), unless an Award Agreement provides otherwise and subject to Section 7 regarding Withholding Taxes and to Section 6(c) regarding dividend rights. No fractional Shares shall be distributed and cash shall be paid in lieu thereof.
(f)Performance Awards. Subject to the limitations set forth in this Section, the Committee may, at the time of grant of any Restricted Share or RSU Award before the Company’s first shareholder meeting in 2019, designate such Award as a “Performance Award” (that shall be settled only in Shares) in order that such Award constitutes, and has terms and conditions that are designed to qualify as, “qualified performance-based compensation” under Code Section 162(m). The Committee may also make cash-settled Performance Awards independently of Restricted Share and RSU Awards, provided that such Awards constitute, and have terms and conditions that are designed to qualify as, “qualified performance-based compensation” under Code Section 162(m). With respect to each Performance Award, the Committee shall establish, in writing within the time required under Code Section 162(m), a “Performance Period,” “Performance Measure(s)”, and “Performance Formula(e)” (each such term being defined below). Once established for a Performance Period, the Performance Measure(s) and Performance Formula(e) shall not be amended or otherwise modified to the extent such amendment or modification would cause the compensation payable pursuant to the Award to fail to constitute qualified performance-based compensation under Code Section 162(m).
(i)A Participant shall be eligible to receive Shares in respect of a Performance Award only to the extent that the Performance Measure(s) for such Award is achieved and the Performance Formula(e) as applied against such Performance Measure(s) determines that all or some portion of such Participant’s Award has been earned for the Performance Period.
(ii)The maximum Performance Award that any one Participant may receive for any one Performance Period, without regard to time of vesting or exercisability, shall not exceed (I) for Performance Awards settled in Shares, thirty percent (30%) of the Available Share Limit as of the Effective Date, as such number may be adjusted pursuant to Section 9 below and (II) for Performance Awards settled in cash, $5,000,000.00. With respect to any Performance Award that is to be settled in Shares, the Participant shall be entitled to dividend rights, determined in accordance with Section 6(c), from the Grant Date of the Performance Award until unrestricted Shares are issued pursuant to the Award.
(iii)Following the completion of each Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Formula(e) for the Performance Period has been achieved and, if so, to calculate and certify in writing the amount of the Performance Awards earned for the period based upon the Performance Formula(e). The Committee shall then determine the actual size of each Participant’s Performance Award for the Performance Period and, in so doing, may apply Negative Discretion if and when it deems appropriate in its sole judgment.
(iv)Definitions.
(I)    “Performance Formula” means, for a Performance Period, one or more objective formulas or standards established by the Committee for purposes of determining whether or the extent to which an Award has been earned based on the level of performance attained or to be attained with respect to one or more Performance Measure(s). Performance Formulae may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.
(II)    “Performance Measure” means one or more of the following selected by the Committee to measure Company, Affiliate and/or business unit performance for a Performance Period, whether in absolute or relative terms (including, without limitation, terms relative to a peer group or index): basic, diluted or adjusted earnings per share; sales or revenue; earnings before interest, taxes and other adjustments (in total or on a per share basis); basic or adjusted net income; returns on equity, assets, capital, revenue or similar measure; free cash flow; economic value added; working capital; total shareholder return; objectively-determinable customer service quality measures and/or individualized goals; and product development, product market share, research, licensing, litigation, human resources, information services, mergers, acquisitions and/or sales of assets of Affiliates or business units. Each such measure shall be, to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Company (or such other standard applied by the Committee) and, if so determined by the Committee, and in the case of a Performance Award, to the extent permitted under Code Section 162(m), adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.
(III)    “Performance Period” means one or more periods of time (of not less than one fiscal year of the Company), as the Committee may designate, over which the attainment of one or more Performance Measure(s) will be measured for the purpose of determining a Participant’s rights in respect of an Award.
7.Taxes; Withholding; Code §409A.
(a)    General Rule. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards and neither the Company, nor any Affiliate, nor any of their employees, directors or agents shall have any obligation to mitigate, indemnify or to otherwise hold any Participant harmless from any or all of such taxes. The Company’s obligation to deliver Shares (or to pay cash) to Participants pursuant to Awards is at all times subject to their prior or coincident satisfaction of all Withholding Taxes. If authorized by the Committee in its sole discretion, the Committee may require (in an Award Agreement) or permit a Participant to satisfy Withholding Taxes that the Participant has not otherwise arranged to settle
(i)by withholding cash otherwise payable to the Participant pursuant to the Award;
(ii)by withholding and canceling the Participant’s rights with respect to a number of Shares that (A) would otherwise have been delivered to the Participant pursuant to the Award and (B) have an aggregate Fair Market Value on the date of the withholding equal to the Withholding Taxes; or
(iii)by withholding the cash otherwise payable to the Participant by the Company.
The number of Shares withheld and canceled to pay a Participant’s Withholding Taxes will be rounded up to the nearest whole Share sufficient to satisfy such taxes, with cash being paid to the Participant in an amount equal to the amount by which the Fair Market Value of such Shares exceeds the Withholding Taxes.
Notwithstanding the foregoing, for any period during which the Company does not generally permit Participants to satisfy their Withholding Taxes through the cashless method described in clause 7(a)(ii) hereof, the Company shall use reasonable commercial efforts to operate a cashless exercise program pursuant to which each Participant may, before or concurrently with the recognition of income pursuant to an Award, provide irrevocable instructions (A) to a broker or dealer designated by the Company (but individually selected and engaged by the Participant if the Participant is a Reporting Person) to effect the immediate sale of any Shares that would otherwise be issued to the Participant pursuant to an Award and to remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover all Withholding Taxes and/or the exercise price of the Option being exercised (if applicable) by reason of such exercise and (B) to the Company to deliver the certificates for the purchased Shares directly to such broker or dealer in order to complete the cashless transaction.
(b)    U.S. Code Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Code Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Code Section 409A. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect) or take any other actions that the Committee determines are necessary or appropriate (i) to exempt the Award from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award or (ii) to comply with the requirements of Code Section 409A and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.
(c)     Unfunded Tax Status. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Person pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Person any rights that are greater than those of a general creditor of the Company or any Affiliate and a Participant’s rights under the Plan at all times constitute an unsecured claim against the general assets of the Company for the collection of benefits as they come due. Neither the Participant nor the Participant’s duly-authorized transferee or Beneficiaries shall have any claim against or rights in any specific assets, Shares or other funds of the Company.
8.Non-Transferability of Awards.
(a)General. Except as set forth in this Section or as otherwise approved by the Committee, Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. The designation of a death Beneficiary by a Participant will not constitute a transfer. The Committee will determine the validity of a Beneficiary designation based on the law of the state in which the Participant is domiciled at the time the designation is made. An Award may be exercised during the lifetime of the holder of an Award only by such holder, by the duly-authorized legal representative of a holder who is Disabled or by a transferee permitted by this Section.
(b)Limited Transferability Rights. The Committee may in its discretion provide in an Award Agreement that an Award (other than an ISO or one that is or may be settled in cash) may be transferred, on such terms and conditions as the Committee deems appropriate, either (i) by instrument to the Participant’s “Immediate Family” (as defined below), (ii) by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the Participant’s designated Beneficiaries or (iii) by gift to charitable institutions. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of the applicable Award Agreement and the Plan. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse (including a domestic partner), former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and shall include adoptive relationships.
(c)Death. In the event of the death of a Participant, any outstanding Awards issued to the Participant shall automatically be transferred to the Participant’s Beneficiary (or, if no Beneficiary is designated or surviving, to the Person or Persons to whom the Participant’s rights under the Award pass by will or the laws of descent and distribution in the state in which the Participant was domiciled at the time of his or her death).
9.Change in Capital Structure; Change in Control; Etc.
(a)Changes in Capitalization. The Committee shall equitably adjust the number of Shares covered by each outstanding Award and the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation, forfeiture or expiration of an Award, as well as the exercise or other price per Share covered by each such outstanding Award, to reflect any increase or decrease in the number of issued Shares resulting from a stock-split, reverse stock-split, stock dividend, combination, recapitalization or reclassification of the Shares, extraordinary distribution to shareholders (excluding regular cash dividends), merger, consolidation, change in form of organization or any other increase or decrease in the number of issued Shares effected without receipt or payment of consideration by the Company. In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards such alternative consideration (including cash or securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. In any case, such substitution of cash or securities shall not require the consent of any Person who is granted Awards pursuant to the Plan. Except as expressly provided herein or in an Award Agreement, if the Company issues for consideration shares of stock of any class or securities convertible into shares of stock of any class, the issuance shall not affect, and no adjustment by reason thereof shall be required to be made with respect to the number or price of Shares subject to any Award.
(b)Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company other than as part of a Change of Control, each Award will terminate immediately prior to the consummation of such dissolution or liquidation, subject to the ability of the Committee to exercise any discretion authorized in the case of a Change in Control.
(c)Change in Control. In the event of a Change in Control but subject to the terms of any Award Agreements or employment-related agreements between the Company or any Affiliates and any Participant, each outstanding Award shall be assumed or a substantially equivalent award shall be substituted by the surviving or successor company or a parent or subsidiary of such successor company (in each case, the “Successor Company”) upon consummation of the transaction. Notwithstanding the foregoing, instead of having outstanding Awards be assumed or replaced with equivalent awards by the Successor Company, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s shareholders or any Participant with respect to his or her outstanding Awards, take one or more of the following actions (with respect to any or all of the Awards and with discretion to differentiate between individual Participants and Awards for any reason):
(i)accelerate the vesting of Awards so that Awards shall vest (and, to the extent applicable, become exercisable) as to the Shares that otherwise would have been unvested and provide that repurchase rights of the Company, if any, with respect to Shares issued pursuant to an Award shall lapse as to the Shares subject to such repurchase right;
(ii)arrange or otherwise provide for the payment of cash or other consideration to Participants in exchange for the satisfaction and cancellation of outstanding Awards (with the Committee determining the amount payable to each Participant based on the fair market value, on the date of the Change in Control, of the Award being canceled, based on any reasonable valuation method selected by the Committee); provided that the Committee may unilaterally cancel any Options or SARs whose exercise price is equal to or greater than the Fair Market Value of the Shares, as of the date of the Change in Control, in which event the holders of such Options and SARs shall not be entitled to receive payment of any consideration whatsoever;
(iii)terminate all or some Awards upon the consummation of the transaction; provided that the Committee shall provide for vesting of such Awards in full as of a date immediately prior to consummation of the Change in Control. To the extent that an Award is not exercised, settled or canceled prior to consummation of a transaction in which the Award is not being assumed or substituted, such Award shall terminate upon such consummation; or
(iv)make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems equitable and necessary or appropriate, subject however to the terms of this Section 9 above.
Notwithstanding the above and unless otherwise provided in an Award Agreement or in any employment-related agreement between the Company or any Affiliate and the Participant, in the event a Participant is Involuntarily Terminated on or within 12 months (or other period set forth in an Award Agreement) following a Change in Control, then any Award that is assumed or substituted pursuant to this Section above shall accelerate and become fully vested (and become exercisable in full in the case of Options and SARs) and any repurchase right applicable to any Shares underlying the Award shall lapse in full. The acceleration of vesting and lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to the effective date of the Participant’s Involuntary Termination.
10.Termination, Rescission and Recapture of Awards.
(a)Each Award under the Plan is intended to align the Participant’s long-term interests with those of the Company and its shareholders. Accordingly, to the extent provided in an Award Agreement, the Company may terminate any outstanding, unexercised, unexpired, unpaid or deferred Awards (“Termination”), rescind any exercise, payment or delivery pursuant to the Award (“Rescission”) or recapture any Shares (whether restricted or unrestricted) or proceeds from the Participant’s sale of Shares issued pursuant to the Award (“Recapture”), if the Participant does not comply with the conditions of subsections (b), (c), (d) and (e) hereof (collectively, the “Conditions”) at all times from the Grant Date of an Award through the later of its vesting and the date one year after termination of the Participant’s Continuous Service.
(b)A Participant shall not, without the Company’s prior written authorization, disclose to anyone outside the Company, or use in other than the Company’s business, any proprietary or confidential information or material, as those or other similar terms are used in any applicable patent, confidentiality, inventions, secrecy or other agreement between the Participant and the Company (including a Company policy applicable to the Participant) with regard to any such proprietary or confidential information or material.
(c)Pursuant to any agreement between the Participant and the Company with regard to intellectual property (including but not limited to patents, trademarks, copyrights, trade secrets, inventions, developments, improvements, proprietary information and confidential business and personnel information), a Participant shall promptly disclose and assign to the Company or its designee all right, title and interest in such intellectual property and shall take all reasonable steps necessary to enable the Company to secure all right, title and interest in such intellectual property in the United States and in any foreign country.
(d)Upon exercise, payment or delivery of cash or Shares pursuant to an Award, the Participant shall, if requested in writing by the Company, certify on a form acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan and, if a severance of Continuous Service has occurred for any reason, shall state the name and address of the Participant’s then-current employer or any entity for which the Participant performs business services and the Participant’s title thereat and further shall identify any organization or business in which the Participant owns a greater-than-five-percent equity interest.
(e)If the Company determines, in its sole and absolute discretion, that (i) a Participant has violated any of the Conditions or (ii) during his or her Continuous Service, or within one year after his or her termination for any reason, a Participant (x) has rendered services to or otherwise directly or indirectly engaged in or assisted any organization or business that, in the judgment of the Company in its sole and absolute discretion, is or is working to become competitive with the Company; (y) has solicited any non-administrative employee of the Company to terminate employment with the Company or (z) has engaged in activities which are materially prejudicial to or in conflict with the interests of the Company, including any breaches of fiduciary duty or the duty of loyalty, then the Company may, in its sole and absolute discretion, impose a Termination, Rescission and/or Recapture with respect to any or all of the Participant’s relevant Awards, Shares and/or the proceeds thereof.
(f)Within ten (10) days after receiving notice from the Company of any such activity described in Section 10(e) above, the Participant shall deliver to the Company the Shares acquired pursuant to the Award or, if the Participant has sold the Shares, the gain realized or payment received as a result of the rescinded exercise, payment or delivery; provided that if the Participant returns Shares that the Participant purchased pursuant to the exercise of an Option (or the gains realized from the sale of such Common Stock), the Company shall promptly refund the exercise price, without earnings, that the Participant paid for the Shares. Any payment by the Participant to the Company pursuant to this Section shall be made either in cash or by returning to the Company the number of Shares that the Participant received in connection with the rescinded exercise, payment or delivery. It shall not be a basis for Termination, Rescission or Recapture if after termination of a Participant’s Continuous Service, the Participant purchases, as an investment or otherwise, stock or other securities of such an organization or business, so long as (i) such stock or other securities are listed upon a recognized securities exchange or traded over-the-counter and (ii) such investment does not represent more than a five percent (5%) equity interest in the organization or business.
(g)Notwithstanding the foregoing provisions of this Section, the Company has sole and absolute discretion not to require Termination, Rescission and/or Recapture, and its determination not to require Termination, Rescission and/or Recapture with respect to any particular act by a particular Participant or Award shall not in any way reduce or eliminate the Company’s authority to require Termination, Rescission and/or Recapture with respect to any other act or Participant or Award. Nothing in this Section shall be construed to impose obligations on the Participant to refrain from engaging in lawful competition with the Company after the termination of Continuous Service that does not violate the Conditions, other than any obligations that are part of any separate agreement between the Company and the Participant or that arise under Applicable Law.
(h)All administrative and discretionary authority given to the Company under this Section shall be exercised by the most senior human resources executive of the Company or such other Person or committee (including without limitation the Committee) as the Committee may designate from time to time.
(i)If any provision within this Section is determined to be unenforceable or invalid under any Applicable Law, such provision will be applied to the maximum extent permitted by Applicable Law and shall automatically be deemed amended in a manner consistent with its objectives and any limitations required under Applicable Law. Notwithstanding the foregoing, but subject to any contrary terms set forth in any Award Agreement, this Section shall not be applicable to any Participant from and after his or her termination of Continuous Service after a Change in Control.
11.Recoupment of Awards. Unless otherwise specifically provided in an Award Agreement, and to the extent permitted by Applicable Law, the Committee may in its sole and absolute discretion, without obtaining the approval or consent of the Company’s shareholders or of any Participant, require that any Participant reimburse the Company for all or any portion of any Awards granted under this Plan (“Reimbursement”) or the Committee may require the Termination or Rescission of, or the Recapture relating to, any Award, if and to the extent:
(a)the granting, vesting or payment of such Award was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement;
(b)in the Committee’s view the Participant either benefited from a calculation that later proves to be materially inaccurate or engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the Company or any Affiliate; and
(c)a lower granting, vesting or payment of such Award would have occurred but for the conduct described in clause (b) of this Section.

In each instance, the Committee may, to the extent practicable and allowable under Applicable Law, require Reimbursement, Termination or Rescission of, or Recapture relating to, any such Award granted to a Participant; provided that the Company will not seek Reimbursement, Termination or Rescission of, or Recapture relating to, any such Awards that were paid or vested more than three years prior to the first date of the applicable restatement period. Notwithstanding the foregoing and any other Plan provisions, all Awards shall be subject to any applicable compensation recovery requirements in effect under Section 10D of the Exchange Act.
12.Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance or welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
13.Administration of the Plan. The Committee shall administer the Plan in accordance with its terms, provided that the Board may act in lieu of the Committee on any matter. The Committee shall hold meetings at such times and places as it may determine and shall make, prescribe, amend and/or rescind such procedures, rules and regulations for the conduct of its business as it deems advisable. In the absence of a duly appointed Committee, the Board shall function as the Committee for all purposes of the Plan.
(a)Committee Composition. The Board shall appoint the members of the Committee. To the extent permitted by Applicable Law, the Committee may authorize one or more executive officers to make Awards to Eligible Persons other than themselves. The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without Cause and fill vacancies on the Committee however caused.
(b)Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have the authority, in its sole discretion:
(i)to grant Awards and to determine Eligible Persons to whom Awards shall be granted from time to time and the number of Shares, units, or dollars to be covered by each Award;
(ii)to determine, from time to time, the Fair Market Value of Shares;
(iii)to determine and to set forth in Award Agreements the terms and conditions of all Awards, including any applicable exercise or purchase price, the installments and conditions under which an Award shall become vested (which may be based on performance), terminated, expired, canceled or replaced and the circumstances for vesting, acceleration or waiver of forfeiture restrictions and other restrictions and limitations;
(iv)to approve the forms of Award Agreements and all other documents, notices and certificates in connection therewith which need not be identical either as to type of Award or among Participants;
(v)to establish and administer Performance Awards, to determine associated Performance Periods, Performance Measures and Performance Formula(e) and to certify whether, and to what extent, they have been attained;
(vi)to construe and interpret the terms of the Plan and any Award Agreement, to determine the meaning of their terms and to prescribe, amend and rescind rules and procedures relating to the Plan and its administration;
(vii)to the extent consistent with the purposes of the Plan and without amending the Plan, to modify, to cancel or to waive the Company’s rights with respect to any Awards, to adjust or to modify Award Agreements for changes in Applicable Law and to recognize differences in foreign law, tax policies or customs;
(viii)to require, as a condition precedent to the grant, vesting, exercise, settlement and/or issuance of Shares pursuant to any Award, that a Participant agree to execute a general release of claims (in any form that the Committee may require, in its sole discretion, which form may include any other provisions, e.g. confidentiality and restrictions on competition, that are found in general claims release agreements that the Company utilizes or expects to utilize);
(ix)in the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation for the granting, settlement or exercise of Awards, such as a system using an internet website or interactive voice response, to implement paperless documentation, granting, settlement or exercise of Awards by a Participant through the use of such an automated system; and
(x)to make all interpretations and to take all other actions that the Committee may consider necessary or advisable to administer the Plan or to effectuate its purposes.

Subject to Applicable Law and the restrictions set forth in the Plan, the Committee may delegate administrative functions to individuals who are Directors or Employees.
(c)Local Law Adjustments and Sub-plans. To facilitate the making of any grant of an Award under this Plan, the Committee may adopt rules and provide for such special terms for Awards to Participants who are located within the United States, foreign nationals or who are employed by the Company or any Affiliate outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Without limiting the foregoing, the Company is specifically authorized to adopt rules and procedures regarding the conversion of local currency, taxes, withholding procedures and handling of stock certificates which vary with the customs and requirements of particular countries. The Company may adopt sub-plans and establish escrow accounts and trusts and settle Awards in cash in lieu of Shares, as may be appropriate, required or applicable to particular locations and countries.
(d)Action by Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by an officer or other Employee of the Company or any Affiliate, the Company’s independent certified public accountants or any executive compensation Consultant or other professional retained by the Company to assist in the administration of the Plan.
(e)Deference to Committee Determinations. The Committee shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion it deems to be appropriate in its sole discretion and to make any findings of fact needed in the administration of the Plan or Award Agreements. The Committee’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee’s interpretation and construction of any provision of the Plan, or of any Award or Award Agreement, and all determinations the Committee makes pursuant to the Plan shall be final, binding and conclusive. The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration or in any other forum and shall be upheld unless clearly made in bad faith or materially affected by fraud.
(f)Claims Limitations Period. Any Participant who believes he or she is being denied any benefit or right under the Plan or under any Award may file a written claim with the Committee. Any claim must be delivered to the Committee within four (4) months of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designee, will notify the Participant of its decision in writing as soon as administratively practicable after the receipt of any claim. Claims not responded to by the Committee in writing within one hundred and twenty (120) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision will be final and conclusive and binding on all Persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.
(g)No Liability; Indemnification. Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith with respect to the Plan, any Award or any Award Agreement. The Company and its Affiliates shall pay or reimburse any member of the Committee, as well as any Director, Employee or Consultant, who in good faith takes action on behalf of the Plan, for all expenses incurred with respect to the Plan and, to the full extent allowable under Applicable Law, shall indemnify each and every one of them for any claims, liabilities and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties on behalf of the Plan. The Company and its Affiliates may, but shall not be required to, obtain liability insurance for this purpose.
(h)Expenses. The expenses of administering the Plan shall be borne jointly and severally by the Company and its Affiliates.
14.Modification of Awards and Substitution of Options and SARs. Within the limitations of the Plan, the Committee may modify an Award to accelerate the rate at which an Option or SAR may be exercised, to accelerate the vesting of any Award, to extend or renew outstanding Awards, to accept the cancellation of outstanding Awards to the extent not previously exercised or to make any change that the Plan would permit for a new Award. Notwithstanding the foregoing, no modification of an outstanding Award may materially and adversely affect a Participant’s rights thereunder unless either (i) the Participant provides written consent to the modification or (ii) before a Change in Control, the Committee determines in good faith that the modification is not materially adverse to the Participant. Furthermore, except in connection with a Change in Control or as approved by the Company’s shareholders, the Committee may not cancel an outstanding Option or SAR whose exercise price is greater than Fair Market Value at the time of cancellation for the purpose of reissuing the Option or SAR to the Participant at a lower exercise price, or granting a replacement award of a different type or otherwise allowing for a “repricing” within the meaning of applicable federal securities laws or other applicable governance standards.
15.Plan Amendment and Termination. The Board may amend or terminate the Plan as it shall deem advisable; provided that no change shall be made that increases the total number of Shares reserved for issuance pursuant to Awards (except pursuant to Section 9 above) unless such change is authorized by the shareholders of the Company. Unless permitted under Section 7(b), a termination or amendment of the Plan shall not materially and adversely affect a Participant’s vested rights under an Award previously granted to him or her, unless the Participant consents in writing to such termination or amendment. Notwithstanding the foregoing, the Committee may amend the Plan to comply with changes in tax or securities laws or regulations or in the interpretation thereof. Furthermore, neither the Company nor the Committee shall, without shareholder approval, amend the Plan either (a) to allow for a “repricing” within the meaning of either the federal securities laws applicable to proxy statement disclosures or other applicable governance standards or (b) to cancel an outstanding Option or SAR whose exercise price is greater than Fair Market Value at the time of cancellation for the purpose of reissuing the Option or SAR to the Participant at a lower exercise price or granting a replacement award of a different type.
16.Term of Plan. If not sooner terminated by the Board, this Plan shall terminate at the close of business on March 14, 2024, which is the date ten (10) years after its receipt of Board approval. No Awards shall be made under the Plan after its termination.
17.Governing Law. Except as otherwise provided in Section 8 above, the terms of this Plan shall be governed by the laws of the State of Delaware, within the United States of America, without regard to the State’s conflict of laws rules.
18.Laws and Regulations.
(a)    General Rules.    This Plan, the granting of Awards, the exercise of Options and SARs and the obligations of the Company hereunder (including those to pay cash or to deliver, sell or accept the surrender of any of its Shares or other securities) shall be subject to all Applicable Law. In the event that any Shares are not registered under any Applicable Law prior to the required delivery of them pursuant to Awards, the Company may require, as a condition to their issuance or delivery, that the Persons to whom the Shares are to be issued or delivered make any written representations and warranties (such as that such Shares are being acquired by the Participant for investment for the Participant’s own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares) that the Committee may reasonably require and the Committee may in its sole discretion include a legend to such effect on the certificates representing any Shares issued or delivered pursuant to the Plan.
(b)    Black-out Periods. Notwithstanding any contrary terms within the Plan or any Award Agreement, the Committee shall have the absolute discretion to impose a “blackout” period on the exercise of any Option or SAR, as well as the settlement of any Award, with respect to any or all Participants (including those whose Continuous Service has ended) to the extent that the Committee determines that doing so is either desirable or required in order to comply with applicable securities laws.
(c)    Severability; Blue Pencil. In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. If in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.
19.    No Shareholder Rights. Except as otherwise provided herein, neither a Participant nor any transferee or Beneficiary of a Participant shall have any rights as a shareholder of the Company with respect to any Shares underlying any Award until the date on which such Participant, transferee or Beneficiary becomes the shareholder of record for such Shares in accordance with the Company’s governing instruments and Applicable Law. Except as otherwise provided in this Plan, prior to the issuance of Shares or Restricted Shares pursuant to an Award, a Participant shall not have the right to vote or to receive dividends or any other rights as a shareholder with respect to the Shares underlying the Award, notwithstanding its exercise in the case of Options and SARs. No adjustment will be made for a dividend or other right that is determined based on a record date prior to the date the stock certificate is issued, except as otherwise specifically provided for in this Plan or an Award Agreement.

___________________
Appendix I: Definitions
___________________

As used in the Plan, the following terms have the meanings indicated when they begin with initial capital letters within the Plan:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person or the power to elect directors, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.
“Applicable Law” means the legal requirements relating to the administration of options and share-based plans under any applicable laws of the United States, any other country, any provincial, state or local subdivision or any applicable stock exchange or automated quotation system rules or regulations, as such laws, rules, regulations and requirements shall be in place from time to time.
“Award” means any award made, in writing or by any electronic medium, pursuant to the Plan, including awards made in the form of an Option, a SAR, a Restricted Share, an Unrestricted Share, a Restricted Share Unit or a Performance Award, or any combination thereof.
“Award Agreement” means any written document setting forth the terms of an Award that has been authorized by the Committee. The Committee shall determine the form or forms of documents to be used and may change them from time to time for any reason.
“Beneficiary” means the Person or entity designated by the Participant, in a form approved by the Company, to exercise the Participant’s rights with respect to an Award or receive payment or settlement under an Award after the Participant’s death.
“Board” means the Board of Directors of the Company.
“Cause” means, unless otherwise provided in an Award, (i) the refusal of the Participant to perform substantially his or her material employment related duties, (ii) the Participant’s commission of material acts of fraud, embezzlement, personal dishonesty, willful misconduct or breach of fiduciary duty, (iii) the Participant’s conviction of a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction) or his or her willful violation of any other law, rule or regulation (other than a traffic violation or other offense or violation outside of the course of employment which in no way adversely and materially affects the Company or its reputation or the ability of the Participant to perform his or her employment related duties or to represent the Company) or (iv) the material breach by the Participant of any applicable written policy of the Company or any Affiliate; provided that, with respect to any Participant who is a party to an employment agreement with the Company or any Affiliate, “Cause” shall have the meaning specified in such Participant’s employment agreement. The determination as to whether “Cause” has occurred shall be made by the Committee, which shall have the authority to waive the consequences under the Plan of the existence or occurrence of any of the events, acts or omissions constituting “Cause.” The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment at any time and the term “Company” will be interpreted herein to include any Affiliate or successor thereto, if appropriate. Furthermore, a Participant’s Continuous Service shall be deemed to have terminated for Cause within the meaning hereof if, at any time (whether before, on or after termination of the Participant’s Continuous Service), facts or circumstances are discovered that would have justified a termination for Cause.
“Change in Control” means, unless another definition is set forth in an Award Agreement, the first of the following to occur after the Effective Date:
(i)    the members of the Board as of the Effective Date (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board, provided that the term "Incumbent Director" shall include a Director whose nomination for election to the Board was approved by a vote of at least a majority of the members of the Board other than as a result of (or in connection with) either a proxy contest or any agreement arising out of an actual or threatened proxy contest;

(ii)    the acquisition by any Person, entity or “group” (as defined in Section 13(d) of the Exchange Act), other than the Company, the Subsidiaries or any employee benefit plan of the Company or the Subsidiaries of more than 50% of the combined voting power of the Company’s then outstanding voting securities;
(iii)    the merger or consolidation of the Company, as a result of which Persons who were shareholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;
(iv)    the liquidation or dissolution of the Company other than a liquidation of the Company into any Subsidiary; and
(v)    the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more Persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Company.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to occur (I) in the event the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code, or (II) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in any entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Compensation Committee of the Board or its successor, provided that the term “Committee” means (i) the Board when acting at any time in lieu of the Committee, (ii) with respect to any decision involving an Award intended to satisfy the requirements of Code Section 162(m), a committee consisting of two or more Directors of the Company who are “outside directors” within the meaning of Code Section 162(m) and (iii) with respect to any decision relating to a Reporting Person, a committee consisting solely of two or more Directors who are disinterested within the meaning of Rule 16b-3. The mere fact that a Committee member shall fail to qualify as an “outside director” or as a “disinterested director” within the meaning of Section 162(m) of the Code and Rule 16b-3, respectively, shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan.
“Company” means FairPoint Communications, Inc., a Delaware corporation; provided that in the event the Company reincorporates in another jurisdiction, all references to the term “Company” shall refer to the Company in such new jurisdiction.
“Consultant” means any Person (other than an Employee or Director), including an advisor, who is engaged by the Company or any Affiliate to render services and is compensated for such services.
“Continuous Service” means a Participant’s period of service in the absence of any interruption or termination, as an Employee or Director. Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; (iv) changes in status from Director to advisory director or emeritus status; or (iv) transfers between locations of the Company or between the Company and its Affiliates. Changes in status between service as an Employee and Director will not constitute an interruption of Continuous Service if the individual continues to perform bona fide services for the Company. The Committee shall have the discretion to determine whether and to what extent the vesting of any Awards shall be tolled during any paid or unpaid leave of absence; provided, however, that in the absence of such determination, vesting for all Awards shall be tolled during any such unpaid leave (but not for a paid leave).
“Director” means a member of the Board.
“Disabled” or “Disability” means, unless otherwise provided in an Award, a long-term disability within the meaning of the Company’s long-term disability or other similar program then applicable to a Participant or, in the absence of any such program, as determined by the Committee in accordance with Section 409A of the Code; provided that with respect to any Participant who is a party to an employment agreement with the Company or a Subsidiary, “Disability” shall have the meaning, if any, specified in such agreement.
“Eligible Person” means any Director or Employee and includes non-Employees to whom an offer of employment has been or is being extended.

“Employee” means any Person whom the Company or any Affiliate classifies as an employee (including an officer) for employment tax purposes, whether or not that classification is correct. The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.
“Employer” means the Company and each Subsidiary and Affiliate that employs one or more Participants.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means the fair market value of the Shares as of such date based on the then prevailing closing prices of the Shares on the New York Stock Exchange, NASDAQ or such other stock exchanges as the Shares are then listed for trading (and, if none, as determined by the Committee in good faith based on relevant facts and circumstances).
“Full Value Award” means an Award pursuant to Section 6(a) in the form of Restricted Shares, Restricted Share Units or Unrestricted Shares and/or pursuant to Section 6(f) in the form of a Performance Award.
“Grant Date” means the date designated as the “Grant Date” within an Award Agreement.
“Incentive Stock Option” (or “ISO”) means an Option that qualifies for favorable income tax treatment under Code Section 422.
“Involuntary Termination” means termination of a Participant’s Continuous Service under the following circumstances occurring on or after a Change in Control:
(i) termination without Cause by the Company or an Affiliate or successor thereto, as appropriate; or
(ii) voluntary resignation by the Participant through the following actions: (1) the Participant provides the Company with written notice of the existence of one of the events, arising without the Participant’s consent, listed in clauses (A) through (C) below within thirty (30) days of the initial existence of such event; (2) the Company fails to cure such event within thirty (30) days following the date such notice is given; and (3) the Participant elects to voluntarily terminate employment within the ninety (90) day period immediately following such event. The events include: (A) a material reduction in the Participant’s authority, duties and responsibilities without Cause, (B) the Participant being required to relocate his or her place of employment, other than a relocation within fifty (50) miles of the Company’s office that was immediately beforehand the Participant’s primary workplace, or (C) a material reduction in the Participant’s base salary other than any such reduction consistent with a general reduction of pay across the executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company.
“Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Award; provided that the exercise of such discretion would not cause the Performance Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code. By way of example and not by way of limitation, in no event shall any discretionary authority granted to the Committee by the Plan including, but not limited to, Negative Discretion, be used to (a) grant or provide payment in respect of Performance Awards for a Performance Period if the Performance Measure(s) and Performance Formula(e) for such Performance Period have not been attained or (b) increase a Performance Award above the maximum amount payable under Section 6 of the Plan. In no event shall Negative Discretion be exercised by the Committee with respect to any Option or SAR.
“Non-ISO” means an Option not designated or qualifying as an Incentive Stock Option.
“Option” means a right to purchase Shares granted under Section 5 of the Plan, at a price determined in accordance with the Plan.
“Participant” means any Eligible Person who holds an outstanding Award.
“Performance Award” means an Award of Restricted Shares or RSUs pursuant to Section 6(f) of the Plan.
“Person” means any natural person, association, trust, business trust, cooperative, corporation, general partnership, joint venture, joint-stock company, limited partnership, limited liability company, real estate investment trust, regulatory body, governmental agency or instrumentality, unincorporated organization or organizational entity.

“Plan” means this FairPoint Communications, Inc. Amended and Restated 2010 Long Term Incentive Plan.
“Recapture” and “Rescission” have the meaning set forth in Section 10 of the Plan.
“Reimbursement” has the meaning set forth in Section 11 of the Plan.
“Reporting Person” means an Employee or Director who is required to file reports with the Securities and Exchange Commission pursuant to Section 16(a) of the Exchange Act.
“Restricted Share” means a Share awarded with restrictions imposed under Section 6 of the Plan.
“Restricted Share Unit” or “RSU” means a right granted to a Participant to receive Shares (or cash, if an Award so provides) upon the lapse of restrictions imposed under Section 6 of the Plan.
“Retirement” means a Participant’s termination of employment after age 62 and after completing at least five years of Continuous Service.
“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.
“SAR” “means a right to receive amounts awarded under Section 5 of the Plan.
“Share” means a share of Common Stock of the Company, as adjusted in accordance with Section 9 of the Plan.
“Ten Percent Holder” means a Person who owns (within the meaning of Code Section 422) stock representing more than ten percent (10%) of the combined voting power of all classes of stock of the Company.
“Unrestricted Shares” mean Shares that are both awarded to Participants pursuant to Section 6 of the Plan and not subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.
“Withholding Taxes” means the aggregate minimum amount of federal, state, local and foreign income, payroll and other taxes that the Company and any Affiliates are required to withhold in connection with any Award.
___________________
Appendix II: Incentive Stock Options
___________________
The following terms and conditions shall apply to any Option that the Committee decides, in its discretion, to grant in the form of an ISO:
(i)    ISO Share Reserve. From within (and not in addition to) the Available Share Limit established under Section 3 of the Plan, the maximum number of Shares that are available for ISO Awards shall be 2,850,000 (as adjusted pursuant to Section 9 above and as determined by permitting ISO Awards to the full extent allowable after incorporation herein by reference of the applicable provisions set forth in Treas. Reg. 1.422-2(b)(3)(iii) as in effect on the Effective Date).
(ii)    Eligibility. The Committee may grant ISOs only to Employees (including officers who are Employees) of the Company or an Affiliate that is a “parent corporation” or “subsidiary corporation” within the meaning of Code Section 424; provided that ISOs may not be awarded unless the Plan receives shareholder approval within twelve (12) months after Board approval of the Plan and ISOs may not be granted more than ten (10) years after Board approval of the Plan, as amended and restated herein.
(iii)     Documentation. Each Option that is intended to be an ISO must be designated in the Award Agreement as an ISO, provided that any Option designated as an ISO will be a Non-ISO to the extent the Option fails to meet the requirements of Code Section 422 or the provisions herein. In the case of an ISO, the Committee shall determine on the Grant Date the acceptable methods of paying the exercise price for Shares and it shall be included in the applicable Award Agreement.
(iv)     $100,000 Limit. To the extent that the aggregate Fair Market Value of Shares with respect to which ISOs first become exercisable by a Participant in any calendar year (under this Plan and any other plan of the Company or any Affiliate) exceeds

U.S. $100,000, such excess Options shall be treated as Non-ISOs. For purposes of determining whether the U.S. $100,000 limit is exceeded, the Fair Market Value of the Shares subject to an ISO shall be determined as of the Grant Date. In reducing the number of Options treated as ISOs to meet the U.S. $100,000 limit, the most recently granted Options shall be reduced first. In the event that Code Section 422 is amended to alter the limitation set forth therein, the limitation of this clause (iii) shall be automatically adjusted accordingly.
(v)      Grants to 10% Holders. In the case of an ISO granted to an Employee who is a Ten Percent Holder on the Grant Date, the ISO’s term shall not exceed five years from the Grant Date and the exercise price shall be at least 110% of the Fair Market Value of the underlying Shares on the Grant Date. In the event that Code Section 422 is amended to alter the limitations set forth therein, the limitation of this paragraph shall be automatically adjusted accordingly.
(vi)  Substitution of Options. In the event the Company or an Affiliate acquires (whether by purchase, merger or otherwise) all or substantially all of the outstanding capital stock or assets of another corporation or in the event of any reorganization or other transaction qualifying under Code Section 424, the Committee may, in accordance with the provisions of that Code Section, substitute ISOs for ISOs previously granted under the plan of the acquired company provided (A) the excess of the aggregate Fair Market Value of the Shares subject to an ISO immediately after the substitution over the aggregate exercise price of such shares is not more than the similar excess immediately before such substitution, and (B) the new ISO does not give additional benefits to the Participant, including any extension of the exercise period.
(vii)    Notice of Disqualifying Dispositions. By executing an ISO Award Agreement, each Participant agrees to notify the Company in writing immediately after the Participant sells, transfers or otherwise disposes of any Shares acquired through exercise of the ISO, if such disposition occurs within the earlier of (A) two years of the Grant Date or (B) one year after the exercise of the ISO being exercised. Each Participant further agrees to provide any information about a disposition of Shares as may be requested by the Company to assist it in complying with any applicable tax laws.

FAIRPOINT COMMUNICATIONS, INC.
AMENDED AND RESTATED 2010 LONG TERM INCENTIVE PLAN

As approved by the Board of
Directors on March 14, 2014, and by the Shareholders on May 12, 2014.

**FairPoint communications**

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

## Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

### A Proposals — The Board of Directors recommends a vote "FOR" each nominee listed in Item 1 and "FOR" Items 2, 3 and 4.

1. ELECTION OF DIRECTORS:

| | | |
|---|---|---|
| 01 - Peter D. Aquino | 02 - Dennis J. Austin | 03 - Peter C. Gingold |
| 04 - Edward D. Horowitz | 05 - Michael J. Mahoney | 06 - Michael K. Robinson |
| 07 - Paul H. Sunu | 08 - David L. Treadwell | 09 - Wayne Wilson |

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

______________________________

NOTE: THE PROXIES MAY ALSO VOTE ON OR TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

### B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

1 U P X 1 9 4 5 4 1 2

01T4PB

**Important notice regarding the Internet availability of proxy materials for the annual meeting of shareholders.**
The Proxy Statement and the 2013 Annual Report to Shareholders are also available at:
**www.edocumentview.com/FRP**

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

FairPoint communications

## Proxy — FAIRPOINT COMMUNICATIONS, INC.

### 2014 Annual Meeting of Shareholders – May 12, 2014 – 11:00 a.m.
### THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF FAIRPOINT COMMUNICATIONS, INC.

The undersigned hereby appoints Ajay Sabherwal and Peter G. Nixon, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side of this ballot, all the shares of FairPoint Communications, Inc. common stock, par value $0.01 per share, which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2014 Annual Meeting of Shareholders of FairPoint Communications, Inc. to be held at The Westin Charlotte, 601 South College Street, Charlotte, North Carolina 28202 on Monday, May 12, 2014, at 11:00 a.m. EDT, or at any adjournment or postponement thereof (the "Annual Meeting"), with all powers which the undersigned would possess if present at the Annual Meeting.

The undersigned hereby acknowledges receipt of the notice of the Annual Meeting and the proxy statement furnished herewith, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.

**The shares represented by this proxy will be voted as specified, but if no specification is made, this proxy will be voted according to the Board of Directors recommendations of "FOR" each nominee listed in Item 1 and "FOR" Items 2, 3 and 4 and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.**